As filed with the Securities and Exchange Commission on Ju ly 9 , 2010

Registration No. 333- 166097

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IASO Pharma Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	20-5686081
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12707 High Bluff Drive
Suite 200
San Diego, California 92130
(858) 350-4312
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew A. Wikler
President and Chief Executive Officer
IASO Pharma Inc.
12707 High Bluff Drive
Suite 200
San Diego, California 92130
(858) 350-4312
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Yehuda Markovits, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Telephone: (212) 451-2300 Facsimile: (212) 451-2222	Marc J. Ross, Esq. Benjamin S. Reichel, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway 32nd Floor New York, New York 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(2)		Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee
Units, each consisting of two shares of common stock, $0.001 par value per share, and a warrant(1)	Units	$		$		$
Common stock included in the Units(1)	shares		—		—		—	(3)
Warrants included in the Units (1)	warrants		—		—		—	(3)
Shares of common stock underlying the warrants included in the Units(1)	shares	$		$		$
Representative’s Unit purchase warrant	1 warrant		$100		$100		$.01
Units underlying Representative’s Unit purchase warrant (“Representative’s Units”)(4)	Units	$		$		$
Common stock included in the Representative’s Units	shares		—		—		—	(3)
Warrants included in the Representative’s Units	warrants		—		—		—	(3)
Shares of common stock underlying the warrants included in the Representative’s Units	shares	$		$		$
Total					$20,000,000		$1,426	(5)

(1)	Includes Units, consisting of shares of common stock, warrants and shares of common stock underlying the warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	No fee pursuant to Rule 457(g).

(4)	Represents 8% of the Units to be sold in this offering, including Units that may be sold upon exercise of the underwriters’ over-allotment option.

(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JU LY 9 , 2010

       Units

This offering is the initial public offering of our securities. We are offering      units, each unit consisting of two shares of our common stock and a warrant to purchase one share of common stock.

Each warrant entitles the holder to purchase one share of our common stock at a price equal to 110% of the offering price of the common stock underlying the units, subject to adjustment as described herein. Each warrant will become exercisable upon the earlier to occur of the expiration of the underwriters’ over-allotment option or its exercise in full, and will expire on                     , 2015, or earlier upon redemption.

We expect the initial public offering price to be between $    and $    per unit. Currently, no public market exists for our units, common stock or warrants. We intend to apply for listing our units, as well as our common stock and warrants underlying the units, on NYSE Amex under the symbols             , and             , respectively. The units will begin trading on or promptly after the date of this prospectus. The units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim Group LLC, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Unit	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include a corporate finance fee in the amount of 1.0% of the gross proceeds of the offering, excluding any over-allotment proceeds. See “Underwriting” for a description of the compensation payable to the underwriters.

We granted the underwriters the right to purchase up to          additional units from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any. Following the closing of this offering, we will grant the underwriters an additional warrant to purchase such number of units equal to 8.0% of the units sold in this offering at a price equal to 110% of the offering price of the units sold in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering the units for sale on a firm-commitment basis. The underwriters expect to deliver our securities to investors in this offering on or about                 , 2010.

Maxim Group LLC

The date of this prospectus is                 , 2010

IASO PHARMA INC.

Page
Prospectus Summary	1
Risk Factors	8
Special Note Regarding Forward-Looking Statements	2 4
Use of Proceeds	2 5
Dividend Policy	2 6
Capitalization	2 6
Dilution	2 8
Selected Financial Data	30
Management’s Discussion and Analysis of Financial Condition and Results of Operations	3 1
Business	4 3
Management	6 2
Executive Compensation	6 6
Certain Relationships and Related Transactions	7 4
Security Ownership of Certain Beneficial Owners and Management	7 8
Description of Capital Stock	80
Share s Eligible For Future Sale	8 8
Underwriting	90
Legal Matters	9 4
Experts	9 4
Where You Can Find More Information	9 4
Index to Consolidated Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Through and including         , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For Investors Outside the United States:  Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data .

i

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making an investment decision. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and condensed consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. Unless the context provides otherwise, all references in this prospectus to “IASO,” “we,” “us,” “our,” or similar terms, refer to IASO Pharma Inc.

IASO Pharma Inc.

Overview

We are a biopharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the treatment and prevention of infectious diseases. We have obtained exclusive rights to candidates for the treatment of bacterial and fungal infections. To date, we have licensed all of the products in our pipeline.

Several of our product candidates seek to address large market opportunities in the antibiotic and antifungal markets, including our most advanced product candidate, PB-101 (zabofloxacin). PB-101 is a fluoroquinolone antibiotic which we initially plan to develop for the treatment of community-acquired pneumonia, or CAP, a common infection associated with significant morbidity and mortality. In the antifungal market, we are currently focused on developing PB-200a, which we anticipate will be an antifungal drug candidate for the treatment of two of the most common fungus strains (Candidia and Aspergillus).

We completed a Phase 1 QT trial for PB-101 in December 2009, and initiated a Phase 2 clinical trial in the United States for the CAP indication in March 2010. For PB-200a, we expect to complete optimization of the drug formulation by the end of the second quarter of 2011. However, once the optimal pharmaceutical properties for PB-200a are achieved, we will require additional funds following the completion of this offering in order to complete pre-clinical studies required to submit an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) for a Phase 1 study.

We also have certain rights to use PB-201, a formulation technology, which may result in one or more additional antifungal drug candidates, and we plan to utilize this technology in the future to seek to reformulate the antifungal drug itraconazole, which is one of the standard therapies for the treatment of onychomycosis (nail fungus). However, we do not intend to use the net proceeds of this offering for the development of any drug candidate using the PB-201 technology and we will require additional funds following the completion of this offering in order to optimize the reformulation of itraconazole using this technology .

Our Product Candidates

The following are our lead product candidates:

•	PB-101 (zabofloxacin): A fluoroquinolone antibiotic that in preclinical studies exhibited enhanced in vitro microbiological activity against Streptococcus pneumoniae (including strains resistant to other antibiotics) and those pathogens responsible for most community-acquired respiratory tract infections. We first plan to develop PB-101 for the treatment of community-acquired respiratory tract infections, including CAP. We completed a Phase 1 QT trial for PB-101 in December 2009 and initiated a Phase 2 clinical trial in the United States for the CAP indication in March 2010. Preclinical research suggests that PB-101 also may be effective in treating other community-acquired infections, such as skin and skin structure infections, and we plan to explore developing PB-101 for these conditions. We licensed PB-101 from Dong Wha Pharmaceutical Ind. Co., a Seoul, Korea-based, pharmaceutical company, referred to herein as Dong Wha. Under our license agreement with Dong Wha, we hold development and commercialization rights for PB-101 in all countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong.

•	PB-200a: One of several potential products in our PB-200 antifungal platform that is thought to work by inhibiting the biosynthesis of glucan synthase, an enzyme integral to the cell wall of fungi. Preclinical studies indicate that PB-200a demonstrates in vitro activity against two of the most common fungus strains (Candidia and Aspergillus). We plan to develop candidate formulations of PB-200a with potential for both oral and intravenous dosing. We anticipate completing optimization of this candidate by the end of the second quarter of 2011. Once the optimal pharmaceutical properties are achieved, we will require additional funds following the completion of this offering to complete pre-clinical studies required to file an IND for a Phase 1 study. We licensed PB-200a from UCB Celltech, a United Kingdom corporation and a registered branch of UCB Pharma S.A., referred to herein as UCB. Under our license agreement with UCB, we hold worldwide development and commercialization rights for a platform for aniline derivative compounds including PB-200a for all fields of use.

•	PB-201: A formulation technology that we will seek to utilize to reformulate the anti-fungal drug itraconazole, which is available generically. Itraconazole is one of the standard therapies for the treatment of onychomycosis (nail fungus). Unpredictable absorption of current formulations of itraconazole makes it difficult to reliably achieve therapeutically effective and non-toxic dosage of this drug. Our plan is to reformulate itraconazole to make it more water soluble, which we believe will result in more predictable absorption and thereby allow physicians to administer therapeutically effective doses while decreasing the likelihood of toxicity , by employing PB-201, a technology which relies on beta-cyclodextrin (a complex sugar molecule) and phospholipid components. However, we do not intend to use the proceeds of this offering for this reformulation and we will require additional funds following the completion of this offering in order to complete our optimization work on this reformulation and conduct animal studies to examine the absorption characteristics of the reformulated itraconazole. We licensed the PB-201 formulation technology from Santee Biosciences, Inc., a Delaware corporation, referred to herein as Santee. Under our sublicense agreement with Santee, we hold development and commercialization rights in North America and Europe for the use of the PB-201 technology in azole-based antifungal drug formulations.

In addition to the above product candidates, we licensed from UCB a platform of eight other antifungal drug targets in several classes (including glucan synthesis inhibitors). We do not currently plan to independently develop these other products and we may seek to out-license or co-develop some or all of these products.

Business Strategy

We will seek to license other therapeutic product candidates for the treatment and prevention of infectious diseases while simultaneously developing our existing product pipeline. Our strategy reduces risk by licensing product candidates or technologies that already have been tested for safety and biological activity in animals and/or humans by third party drug discovery research companies and academic institutions, providing an initial indication of the drug’s safety and biological activity before committing capital to the drug’s development. We do not conduct any drug discovery activities.

We use third parties to conduct a large portion of our preclinical and clinical studies and we intend to continue to do so in the near term given our limited resources, employees and infrastructure. We use contract research organizations and research institutions to conduct most of our preclinical research and studies and we use medical institutions, clinical investigators and clinical research organizations to assist us in conducting our clinical trials. We use these third parties to assist us with such tasks as data management, statistical analysis and evaluation. However, our study design work and regulatory filing preparation is performed primarily by our internal personnel although we engage consultants to ensure that our studies are compatible with expected regulatory requirements and our filings are made in accordance with applicable regulations. In addition, we intend to carry out clinical trial supervision on our own, as is the case with our Phase 2 CAP trial, but we may engage clinical research organizations to act as an intermediary between us and certain trial sites under certain circumstances, particularly for foreign trial sites.

Our current strategy is to develop PB-101 for the treatment of community-acquired respiratory tract infections, including CAP. We also plan to develop candidate formulations of PB-200a with potential for both oral and intravenous dosing. The proceeds from this offering would allow us to make significant progress on these value creating projects, but we will require additional funds following the completion of this offering to complete pre-clinical studies on PB-200a required to file an IND for a Phase 1 study, as described above. We will also require additional funds to pursue our plan to seek to optimize the reformulation of itraconazole using the PB-201 technology and conduct animal studies to examine the absorption characteristics of the reformulated itraconazole.

Risks Associated With Our Business

In executing our business strategy, we face significant risks and uncertainties, as more fully described in the section entitled “Risk Factors.” These risks include, among others, the incurrence of substantial and increasing net losses for the foreseeable future because we have no products approved for commercial sale and we have not generated any product revenue to date, and a potential need to obtain substantial additional funding for product development. We incurred a net loss of approximately $200,000 for the period from inception (October 5, 2006) to December 31, 2006, and net losses of approximately $5.6 million, $5.2 million and $4.2 million for the years ended December 31, 2007, 2008 and 2009, respectively, for a total net loss of approximately $15.2 million for the period from inception (October 5, 2006) to December 31, 2009. We also incurred a net loss of approximately $ 1.5 million for the three months ended March 31, 2010. As of March 31, 2010, we had an accumulated deficit of approximately $ 16.7 million.

In addition, to receive regulatory approval for the commercial sale of PB-101, PB-200a, any drug candidate we may formulate using the PB-201 technology or any other product candidates, we must conduct extensive preclinical testing and adequate and well-controlled clinical trials to demonstrate safety and efficacy in humans. If the clinical trial of PB-101 discussed herein or the formula optimization, preclinical testing and clinical trials of PB-200a, any drug candidate we may formulate using the PB-201 technology or other product candidates do not produce results necessary to support regulatory approval, we will be unable to commercialize these products.

Moreover, we are controlled by our executive officers, directors and principal stockholders and their affiliates, who beneficially owned approximately 76% of our outstanding common stock as of June 30, 2010, and after this offering, will beneficially own approximately     % of our outstanding common stock, assuming such persons do not purchase any Units in this offering, allowing them to exert significant influence regarding all matters submitted to our stockholders for approval. There are also certain interlocking relationships among us and certain affiliates of Paramount BioCapital, Inc., which may present potential conflicts of interest. Lindsay A. Rosenwald, M.D., the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc., and certain trusts established for the benefit of his family together beneficially owned approximately 59% of our outstanding common stock as of June 30, 2010, which percentage does not include shares of common stock that will be beneficially owned by Dr. Rosenwald and his family upon conversion of our outstanding convertible notes upon completion of this offering or shares of common stock issuable upon exercise of the PCP Warrants and the 8% Noteholder Warrants, each of which will become exercisable upon completion of this offering. Following the completion of the offering, Dr. Rosenwald and his family will beneficially own approximately     % of our outstanding common stock. In addition, certain other employees of Paramount BioCapital, Inc. or its affiliates are also current stockholders and/or directors of ours and certain of Dr. Rosenwald’s affiliates have loaned us significant amounts pursuant to the Paramount Notes and the PCP Notes. Furthermore, affiliates of Paramount Biosciences, LLC own a majority interest in Santee, one of our licensors.

We also face various risks related to our dependence on third parties, including our reliance on third parties to conduct our preclinical and clinical studies and to formulate and manufacture our product candidates. If these third parties do not successfully carry out their duties to us or fail to comply with regulatory requirements or meet expected deadlines, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for our product candidates. This could delay the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues. In addition, if we or our collaborators are unable to manufacture our products in sufficient quantities or are unable to obtain regulatory approvals for a manufacturing facility, we may be significantly delayed in our efforts to obtain FDA approval for our products. Also, if we are not able to develop collaborative marketing relationships with licensees or partners, or create an effective sales, marketing, and distribution capability, we may be unable to market our products successfully.

Conversion of Outstanding Convertible Notes

As of March 31, 2010, we had outstanding $ 5,306,733 aggregate principal amount and accrued interest of 10% Notes and $ 2,425,652 aggregate principal amount and accrued interest outstanding under the Paramount Notes, all of which will automatically convert into Units upon the completion of this offering at a conversion price equal to 70% of the price at which Units are sold in this offering. In addition, as of March 31, 2010, we had outstanding $4,389,456 aggregate principal amount and accrued interest of 8% Notes, all of which will automatically convert into shares of common stock upon the completion of this offering at a conversion price equal to 70% of the portion of the price of the Units sold in this offering that is allocated to the common stock. Assuming an offering price of $      per Unit (the midpoint of the range listed on the cover page of this prospectus), the 10% Notes and the Paramount Notes will automatically convert into     Units and the 8% Notes will automatically convert into      shares of common stock.

Company Information

We were organized as a Delaware corporation on October 5, 2006 under the name “Pacific Beach Biosciences, Inc.” and we changed our corporate name to “IASO Pharma Inc.” on April 12, 2010. Our principal executive offices are located at 12707 High Bluff Drive, Suite 200, San Diego, California 92130. Our telephone number is (858) 350-4312. Our website address is www.IASOPharma.com. The information on, or accessible through, our website is not part of this prospectu s.

The Offering

Securities offered by us	units, each unit consisting of two shares of common stock and a warrant to purchase one share of common stock (a “Unit”).

Common stock to be outstanding after this offering	shares.

Warrants to be outstanding after this offering

8% Noteholder Warrants, PCP Warrants, Placement Agent Warrants, Consultant Warrants, warrants issued as a part of the Units, and Underwriters’ Warrant.
See “Description of Capital Stock” on page 80 for more information.

Terms of warrants issued as a part of the Units	•Exercise price — $ , which is equal to 110% of the offering price of the common stock underlying the units.
•Exercisability — each warrant is exercisable for one share of common stock, subject to adjustment as described herein.

•Exercise period — each warrant will become exercisable upon the earlier to occur of the expiration of the underwriters’ over-allotment option or its exercise in full, and will expire on        , 2015, or earlier upon redemption.

Redemption of warrants issued as a part of the Units

We may call the warrants issued as a part of the Units for redemption as follows: (i) at a price of $0.01 for each warrant at any time while the warrants are exercisable, so long as a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current; (ii) upon not less than 30 days prior written notice of redemption to each warrant holder; and (iii) if, and only if, the reported last sale price of the common stock equals or exceeds $    per share for any 20 trading days within a 30 consecutive trading day period ending on the third business day prior to the notice of redemption to warrant holders.

If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed the call price or the warrant exercise price after the redemption call is made.

Over-allotment option
We granted the underwriters the right to purchase up to additional Units from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any.

Use of proceeds
We estimate that our net proceeds from this offering, without exercise of the over-allotment option, will be approximately $million. We intend to use these proceeds as follows: (i) approximately $     for PB-101 development; (ii) approximately $     for PB-200a development ; and (iii) the balance to fund working capital and other general corporate purposes. See “Use of Proceeds” on page 25 for more information.

Market for our common stock	We intend to apply for listing the Units, as well as our common stock and warrants underlying the Units, on NYSE Amex under the symbols , and , respectively.

Separation of common stock and warrants issued as a part of the Units

The Units will begin trading on or promptly after the date of this prospectus. The Units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim Group LLC, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. If Maxim permits separate trading of the common stock and warrants prior to the 60th day after the date of this prospectus, we will issue a press release and file a Current Report on Form 8-K with the Securities and Exchange Commission announcing when such separate trading will begin.

Risk Factors
Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 8 .

The number of shares of common stock that will be outstanding after this offering set forth above is based on      shares of common stock outstanding as of                  , 2010 after giving effect to a 1 for    reverse stock split of our common stock, and excludes the following:

•	72,000 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.95 per share;

•	15,448,271 shares of common stock reserved for issuance under our 2007 Stock Incentive Plan;

•	300,000 shares of common stock issuable upon exercise of the Feldman Consultant Warrant at an exercise price of $0.95 per share, which is currently exercisable;

•	100,000 shares of common stock issuable upon exercise of the Hofer Consultant Warrant;

•	additional shares of common stock issuable upon exercise of the Hofer Consultant Warrant as a result of anti-dilution adjustments in connection with the completion of this offering and the automatic conversion of our outstanding convertible notes, assuming an offering price of $ per Unit (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on , 2010;

•	434,000 shares of common stock issuable upon exercise of the Placement Agent Warrants at an exercise price of $1.00 per share, which are currently exercisable ;

•	shares of common stock issuable upon exercise of the PCP Warrants;

•	shares of common stock issuable upon exercise of the 8% Noteholder Warrants; and

•	shares of common stock underlying the warrants included in the Units.

Unless specifically stated otherwise, all information in this prospectus assumes the following:

•	the automatic conversion of all of our outstanding convertible notes into an aggregate of Units and shares of common stock upon the completion of this offering assuming an offering price of $ per Unit (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on , 2010 ;

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws effective upon the completion of this offering;

•	no exercise of warrants or options outstanding on the date of this prospectus, except as specifically set forth herein; and

•	a 1 for reverse stock split of our common stock to be effected prior to the completion of this offering.

SUMMARY FINANCIAL DATA

The following statement of operations data for 2009 and 2008 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2010 and 2009, along with the period from October 5, 2006 (Inception) to March 31, 2010, and the balance sheet data as of March 31, 2010, have been derived from our unaudited condensed financial statements, which are also included elsewhere in this prospectus. In the opinion of management, the unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The following selected financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

Statement of Operations Data

	Year Ended December 31,		Three Months Ended March 31,
	2009	2008	2010		2009	Period from October 5, 2006 (Inception) to March 31, 2010
			(Unaudited)		(Unaudited)	(Unaudited)
Operating revenue:
Sublicense	$6,286	$—		$9,429	$—	$15,715

Operating expenses:
Research and development	2,470,157	2,715,377		603,905	197,276	9,940,450
General and administrative	630,794	1,367,866		262,573	144,808	3,792,298
Total operating expenses	3,100,951	4,083,243		866,478	342,084	13,732,748
Loss from operations	(3,094,665)	(4,083,243)		(857,049)	(342,084)	(13,717,033)

Interest income	—	21,850		10	—	27,869
Interest expense, including amortization of debt discount and deferred financing costs	(1,089,846)	(1,115,730)		(612,796)	(260,418)	(2,993,059)
Net loss	$(4,184,511)	$(5,177,123)	$	(1,469,835)	$(602,502)	$ (16,682,223)
Basic and diluted net loss per common share	$(0.93)	$(1.16)	$	(0.33)	$(0.13)
Weighted average common shares outstanding — basic and diluted	4,479,729	4,479,729		4,479,729	4,479,729

Balance Sheet Data

	March 31, 2010
	Actual		Pro Forma	Pro Forma As Adjusted
	(Unaudited)		(Unaudited)	(Unaudited)
Cash		$1,930,606	$	$
Total Assets		$2,476,504
Total Liabilities		$14,543,740
Deficit Accumulated During the Development Stage	$	(16,682,223)
Total Stockholders’ Equity (Deficiency)	$	(12,067,236)

The March 31, 2010 unaudited pro forma balance sheet data reflects the automatic conversion of all of our outstanding convertible notes into an aggregate of      Units and      shares of common stock upon the completion of this offering assuming an offering price of $   per Unit (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on    , 2010. The March 31, 2010 unaudited pro forma as adjusted balance sheet data further reflects our sale of      Units in this offering at an assumed initial public offering price of $    per Unit (the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus (including our financial statements and the related notes appearing at the end of this prospectus), before deciding whether to invest in our securities. The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

We have a limited operating history and a history of escalating operating losses, and expect to incur significant additional operating losses.

We were established in October 2006 and have only a limited operating history. Therefore, there is limited historical financial information upon which to base an evaluation of our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. We incurred net losses of approximately $5.6 million, $5.2 million and $4.2 million for the years ended December 31, 2007, 2008 and 2009, respectively , and a net loss of approximately $ 1.5 million for the three months ended March 31, 2010. As of March 31, 2010, we had an accumulated deficit of approximately $ 16.7 million . We expect to incur substantial additional operating expenses over the next several years as our research, development, pre-clinical testing, and clinical trial activities increase. The amount of future losses and when, if ever, we will achieve profitability are uncertain. We have no products that have generated any commercial revenue, do not expect to generate revenues from the commercial sale of products in the near future, and might never generate revenues from the sale of products. Our ability to generate revenue and achieve profitability will depend on, among other things, the following: successful completion of the preclinical and clinical development of our product candidates; obtaining necessary regulatory approvals from the FDA; establishing manufacturing, sales, and marketing arrangements, either alone or with third parties; and raising sufficient funds to finance our activities. We might not succeed at any of these undertakings. If we are unsuccessful at some or all of these undertakings, our business, prospects, and results of operations may be materially adversely affected.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

In its report accompanying our audited financial statements, our independent registered public accounting firm expressed substantial doubt as to our ability to continue as a going concern. A “going concern” opinion could impair our ability to finance our operations through the sale of debt or equity securities. Our ability to continue as a going concern will depend, in large part, on our ability to generate positive cash flow from operations and obtain additional financing if necessary, neither of which is certain. If we are unable to achieve these goals, our business would be jeopardized and we may not be able to continue operations.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we continue to undertake development of our product candidates, undertake clinical trials of our product candidates, seek regulatory approvals for product candidates, implement additional internal systems and infrastructure, and hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability would negatively impact the value of our securities.

We may need to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Any additional funds that we obtain may not be on terms favorable to us or our stockholders and may require us to relinquish valuable rights.

To date, we have no approved product on the market and have generated no product revenues. Unless and until we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell our products and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the net proceeds of this offering, cash on hand, licensing fees and grants.

We believe that the net proceeds from this offering and existing cash will be sufficient to enable us to fund our projected operating requirements for at least two years. However, we may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate, and we may decide to raise additional funds even before we need them if the conditions for raising capital are favorable.

We may seek to sell additional equity or debt securities, obtain a bank credit facility, or enter into a corporate collaboration or licensing arrangement. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Raising additional funds through collaboration or licensing arrangements with third parties may require us to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us or our stockholders.

Our independent registered public accounting firm has identified material weaknesses in our financial reporting process.

Our independent registered public accounting firm has identified material weaknesses in our financial reporting process with respect to lack of segregation of duties and lack of independent review over financial reporting. Our independent registered public accounting firm also identified numerous errors in the accounting for non-routine, complex transactions during their audits of our financial statements , including with respect to the valuation of derivative securities, the recording of debt discount and related amortization for warrants issued in connection with debt financings and calculation of deferred tax assets. The material weaknesses identified with respect to lack of segregation of duties relate to the policies and procedures that:

•	pertain to the maintenance of records that accurately and fairly reflect our transactions and dispositions of our assets;

•	provide reasonable assurance that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

We intend to take the following measures to address the material weaknesses identified by our independent registered public accounting firm and improve our periodic financial statement reporting process:

•	hire a Chief Financial Officer to strengthen our internal staffing and technical expertise in financial accounting and reporting;

•	limit access to the accounting and information systems and related data to strengthen segregation of duties;

•	upgrade our accounting software system; and

•	implement procedures and controls in the financial statement close process to improve the accuracy and timeliness of the preparation of quarterly and annual financial statements.

There can be no assurance that we will be able to successfully implement our plans to remediate the material weaknesses in our financial reporting process. Our failure to successfully implement our plans to remediate these material weaknesses could cause us to fail to meet our reporting obligations, to produce timely and reliable financial information, and to effectively prevent fraud. Additionally, such failure could cause investors to lose confidence in our reported financial information, which could have a negative impact on our financial condition and stock price.

Risks Related to the Development and Commercialization of Our Product Candidates

Our product candidates are in the early stages of development.

We are a biopharmaceutical company focused on the development of product candidates, all of which are at an early stage of development. We have two drug candidates, and one technology which we anticipate will result in one or more additional drug candidates for which we anticipate filing INDs during the coming 18 to 24 months. Our drug development methods are unproven and may not lead to commercially viable drugs for any of several reasons. For example, we may fail to identify appropriate targets or compounds, our drug candidates may fail to be safe and effective in clinical or additional preclinical trials, or we may have inadequate financial or other resources to pursue discovery and development efforts for new drug candidates. Our product candidates will require significant additional development, clinical trials, regulatory clearances and additional investment by us or our collaborators before they can be commercialized.

Successful development of our products is uncertain.

Our development of current and future product candidates is subject to the risks of failure and delay inherent in the development of new pharmaceutical products and products based on new technologies, including but not limited to the following:

•	delays in product development, clinical testing, or manufacturing;

•	unplanned expenditures in product development, clinical testing, or manufacturing;

•	failure to receive regulatory approvals;

•	emergence of superior or equivalent products;

•	inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; and

•	failure to achieve market acceptance.

Because of these risks, our development efforts may not result in any commercially viable products. If a significant portion of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercialized successfully, our business, financial condition, and results of operations may be materially harmed.

Preclinical and clinical trials required for our product candidates are expensive and time-consuming, and their outcome is uncertain.

In order to obtain approval from the FDA to market a new drug product, we must demonstrate safety and effectiveness in humans. To meet these requirements, we must conduct extensive preclinical testing and “adequate and well-controlled” clinical trials. Conducting clinical trials is a lengthy, time consuming, and expensive process. The length of time may vary substantially according to the type, complexity, novelty, and intended use of the product candidate, and often can be several years or more per trial. Delays associated with products for which we are directly conducting preclinical or clinical trials may cause us to incur additional operating expenses. The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

•	inability to manufacture sufficient quantities of qualified materials under the FDA’s current Good Manufacturing Practices, referred to herein as cGMP, for use in clinical trials;

•	failure to recruit a sufficient number of patients or slower than expected rates of recruitment;

•	modification of clinical trial protocols;

•	changes in regulatory requirements for clinical trials;

•	lack of effectiveness during clinical trials;

•	emergence of unforeseen safety issues in preclinical or clinical trials;

•	delays, suspension, or termination of clinical trials by the institutional review board responsible for overseeing the study at a particular study site; and

•	government or institutional review board or other regulatory delays or “clinical holds” requiring suspension or termination of the trials.

The results from preclinical testing and early clinical trials are not necessarily predictive of results to be obtained in later clinical trials. Accordingly, even if we obtain positive results from preclinical or early clinical trials, we may not achieve the same success in later clinical trials.

Clinical trials may not demonstrate statistically significant safety and effectiveness required to obtain the requisite regulatory approvals for product candidates. The failure of clinical trials to demonstrate safety and effectiveness for the desired indications could harm the development of our product candidates. This failure could cause us to abandon a product candidate and could delay development of other product candidates. Any delay in, or termination of, our clinical trials would delay the filing of our New Drug Applications (NDA) with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. Any change in, or termination of, our clinical trials could materially harm our business, financial condition, and results of operation.

We do not have, and may never obtain, the regulatory approvals we need to market our product candidates.

To date, we have not applied for or received the regulatory approvals required for the commercial sale of any of our products in the United States or in any foreign jurisdiction. None of our product candidates has been determined to be safe and effective, and we have not submitted an NDA to the FDA or an equivalent application to any foreign regulatory authority for any of our product candidates.

It is possible that none of our product candidates will be approved for marketing. Failure to obtain regulatory approvals, or delays in obtaining regulatory approvals, may adversely affect the successful commercialization of any drugs or biologics that we or our partners develop, impose additional costs on us or our collaborators, diminish any competitive advantages that we or our partners may attain, and/or adversely affect our receipt of revenues or royalties.

Even if approved, our products will be subject to extensive post-approval regulation.

Once a product is approved, numerous post-approval requirements apply. Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of marketing approvals, or refusal to allow us to enter into supply contracts, including government contracts. In addition, even if we comply with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval.

The successful commercialization of our products will depend on obtaining coverage and reimbursement for use of these products from third-party payors.

Sales of pharmaceutical products largely depend on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. Without the financial support of the government or third-party payors, the market for our products will be limited. These third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. Recent proposals to change the health care system in the United States have included measures that would limit or eliminate payments for medical products and services or subject the pricing of medical treatment products to government control. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors may not reimburse sales of our products or enable our collaborators to sell them at profitable prices.

Physicians and patients may not accept and use our products.

Even if the FDA approves one or more of our product candidates, physicians and patients may not accept and use it. Acceptance and use of our products will depend upon a number of factors including the following:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our products;

•	cost-effectiveness of our products relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payors; and

•	effective marketing and distribution efforts by us and our licensees and distributors, if any.

If our current product candidates are approved, we expect sales to generate substantially all of our product revenues for the foreseeable future, and as such, the failure of these products to find market acceptance would harm our business and could require us to seek additional financing.

Risks Related to Our Business and Industry

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

Each of the markets for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have compounds already approved or in development in the therapeutic categories that we are targeting with our current and future product candidates. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive.

The pharmaceutical and biotechnology industries are intensely competitive. We compete directly and indirectly with other pharmaceutical companies, biotechnology companies and academic and research organizations, most of which have greater resources than we have. We compete with companies that have products on the market or in development for the same indications as our product candidates. We may also complete with organizations that are developing similar technology platforms. PB-101 and PB-200a are in the early stages of development, so we cannot assess their competitive advantages or disadvantages in areas such as efficacy, safety, cost and administration compared to existing products or product candidates being developed by our competitors. PB-201 is a technology we plan to utilize to seek to reformulate itraconazole, a well-known treatment for fungal infections; however, we will not know if our strategy to gain approval of any drug candidate we may formulate using the PB-201 technology through the 505(b)(2) process (an expedited approval process for reformulations) will be accepted until we have reviewed this with the FDA.

We face the risk of product liability claims and the amount of insurance coverage we hold now or in the future may not be adequate to cover all liabilities we might incur.

Our business exposes us to the risk of product liability claims that are inherent in the development of drugs. If the use of one or more of our or our collaborators’ drugs harms people, we may be subject to costly and damaging product liability claims brought against us by clinical trial participants, consumers, health care providers, pharmaceutical companies or others selling our products. We currently carry product liability insurance that covers our clinical trials for a $5.0 million general aggregate limit. Our insurance covers bodily injury and property damage arising from our clinical trials, subject to industry-standard terms, conditions and exclusions. This coverage does not include the sale of commercial products. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing.

If we are unable to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims, we may be exposed to significant liabilities, which may materially and adversely affect our business and financial position. If we are sued for any injury allegedly caused by our or our collaborators’ products and do not have sufficient insurance coverage, our liability could exceed our total assets and our ability to pay the liability. A successful product liability claim or series of claims brought against us would decrease our cash and could cause the value of our capital stock to decrease.

If we lose key management or scientific personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on the principal members of our management and scientific staff, specifically Matthew A. Wikler, our President and Chief Executive Officer, James Rock, our Director of New Product Development, and Mark W. Lotz, our Vice President of Regulatory Affairs. While we have employment agreements with such persons, employment agreements cannot insure our retention of the employees covered by such agreements. In addition, we do not carry “key-man” life insurance on the lives of any of our employees . Furthermore, our future success will also depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire, and retain additional personnel, including an experienced Chief Financial Officer. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Moreover, our work force is located in the San Diego, California area where competition for personnel with the requisite scientific and technical skills is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

Over time, we will need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining such qualified personnel will be critical to our success.

We will need to hire accounting personnel to perform the expanded fiscal and financial management responsibilities associated with running a public company.

We currently use third party personnel to meet our internal accounting needs. In order to meet the heightened accounting and budgeting needs associated with operating a public company, it will be necessary to hire full-time accounting personnel, including a Chief Financial Officer. The hiring of a Chief Financial Officer is crucial to ensure the coordination and appropriate supervision of all financial and fiscal management aspects of our operations. The ability to retain a qualified Chief Financial Officer, and other appropriate accounting personnel as needed, will be essential to our success. We intend to hire a Chief Financial Officer prior to the completion of this offering and we are currently in the process of interviewing potential candidates for the position.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business may be materially harmed.

Risks Related to Our Intellectual Property

If we materially breach or default under any of our license agreements, the licensor party to such agreement will have the right to terminate the license agreement, which termination may materially harm our business.

Our commercial success will depend in part on the maintenance of our license agreements. Each of our license agreements provides the licensor with a right to terminate the license agreement for our material breach or default under the agreement. We have in-licensed technology that is important to our business, and we may enter into additional licenses in the future. For example, we hold a license from Dong Wha for intellectual property relating to PB-101. Our license from Dong Wha requires that we satisfy certain development milestones and imposes other obligations on us with regard to the development and commercialization of PB-101. Other licenses to which we are a party contain, and we expect that any future in-licenses will contain, similar provisions. If we fail to comply with these obligations to Dong Wha or to any other licensor, the licensor may have the right to terminate the license, in which event we would lose our rights to commercialize product candidates or technologies that were covered by the license, which loss may materially harm our business. Also, the milestone and other payments associated with these licenses could make it difficult for us to find corporate partners and less profitable for us to develop product candidates utilizing these existing product candidates and technologies.

If we and our licensors do not obtain protection for our respective intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing drugs.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. To date, we hold certain exclusive patent rights, including rights under U.S. patents and U.S. patent applications as well as rights under foreign patents and patent applications. The patents most material to our business are as follows:

•	U.S. Registration Nos. 6,313,299 and 6,552,196 and European Registration No. 0994878 (each expiring June 2018) for a family of patents relating to PB-101; and

•	U.S. Registration Nos. 7,678,785 (expiring July 2027) and 7,105,554 (expiring July 2022 ) and European Registration No. 1313471 (expiring August 2021) for a family of patents relating to our PB-200 antifungal platform, including PB-200a

We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include but are not limited to the following:

•	Patents that may be issued or licensed may be challenged, invalidated, or circumvented, or otherwise may not provide any competitive advantage.

•	Our competitors, many of which have substantially greater resources than us and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products either in the United States or in international markets.

•	There may be significant pressure on the United States government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for treatments that prove successful as a matter of public policy regarding worldwide health concerns.

•	Countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products.

In addition, the United States Patent and Trademark Office, referred to herein as the PTO, and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

In addition to patents, we also rely on trade secrets and proprietary know-how. Although we take measures to protect this information by entering into confidentiality and inventions agreements with our employees, scientific advisors, consultants, and collaborators, we cannot provide any assurances that these agreements will not be breached, that we will be able to protect ourselves from the harmful effects of disclosure if they are breached, or that our trade secrets will not otherwise become known or be independently discovered by competitors. If any of these events occurs, or we otherwise lose protection for our trade secrets or proprietary know-how, the value of this information may be greatly reduced.

Patent protection and other intellectual property protection are important to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate.

Intellectual property disputes could require us to spend time and money to address such disputes and could limit our intellectual property rights.

The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. We may become subject to infringement claims or litigation arising out of patents and pending applications of our competitors, or additional proceedings initiated by third parties or the PTO to reexamine the patentability of our licensed or owned patents. The defense and prosecution of intellectual property suits, PTO proceedings, and related legal and administrative proceedings are costly and time-consuming to pursue, and their outcome is uncertain. Litigation may be necessary to enforce our issued patents, to protect our trade secrets and know-how, or to determine the enforceability, scope, and validity of the proprietary rights of others. An adverse determination in litigation or PTO proceedings to which we may become a party could subject us to significant liabilities, require us to obtain licenses from third parties, restrict or prevent us from selling our products in certain markets, or invalidate or render unenforceable our licensed or owned patents. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include our paying large fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.

If we infringe the rights of third parties we could be prevented from selling products and forced to pay damages, and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to do one or more of the following:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	abandon an infringing product candidate;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings, which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Any of these events could substantially harm our earnings, financial condition and operations.

Risks Related to Our Dependence on Third Parties

If we are not able to develop collaborative marketing relationships with licensees or partners, or create an effective sales, marketing, and distribution capability, we may be unable to market our products successfully.

Our business strategy relies on out-licensing product candidates to, or collaborating with, larger firms with experience in marketing and selling pharmaceutical products. There can be no assurance that we will be able to successfully establish marketing, sales, or distribution relationships, that such relationships, if established, will be successful; or that we will be successful in gaining market acceptance for our products. To the extent that we enter into any marketing, sales, or distribution arrangements with third parties, our product revenues will be lower than if we marketed and sold our products directly, and any revenues we receive will depend upon the efforts of such third-parties. Our current licensing agreements may interfere with potential marketing, sales and distribution relationships. If we are unable to establish such third-party sales and marketing relationships, or choose not to do so, we will have to establish our own in-house capabilities. We, as a company, have no experience in marketing or selling pharmaceutical products and currently have no sales, marketing, or distribution infrastructure. To market any of our products directly, we would need to develop a marketing, sales, and distribution force that both has technical expertise and the ability to support a distribution capability. The establishment of a marketing, sales, and distribution capability would significantly increase our costs, possibly requiring substantial additional capital. In addition, there is intense competition for proficient sales and marketing personnel, and we may not be able to attract individuals who have the qualifications necessary to market, sell, and distribute our products. There can be no assurance that we will be able to establish internal marketing, sales, or distribution capabilities. If we are unable to, or choose not to establish these capabilities, or if the capabilities we establish are not sufficient to meet our needs, we will be required to establish collaborative marketing, sales, or distribution relationships with third parties.

If we or our collaborators are unable to manufacture our products in sufficient quantities or are unable to obtain regulatory approvals for a manufacturing facility, we may be unable to meet demand for our products and we may lose potential revenues.

Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We currently contract with outside sources to manufacture our development compounds. If, for any reason, we become unable to rely on our current sources for the manufacture of our product candidates, either for clinical trials or, at some future date, for commercial quantities, then we would need to identify and contract with additional or replacement third-party manufacturers to manufacture compounds for preclinical, clinical, and commercial purposes. We may not be successful in identifying such additional or replacement third-party manufacturers, or in negotiating acceptable terms with any that we do identify. Such third-party manufacturers must receive FDA approval before they can produce clinical material or commercial product, and any that are identified may not receive such approval. We may be in competition with other companies for access to these manufacturers’ facilities and may be subject to manufacturing delays if the manufacturers give other clients higher priority than they give to us. If we are unable to secure and maintain third-party manufacturing capacity, the development and sales of our products and our financial performance may be materially affected.

Before we can begin to commercially manufacture our product candidates, we must obtain regulatory approval of the manufacturing facility and process. Manufacturing of drugs for clinical and commercial purposes must comply with the FDA’s current Good Manufacturing Practices (cGMPs), and applicable non-U.S. regulatory requirements. The cGMPs govern quality control and documentation policies and procedures. Complying with cGMPs and non-U.S. regulatory requirements will require that we expend time, money, and effort in production, recordkeeping, and quality control to assure that the product meets applicable specifications and other requirements. We, or our contracted manufacturing facility, must also pass a pre-approval inspection prior to FDA approval. Failure to pass a pre-approval inspection may significantly delay FDA approval of our products. If we fail to comply with these requirements, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products. As a result, our business, financial condition, and results of operations may be materially adversely affected.

Corporate and academic collaborators may take actions to delay, prevent, or undermine the success of our products.

Our operating and financial strategy for the development, clinical testing, manufacture, and commercialization of product candidates is heavily dependent on our entering into collaborations with corporations, academic institutions, licensors, licensees, and other parties. Our current strategy assumes that we will successfully establish these collaborations, or similar relationships. However, there can be no assurance that we will be successful establishing such collaborations. Some of our existing collaborations are, and future collaborations may be, terminable at the sole discretion of the collaborator. Replacement collaborators might not be available on attractive terms, or at all. The activities of any collaborator will not be within our control and may not be within our power to influence. There can be no assurance that any collaborator will perform its obligations to our satisfaction or at all, that we will derive any revenue or profits from such collaborations, or that any collaborator will not compete with us. If any collaboration is not pursued, we may require substantially greater capital to undertake development and marketing of our proposed products and may not be able to develop and market such products effectively, if at all. In addition, a lack of development and marketing collaborations may lead to significant delays in introducing proposed products into certain markets and/or reduced sales of proposed products in such markets.

Data provided by collaborators and others upon which we rely that has not been independently verified could turn out to be false, misleading, or incomplete.

We rely on third-party vendors, scientists, and collaborators to provide us with significant data and other information related to our projects, clinical trials, and business. If such third parties provide inaccurate, misleading, or incomplete data, our business, prospects, and results of operations could be materially adversely affected.

We rely on third parties to conduct our preclinical and clinical studies. If these third parties do not perform as contractually required or otherwise expected, we may not be able to obtain regulatory approval for our product candidates.

We do not currently conduct preclinical or clinical studies on our own, and instead rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to assist us with our preclinical and clinical studies. We are also required to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. If these third parties do not successfully carry out their duties to us or regulatory obligations or meet expected deadlines, if the third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for our product candidates.

We rely exclusively on third parties to formulate and manufacture our product candidates.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates, which are currently being manufactured entirely by commercial third parties. If any product candidate we may develop or acquire in the future receives FDA approval, we will rely on one or more third-party contractors to manufacture our products. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•	We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would generally require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs.

•	Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

Risks Relating to this Offering and Ownership of Our Securities

We are controlled by our executive officers, directors and principal stockholders, and after this offering, our executive officers, directors and principal stockholders will have significant influence regarding all matters submitted to our stockholders for approval.

As of June 30 , 2010, our directors, executive officers and 5% or greater stockholders and their affiliates owned approximately 76% of our outstanding shares of common stock. When this offering is completed, our directors, executive officers and 5% or greater stockholders and their affiliates will, in the aggregate, beneficially own shares representing % of our common stock, assuming such persons do not purchase any Units in this offering. As a result, if these stockholders were to choose to act together, they would be able to exercise significant influence with respect to all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, will exercise significant influence with respect to the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

There are certain interlocking relationships among us and certain affiliates of Paramount BioCapital, Inc., which may present potential conflicts of interest.

Lindsay A. Rosenwald, M.D. is the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc. As of June 30, 2010, Dr. Rosenwald beneficially owned approximately 37.1% of our outstanding common stock . In addition, as of June 30, 2010, certain trusts established for the benefit of Dr. Rosenwald’s children , which are referred to herein as the Family Trusts, beneficially owned approximately an additional 22.3% of our outstanding common stock. The above percentages of our common stock beneficially owned by Dr. Rosenwald and his family do not include shares of common stock that will be beneficially owned by them upon conversion of the Paramount Notes and the 8% Notes upon completion of this offering or shares of common stock issuable upon exercise of the PCP Warrants and the 8% Noteholder Warrants, each of which will become exercisable upon completion of this offering. Following the completion of the offering, Dr. Rosenwald will beneficially own approximately    % of our outstanding common stock, and the Family Trusts will beneficially own approximately    % of our outstanding common stock. Certain other employees of Paramount BioCapital, Inc. or its affiliates are also current stockholders and/or directors or corporate officers of ours, including J. Jay Lobell, one of our directors, and Timothy Hofer, our Corporate Secretary. Paramount BioSciences, LLC, of which Dr. Rosenwald is the sole member, the Family Trusts and Capretti Grandi, LLC, an investment partnership of which Dr. Rosenwald is the managing member, have loaned us amounts from time to time pursuant to the Paramount Notes. As of March 31, 2010, an aggregate of $ 2,425,652, including accrued and unpaid interest, remained outstanding under the Paramount Notes . In addition, in January and June 2009, we issued the PCP Notes to Paramount Credit Partners, LLC, an investment partnership of which Dr. Rosenwald is the managing member, under which an aggregate of $ 3,152,686 , including accrued and unpaid interest, was outstanding as of March 31, 2010. Moreover, Dr. Rosenwald, the Family Trusts and certain employees of Paramount BioCapital, Inc. and its affiliates own a majority of the outstanding capital stock of Santee Biosciences, Inc., one of our licensors of which Mr. Lobell is the sole director and to which Paramount BioSciences, LLC and the Family Trusts have provided loans from time to time. Paramount BioCapital, Inc. is a FINRA-registered broker-dealer, which has acted as placement agent for one of our past private placements of debt securities, and for which it received customary commissions. Paramount BioSciences, LLC is a global pharmaceutical development and healthcare investment firm that conceives, nurtures, and supports new biotechnology and life-sciences companies. To our knowledge, except for the loans to Santee described above, Paramount Biosciences, LLC is not presently invested in any of our competitors, licensors or potential collaborators . Dr. Rosenwald is co-portfolio manager of a series of asset management vehicles focused on investments in healthcare and pharmaceutical companies, some of which may be potential competitors of ours.

For more information regarding these relationships and other relationships between us and related parties, see “Certain Relationships and Related Transactions.”

Generally, Delaware corporate law, under which we are governed, requires that any transaction between us and any of our affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. We believe that the terms of the agreements we entered into with our affiliates satisfy the requirement of Delaware law, but in the event that one or more parties challenges the fairness of such terms, we may have to expend substantial resources in resolving the challenge and we can make no guarantees as to the result. Furthermore, none of our affiliates, Paramount BioSciences, LLC, its affiliates or Dr. Rosenwald, is obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance, and we do not expect and purchasers of the Units should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates, Paramount BioSciences, LLC, its affiliates or Dr. Rosenwald in the future will be made available to us. In addition, certain of our current officers and directors or certain officers or directors hereafter appointed or elected may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with our own.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and amended and restated by-laws that will become effective upon the completion of this offering may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions include the following:

•	prohibiting our stockholders from fixing the number of our directors; and

•	establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our Board of Directors.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, referred to herein as the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restrictions under Section 203.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

Assuming our sale of          Units at an assumed public offering price of $    per Unit (which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus) and after deducting the underwriting discount and commissions and estimated offering expenses, our pro forma net tangible book value as of March 31, 2010 would be approximately $     million, or $    per share of common stock outstanding. This represents an immediate dilution of $    per share of common stock to the new investors purchasing Units in this offering. Purchasers of Units in this offering will have contributed approximately    % of the aggregate price paid by all owners of our common stock but will own only approximately    % of our common stock outstanding after this offering. See the “Dilution” section of this prospectus.

To the extent outstanding options or warrants are exercised, you will incur further dilution.

An active trading market for our common stock and other securities may not develop.

This is our initial public offering of equity securities and prior to this offering, there has been no public market for our common stock or other securities.

The initial public offering price for the Units sold in this offering will be determined through negotiations with the underwriters. We intend to apply for listing our Units, as well as our common stock and warrants issued as a part of the Units, on NYSE Amex. The Units will begin trading on or promptly after the date of this prospectus. The Units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim Group LLC, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular.

An active trading market for our common stock and other securities may never develop or be sustained. If an active market for our common stock and other securities does not develop, it may be difficult for you to sell the securities you purchase in this offering without depressing the market price for such securities.

If the prices of our securities are volatile, purchasers of our securities could incur substantial losses.

The prices of our securities are likely to be volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their securities at or above the price paid in this initial public offering. The market prices of our securities may be influenced by many factors, including but not limited to the following:

•	results of clinical trials of our product candidates or those of our competitors;

•	our entry into or the loss of a significant collaboration;

•	regulatory or legal developments in the United States and other countries, including changes in the healthcare payment systems;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

•	general economic, industry and market conditions;

•	developments or disputes concerning patents or other proprietary rights;

•	future sales or anticipated sales of our securities by us or our stockholders; and

•	any other factors described in this “Risk Factors” section.

For these reasons and others, you should consider an investment in our securities to be risky and invest only if you can withstand a significant loss and wide fluctuations in the value of your investment.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We intend to use the proceeds from this offering as follows: (i) approximately $    for PB-101 development; (ii) approximately $    for PB-200a development ; and (iii ) the balance to fund working capital and other general corporate purposes. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. For a further description of our intended use of the proceeds of this offering, see the “Use of Proceeds” section of this prospectus.

A significant number of shares of our common stock will become eligible for sale upon the completion of this offering, and a significant number of additional shares of our common stock may become eligible for sale at a later date, and their sale could depress the market price of our common stock.

Each Unit issued in this offering will consist of two shares of common stock and a warrant to purchase one share of common stock. We will also issue a warrant to purchase          Units to the underwriters that, if executed, would result in the issuance of an additional          shares of common stock and warrants to purchase an additional shares of common stock. Additionally, following the completion of this offering, we will have outstanding (i) 8% Noteholder Warrants that, if exercised, would result in the issuance of          shares of common stock (assuming an offering price of $    per Unit) at an exercise price equal to 110% of the portion of the price of the Units sold in this offering that is allocated to the common stock ; (ii) 300,000 shares of common stock issuable upon exercise of the Feldman Consultant Warrant at an exercise price of $0.95 per share; (iii) 100,000 shares of common stock issuable upon exercise of the Hofer Consultant Warrant at an exercise price equal to the portion of the price of the Units sold in this offering that is allocated to the common stock; (iv)          additional shares of common stock issuable upon exercise of the Hofer Consultant Warrant as a result of anti-dilution adjustments in connection with the completion of this offering and the automatic conversion of our outstanding convertible notes, assuming an offering price of $         per Unit (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on                 , 2010; (v) 434,000 shares of common stock issuable upon exercise of the Placement Agent Warrants at an exercise price of $1.00 per share and (vi)          shares of common stock issuable upon exercise of the PCP Warrants (assuming an offering price of $         per Unit).

As of March 31, 2010 , we had outstanding $ 5,306,733 aggregate principal amount and accrued interest of 10% Notes and $ 2,425,652 aggregate principal amount and accrued interest outstanding under the Paramount Notes, all of which will automatically convert into Units upon the completion of this offering at a conversion price equal to 70% of the price at which Units are sold in this offering. In addition, as of March 31, 2010, we had outstanding $4,389,456 aggregate principal amount and accrued interest of 8% Notes, all of which will automatically convert into shares of common stock upon the completion of this offering at a conversion price equal to 70% of the portion of the price of the Units sold in this offering that is allocated to the common stock . Assuming an offering price of $   per Unit, the 10% Notes and the Paramount Notes will automatically convert into          Units and the 8% Notes will automatically convert into          shares of common stock.

We have issued options to purchase 116,000 shares of our common stock to our officers, directors and employees under our 2007 Stock Incentive Plan. As of March 31, 2010 , options to purchase 72,000 shares of common stock remained outstanding under the 2007 Stock Incentive Plan, all of which are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

The sale or even the possibility of sale of the shares of common stock described above could substantially reduce the market price for our common stock or our ability to obtain future financing.

Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to equity incentive plans, would result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be further diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

Pursuant to our 2007 Stock Incentive Plan, our Board of Directors is authorized to award up to a total of 20,000,000 shares of common stock or options to purchase shares of common stock to our officers, directors and employees. We have issued options to purchase 116,000 shares of our common stock to our officers, directors and employees under our 2007 Stock Incentive Plan. As of March 31, 2010, options to purchase 72,000 shares of common stock remained outstanding under the 2007 Stock Incentive Plan. Stockholders will experience dilution in the event that additional shares of common stock are issued under the 2007 Stock Incentive Plan, or options previously issued or to be issued under the 2007 Stock Incentive Plan are exercised.

Following the completion of this offering, holders of          Units and holders of          shares of common stock will be entitled to certain “demand” and “piggyback” registration rights. The holders of the PCP Warrants, the Placement Agent Warrants and the Feldman Consultant Warrant also have “piggyback” registration rights. Additionally, a warrant to purchase Units that we will issue to Maxim Group LLC, as partial compensation for its services as an underwriter will provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period commencing six months after the effective date. See “Description of Capital Stock” on page 80 for more information on these registration rights.

If these holders exercise their registration rights with respect to all of their securities, then there would be up to an additional          shares of common stock (on a fully converted and as diluted basis) eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may substantially reduce the market price of our common stock. In addition, the existence of these holders’ piggyback registration rights may make it more difficult for us to effect future public offerings and may reduce the amount of capital that we are able to raise for our own account in these offerings.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, referred to herein as the SEC, and NYSE Amex, have imposed various new requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report, commencing in our annual report on Form 10-K for the year ending December 31, 2011, on the effectiveness of our internal control over financial reporting. To date, our independent registered public accounting firm has identified a number of deficiencies in our internal controls over financial reporting that it deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial costs and expend significant management efforts. We currently do not have an internal accounting group, and we will need to hire additional accounting and financial staff. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we are not able to remediate the material weaknesses identified by our independent registered public accounting firm, the market price of our stock could decline and we could be subject to sanctions or investigations by NYSE Amex, the SEC or other regulatory authorities, which would require additional financial and management resources.

There is no guarantee that our securities will be listed on NYSE Amex.

We intend to apply to have our Units, common stock and warrants listed on NYSE Amex. After the completion of this offering, we believe that we will satisfy the listing requirements and expect that our Units, common stock and warrants will be listed on NYSE Amex. Such listing, however, is not guaranteed. If the application is not approved, we will seek to have our Units, common stock and warrants quoted on the OTC Bulletin Board. Even if such listing is approved, there can be no assurance any broker will be interested in trading our securities. Therefore, it may be difficult to sell any securities you purchase in this offering if you desire or need to sell them. Our lead underwriter, Maxim, is not obligated to make a market in our securities, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

We have never paid dividends and do not expect to pay dividends for the foreseeable future.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. Accordingly, to the extent the securities you purchase in this offering convert into equity securities, you should not expect to receive dividends on such equity securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements regarding the progress and timing of clinical trials, the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected future revenues, operations and expenditures and projected cash needs. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others:

•	our ability to obtain additional funding to develop our product candidates;

•	the need to obtain regulatory approval of our product candidates;

•	the success of our preclinical and clinical trials through all phases of development;

•	any delays in regulatory review and approval of product candidates in clinical development;

•	our ability to commercialize our products;

•	market acceptance of our product candidates;

•	our ability to establish an effective sales and marketing infrastructure;

•	competition from existing products or new products that may emerge;

•	regulatory difficulties relating to products that have already received regulatory approval;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	compliance with obligations under intellectual property licenses with third parties;

•	our ability to adequately support future growth; and

•	our ability to attract and retain key personnel to manage our business effectively.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, referred to herein as the Securities Act.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Units we are offering will be approximately $    million, or $    million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $    per Unit, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes for this offering are (i) to fund our development activities, including clinical trials for PB-101(zabofloxacin), and pre-clinical development of PB-101 for intravenous formulation of zabofloxacin, as well as our optimization work on PB-200a , (ii) to create a public market for our common stock, (iii) to increase our ability to access the capital markets in the future, (iv) to increase our working capital for general corporate purposes and (v) to provide liquidity for our existing stockholders.

We anticipate using the net proceeds from this offering as follows:

•	Approximately $ for PB-101 development to include the following:

o	complete our Phase 2 clinical trial for the community-acquired pneumonia (CAP) indication; and

o	complete all pre-clinical studies and a Phase 1 study required for an intravenous formulation of PB-101.

•	Approximately $ for PB-200a development to include the following:

o	complete chemical optimization

•	The balance to fund working capital and other general corporate purposes, which may include the acquisition or licensing of complementary technologies, products or businesses.

The expected use of net proceeds of this offering represents our intentions based on our current plans and business conditions. The amount and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials and any unforeseen cash needs. As a result, we will retain broad discretion in the allocation and use of the remaining net proceeds of this offering. We have no current plans, agreements or commitments for any material acquisitions or licenses of any technologies, products or businesses.

We expect that the net proceeds from this offering, along with our existing cash resources, will be sufficient to enable us to make significant progress in the development of PB-101, including the completion of our Phase 2 clinical trial for the CAP indication and a Phase 1 study for an IV formulation of PB-101, as well as complete our chemical optimization work on PB-200a . We will need to raise additional funds following the completion of this offering in order to continue development of PB-101 through Phase 3 clinical trials for CAP and other indications, to complete pre-clinical studies and file an IND for and conduct a Phase 1 study on PB-200a, to utilize the PB-201 technology to seek to optimize the reformulation of itraconazole or develop any drug candidate we may formulate using the PB-201 technology , or to develop any new product candidates.

A $1.00 increase (decrease) in the assumed initial public offering price of $    per Unit (the mid-point of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $    million, assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Pending application of the net proceeds, as described above, we intend to invest any remaining proceeds in a variety of short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of March 31, 2010 :

•	on an actual basis;

•	on a pro forma basis to reflect the following:

o	the automatic conversion of outstanding principal and accrued interest on all of our outstanding convertible notes upon the completion of this offering, the beneficial conversion charges related to such conversion, and the issuance of an aggregate of Units and shares of common stock upon such conversion, assuming an offering price of $ per Unit (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on , 2010; and

•	on a pro forma as adjusted basis to further reflect the following:

o	our sale of Units in this offering, at an assumed initial public offering price of $ per Unit (the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;

o	the filing of our amended and restated certificate of incorporation upon completion of this offering; and

o	a 1 for reverse stock split of our common stock to be effected prior to the completion of this offering.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus.

	As of March 31, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	(Unaudited)	(Unaudited)	(Unaudited)
Cash	$1,930,606	$	$
Paramount Notes	$2,425,652
10% Notes	5,306,733
PCP Notes	3,152,686
8% Notes	4,389,456
	15,274,527
Stockholders’ equity ( deficiency ) :
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued ( authorized and none issued on a pro forma and pro forma as adjusted basis)	—
Common stock, $0.001 par value; 20,000,000 shares authorized; 4,479,729 issued and outstanding ( authorized; issued on a pro forma basis; issued on a pro forma as adjusted basis)	4,480
Additional paid-in capital	4,610,507
Deficit accumulated during the development stage	(16,682,223)
Total stockholders’ equity ( deficiency )	(12,067,236)
Total capitalization	$3,207,291

The table above does not include the following:

•	72,000 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.95 per share;

•	15,448,271 shares of common stock reserved for issuance under our 2007 Stock Incentive Plan;

•	300,000 shares of common stock issuable upon exercise of the Feldman Consultant Warrant at an exercise price of $0.95 per share, which is currently exercisable;

•	100,000 shares of common stock issuable upon exercise of the Hofer Consultant Warrant;

•	additional shares of common stock issuable upon exercise of the Hofer Consultant Warrant as a result of anti-dilution adjustments in connection with the completion of this offering and the automatic conversion of our outstanding convertible notes, assuming an offering price of $ per Unit (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on , 2010;

•	434,000 shares of common stock issuable upon exercise of the Placement Agent Warrants at an exercise price of $1.00 per share, which are currently exercisable;

•	shares of common stock issuable upon exercise of the PCP Warrants; and

•	shares of common stock issuable upon exercise of the 8% Noteholder Warrants.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock, assuming no value is attributed to the warrants underlying the Units you purchase in this offering, and the net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of March 31, 2010 was approximately $ (12.1) million , or $ (2.69) per common share. Net tangible book value per share is determined by dividing tangible stockholders’ equity, which is total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding. Tangible assets represent total assets excluding goodwill and other intangible assets. Dilution in net tangible book value per share represents the difference between the amount per share of common stock issued as a part of the Units paid by purchasers of Units in this offering and the net tangible book value per share of our common stock immediately afterwards. Assuming the sale by us of shares of common stock issued as a part of the Units at an assumed public offering price of $    per Unit (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of March 31, 2010 would be approximately $    million, or $    per common share. This represents an immediate increase in net tangible book value of $    per share to our existing stockholders and an immediate dilution of $ per share to the new investors purchasing Units in this offering.

The following table illustrates this per share dilution, assuming no value is attributed to the warrants issued as a part of the Units:

Assumed initial public offering price per share			$
Historical net tangible book value per share as of March 31, 2010	$	(2.69)
Increase per share attributable to the conversion of convertible promissory notes	$
Pro forma net tangible book value per share before this offering	$
Increase per share attributable to new investors	$		$
Pro forma as adjusted net tangible book value per share after this offering			$
Dilution per share to new investors			$

The following table sets forth, on an as adjusted basis as of                                  , the difference between the number of shares of common stock issued as a part of the Units, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $    per Unit.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New stockholders
Total		100.0%		100.0%

If the underwriters’ over-allotment option of          Units, which will include          shares of common stock issued as a part of the Units, is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to   % of the total number of shares to be outstanding after this offering, and the number of shares held by the new investors will be increased to      shares, or    %, of the total number of shares of common stock outstanding after this offering.

The foregoing information is based on          shares of common stock issued and outstanding as of December 31, 2009 , and assumes the automatic conversion of all of our outstanding convertible notes into an aggregate of          Units and          shares of common stock upon the completion of this offering , assuming an offering price of $    per Unit (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on      , 2010. The table above excludes (i) 72,000 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.95 per share; (ii) 15,448,271 shares of common stock reserved for issuance under our 2007 Stock Incentive Plan; (iii) 300,000 shares of common stock issuable upon exercise of the Feldman Consultant Warrant at an exercise price of $0.95 per share; (iv) 100,000 shares of common stock issuable upon exercise of the Hofer Consultant Warrant; (v)      additional shares of common stock issuable upon exercise of the Hofer Consultant Warrant as a result of anti-dilution adjustments in connection with the completion of this offering and the automatic conversion of our outstanding convertible notes, assuming an offering price of $     per Unit (the midpoint of the range listed on the cover page of this prospectus) and assuming the conversion occurs on      , 2010; (vi) 434,000 shares of common stock issuable upon exercise of the Placement Agent Warrants at an exercise price of $1.00 per share; (vii)      shares of common stock issuable upon exercise of the PCP Warrants; and (vi ii )      shares of common stock issuable upon exercise of the 8% Noteholder Warrants. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED FINANCIAL DATA

The following statement of operations data for 2009 and 2008 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2010 and 2009, along with the period from October 5, 2006 (Inception) to March 31, 2010, and the balance sheet data as of March 31, 2010, have been derived from our unaudited condensed financial statements, which are also included elsewhere in this prospectus. In the opinion of management, the unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The following selected financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected financial data in this section is not intended to replace our financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

Statement of Operations Data

	Year Ended December 31,		Three Months Ended March 31,
	2009	2008	2010	2009	Period from October 5, 2006 (Inception) to March 31, 2010
			(Unaudited)	(Unaudited)	(Unaudited)
Operating revenue:
Sublicense	$6,286	$—	9,429	$—	$15,715

Operating expenses:
Research and development	2,470,157	2,715,377	603,905	197,276	9,940,450
General and administrative	630,794	1,367,866	262,573	144,808	3,792,298
Total operating expenses	3,100,951	4,083,243	866,478	342,084	13,732,748
Loss from operations	(3,094,665)	(4,083,243)	(857,049)	(342,084)	(13,717,033)

Interest income	—	21,850	10	—	27,869
Interest expense, including amortization of debt discount and deferred financing costs	(1,089,846)	(1,115,730)	(612,796)	(260,418)	(2,993,059)
Net loss	$(4,184,511)	$(5,177,123)	$ (1,469,835)	$(602,502)	(16,682,223)
Basic and diluted net loss per common share	$(0.93)	$(1.16)	(0.33)	$(0.13)
Weighted average common shares outstanding — basic and diluted	4,479,729	4,479,729	4,479,729	4,479,729

Balance Sheet Data

	December 31, 2009	December 31, 2008	March 31, 2010
			(Unaudited)
Cash	$10,728	$49,643		$1,930,606
Total Assets	$90,179	$7,218		$2,476,504
Total Liabilities	$13,300,944	$10,313,634		$14,543,740
Deficit Accumulated During the Development Stage	$(15,212,388)	$(11,027,877)	$	(16,682,223)
Total Stockholders’ Deficiency	$(13,210,765)	$(10,216,416)	$	(12,067,236)

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a biopharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the treatment and prevention of infectious diseases. We have obtained exclusive rights to candidates for the treatment of bacterial and fungal infections. To date, we have licensed all of the products in our pipeline.

Several of our product candidates seek to address large market opportunities in the antibiotic and antifungal markets, including our most advanced product candidate, PB-101 (zabofloxacin). PB-101 is a fluoroquinolone antibiotic which we initially plan to develop for the treatment of community-acquired pneumonia, or CAP, a common infection associated with significant morbidity and mortality. In the antifungal market, we are currently focused on developing PB-200a, which we anticipate will be an antifungal drug candidate for the treatment of two of the most common fungus strains (Candidia and Aspergillus).

We completed a Phase 1 QT trial for PB-101 in December 2009, and initiated a Phase 2 clinical trial in the United States for the CAP indication in March 2010. For PB-200a, we expect to complete optimization of the drug formulation by the end of the second quarter of 2011. However, once the optimal pharmaceutical properties for PB-200a are achieved, we will require additional funds following the completion of this offering in order to complete pre-clinical studies required to submit an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) for a Phase 1 study.

We also have certain rights to use PB-201, a formulation technology, which may result in one or more additional antifungal drug candidates, and we plan to utilize this technology in the future to seek to reformulate the antifungal drug itraconazole, which is one of the standard therapies for the treatment of onychomycosis (nail fungus). However, we do not intend to use the net proceeds of this offering for the development of any drug candidate using the PB-201 technology and we will require additional funds following the completion of this offering in order to optimize the reformulation of itraconazole using this technology .

Since our inception in October 2006, we have had no revenue from product sales, and have funded our operations principally through debt financings. Our operations to date have been primarily limited to organizing and staffing, licensing product candidates, developing clinical trials for our product candidates, establishing manufacturing for our product candidates and maintaining and improving our patent portfolio.

We have generated significant losses to date, and we expect to continue to generate losses as we progress towards the commercialization of our product candidates. As of March 31, 2010 , we had an accumulated deficit of approximately $ 16. 7 million. Because we do not generate revenue from any of our product candidates, our losses will continue as we advance our product candidates towards regulatory approval and eventual commercialization. As a result, our operating losses are likely to be substantial over the next several years. We are unable to predict the extent of any future losses or when we will become profitable, if at all.

We believe that the net proceeds from this offering and existing cash will be sufficient to fund our projected operating requirements for at least two years. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements.

Financial Operations Overview

Revenue

Other than the sublicense fees and payments we received in the fourth quarter of 2009 under the sublicense agreement as discussed below, we have not generated any revenue since our inception. To date, we have funded our operations primarily through debt financings. If our product development efforts result in clinical success, regulatory approval and successful commercialization of any of our products, we could generate revenue from sales or licenses of any such products.

Research and Development Expense

Research and development expense consists of: (i) internal costs associated with our development activities; (ii) payments we make to third party contract research organizations, contract manufacturers, investigative sites, and consultants; (iii) technology and intellectual property license costs; (iv) manufacturing development costs; and (v) activities relating to regulatory filings and the advancement of our product candidates through preclinical studies and clinical trials . All research and development is expensed as incurred.

At any time, we have a number of ongoing research and development projects. Our internal resources, employees and infrastructure are not directly tied to any individual research project and are typically deployed across multiple projects. We are currently focused on our clinical development of PB-101 for the CAP indication while exploring its development for other indications and in parallel advancing our pre-clinical development of PB-200a. We have also conducted certain pre-clinical research and optimization work on the reformulation of itraconazole using the PB-201 technology. Given our primary focus on the development of PB-101, our research and development expense since our inception has related primarily to our PB-101 development pro jects, and to a much lesser extent to our other development pro jects. However, due to the number of ongoing projects and our ability to utilize resources across several projects, we do not record or maintain information regarding the costs incurred for our research and development pro jects on a project-specific basis. In addition, we believe that allocating costs on the basis of time incurred by our employees does not reflect the actual costs of a project.

Conducting a significant amount of development is central to our business model. Through March 31, 2010 , we incurred $ 9,940 ,450 in research and development expenses since our inception in October 2006. Product candidates in later-stage clinical development generally have higher development costs than those in earlier stages of development, primarily due to the significantly increased size and duration of the clinical trials. We plan to increase our research and development expenses for the foreseeable future in order to continue development of our product candidates.

The process of conducting pre-clinical studies and clinical trials necessary to obtain FDA approval is costly and time consuming. The successful development of our product candidates is highly uncertain and subject to a number of risks including, but not limited to:

•	The duration of clinical trials may vary substantially according to the type, complexity and novelty of the product candidate.

•	The FDA imposes substantial requirements on the introduction of therapeutic pharmaceutical products, typically requiring lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures.

•	Data obtained from nonclinical and clinical activities at any step in the testing process may be adverse and lead to discontinuation or redirection of development activity. Data obtained from these activities also are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval.

•	The duration and cost of discovery, nonclinical studies and clinical trials may vary significantly over the life of a product candidate and are difficult to predict.

•	The costs, timing and outcome of regulatory review of a product candidate.

•	The emergence of competing technologies and products and other adverse market developments.

The costs of clinical trials may vary significantly over the life of a project owing to but not limited to the following:

•	the number of sites included in the trials;

•	the length of time required to enroll eligible patients;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	the duration of patient follow-up;

•	the phase of development the product candidate is in; and

•	the efficacy and safety profile of the product candidate.

None of our product candidates has received FDA approval. In order to grant marketing approval, the FDA must conclude that clinical data establishes the safety and efficacy of our product candidates and that the manufacturing facilities, processes and controls are adequate. Despite our efforts, our product candidates may not offer therapeutic or other improvement over existing, comparable drugs, be proven safe and effective in clinical studies, or meet applicable regulatory standards. We are currently focused on completing the Phase 2 CAP study for PB-101, completing all pre-clinical studies and the Phase 1 study required for the intravenous formulation of PB- 101 and completing chemical optimization work on PB-200a . However, we will need to raise additional funds following the completion of this offering in order to conduct Phase 3 trials for PB-101, to complete pre-clinical studies and file an IND for and conduct a Phase 1 study on PB-200a, to utilize the PB-201 technology to seek to optimize the reformulation of itraconazole or develop any drug candidate we may formulate using the PB-201 technology, or to develop any new product candidates.

As a result of the uncertainties discussed above, the uncertainty associated with clinical trial enrollments and the risks inherent in the development process, we are unable to determine the duration and completion costs of current or future clinical stages of our product candidates or when, or to what extent, we will generate revenues from the commercialization and sale of any of our product candidates. Development timelines, probability of success and development costs vary widely.

General and Administrative Expense

General and administrative expense consists primarily of salaries and other related costs, including stock-based compensation expense, for persons serving in our executive, finance and accounting functions. Other general and administrative expense includes facility-related costs not otherwise included in research and development expense, promotional expenses, costs associated with industry and trade shows, and professional fees for legal services and accounting services. We expect that our general and administrative expenses will increase as we add personnel and become subject to the reporting obligations applicable to public companies. From our inception in October 2006 through March 31, 2010 , we spent $ 3, 792, 298 on general and administrative expense.

Interest Income and Interest Expense

Interest income consists of interest earned on our cash and cash equivalents. Interest expense consists of interest incurred on the 10% Notes, the PCP Notes, the PBS Note, the Family Trusts Note, the Capretti Note and borrowings under our line of credit with Bank of America, N.A., as well as the amortization of deferred financing costs and debt discounts.

Results of Operations

Comparison of the Three Months Ended March 31, 2010 and March 31, 2009

Research and Development Expense. Research and development expense was $ 60 3,905 for the three months ended March 31, 2010, an increase of $ 40 6,629, or 2 06%, from $ 197,276 for the three months ended March 31, 2009. The increase was primarily due to significantly higher preclinical and clinical development costs in the first quarter of 2010 of approximately $440,000 relating primarily to expenses and fees in connection with post-trial data analysis and evaluation for our Phase 1 QT trial for PB-101 and expenses and fees associated with the initiation of our Phase 2 clinical trial for the CAP indication, compared to approximately $58,000 in the first quarter of 2009 relating to pharmacokinetic and toxicology studies on PB-101 in advance of our Phase 1 QT trial. The increase was partially offset by a development milestone extension payment of $50,000 to Dong Wha in the first quarter 2009 while no payments were made to Dong Wha during the first quarter of 2010.

General and Administrative Expense. General and administrative expense was $ 262, 573 for the three months ended March 31, 2010, an increase of $ 1 17,765, or 81%, from $ 144,808 for the three months ended

March 31, 2009. The increase was primarily due to audit and accounting fees of approximately $90,000, increased travel costs in connection with the preparation for this offering and a n increase in salary expense due to Dr. Wikler serving as our President and Chief Executive Officer for a slightly longer period in the first quarter of 2010 compared to the first quarter of 2009.

Interest Income and Interest Expense. We did not earn any significant interest income for the three months ended March 31, 2010 or 2009 because we did not maintain any significant cash balances in interest bearing accounts during those periods. Interest expense was $ 6 12, 7 96 for the three months ended March 31, 2010, an increase of $ 3 52,378 , or 13 5%, from $ 260,418 for the three months ended March 31, 2009. The increase was primarily due to greater amortization of deferred financing costs and debt discount in the first quarter of 2010 (approximately $273,000) compared to the first quarter of 2009 (approximately $58,000) primarily as a result of the 8% Notes financing in February and March 2010 and legal fees incurred in connection such financing, as well as accrued interest on the 8% Notes and higher accrued interest on existing notes as a result of higher principal balances on the PCP Notes, the second of which was issued in June 2009 and the PBS Note, under which we borrowed additional amounts during 2009 and in January 2010.

Comparison of the Years Ended December 31, 2009 and December 31, 2008

Revenue from Sublicense Agreement. We received a total of $660,000 in sublicense fees and milestone payments under our non-exclusive patent sublicense agreement with a third-party for the year ended December 31, 2009, which we entered into effective as of November 4, 2009. We have recorded deferred revenue for the cash received under the sublicense agreement in 2009 that is being recognized as revenue over the term of the sublicense agreement at approximately $38,000 per annum. We did not generate any revenues for the year ended December 31, 2008.

Research and Development Expense. Research and development expense was $2,470,157 for the year ended December 31, 2009, a decrease of $245,220, or 9%, from $2,715,377 for the year ended December 31, 2008. The decrease was primarily due to lower fees and payments to Dong Wha in 2009 of $400,000 compared to $800,000 in 2008, the termination of our services agreement with PBS in August 2008 under which we accrued fees of $200,000 in 2008, lower manufacturing expense of approximately $51,000 in 2009 compared to approximately $478,000 in 2008, which were substantially offset by higher preclinical and clinical development costs in 2009 of approximately $1,508,000 relating primarily to our Phase 1 QT trial for PB-101 compared to approximately $626,000 in 2008 relating primarily to preclinical development costs for PB-101 and our other product candidates.

General and Administrative Expense. General and administrative expense was $630,794 for the year ended December 31, 2009, a decrease of $737,072, or 54%, from $1,367,866 for the year ended December 31, 2008. The decrease was primarily attributable to the departure of Matthew Wikler, in January 2009, who rejoined us as our President and Chief Executive Officer and director effective as of February 28, 2010, and the expiration of the lease related to our previous office space.

Interest Income and Interest Expense. Interest income was zero for the year ended December 31, 2009, compared to $21,850 for the year ended December 31, 2008. We did not earn interest income during 2009 because we did not maintain any significant cash balances in interest bearing accounts for any meaningful period during the year.

Interest expense was $1,089,846 for the year ended December 31, 2009, a decrease of $25,884, or 2%, from $1,115,730 for the year ended December 31, 2008. The decrease was primarily attributable to lower charges related to the amortization of deferred financing costs in 2009, which substantially offset higher accrued interest relating to the increase in interest rates on our 10% Notes from 8% to 10% in December 2008 and accrued interest on the PCP Notes, which were issued in 2009.

Liquidity and Capital Resources

Sources of Liquidity

As a result of our significant research and development expenditures and the lack of any approved products to generate product sales revenue, we have not been profitable and have generated operating losses since we were incorporated in October 2006. We have funded our operations through March 31, 2010 principally with $ 7,683,000 in convertible notes sold in private placements and $5,652,205 in related party notes. The following table summarizes our funding sources as of March 31, 2010:

Source	Amount Raised ($) (1)		Principal and Interest Outstanding as of March 31, 2010	Shares of Common Stock or Units Issuable Upon Conversion (Upon Completion of the Offering) (2)
10% Notes	$4,340,000		$5,3 06,733	Units
8% Notes (February and March 2010)	3,343,000	(3)	4,389,456	shares
PCP Notes	2,875,000		3,152,686	—
Paramount Notes
PBS Note	2,282,205	(4)	1,5 63,7 43	Units
Family Trusts Note	660,000		806,780	Units
Capretti Note	50,000		55,129	Units
Totals	$13,550,205		$15, 274, 527

(1)	Represents gross proceeds.

(2)	Assumes an initial public offering price of $ per Unit (the mid-point of the price range set forth on the cover page of this prospectus) and assumes that the conversion occurs on , 2010.

(3)	Does not include the 8% Note in the principal amount of $1,000,000 we issued to PBS upon the conversion of $1,000,000 of the principal amount outstanding under the PBS Note in connection with the 8% Notes financing.

(4)	As described in note 3 above, pursuant to the terms of the PBS Note, $1,000,000 of the principal amount outstanding under the PBS Note converted into an 8% Note in February 2010 in connection with the 8% Notes financing.

10% Notes

In December 2007, we issued a series of convertible promissory notes in the aggregate principal amount of $4,340,000 (the “10% Notes”). The 10% Notes are unsecured obligations of ours with a maturity date of September 30, 2010 and accrue interest at the rate of 10% per annum. The aggregate amount of accrued and unpaid interest under the 10% Notes as of March 31, 2010 was $ 9 66,733 .

Originally, the 10% Notes had a maturity date of December 14, 2008 and an interest rate of 8% per annum. Pursuant to the terms of the 10% Notes, in December 2008, we extended the maturity date to December 14, 2009 in exchange for an increase in the interest rate to 10% per annum. Pursuant to an amendment agreement dated as of December 14, 2009, we further extended the maturity date to September 30, 2010. Also pursuant to the amendment agreement, a cash premium equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the 10% Notes was added in the event the 10% Notes become due and payable prior to the consummation by us of a Qualified Financing, reverse merger, sale of the company or other transaction.

The outstanding principal amount of the 10% Notes, and all accrued interest thereon, will automatically convert into Units at a conversion price equal to 70% of the lowest per unit price at which our equity securities are sold in a Qualified Financing, upon the terms and conditions on which such securities are issued in the Qualified Financing. For purposes of the 10% Notes, “Qualified Financing” means the sale of our equity securities in an equity financing or series of related equity financings in which we receive (minus the amount of aggregate gross cash proceeds to us from our arm’s length sale of equity or debt securities, or incurrence of new loans, after

December 14, 2009) aggregate gross proceeds of at least $10,000,000 (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the 10% Notes). This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $    per Unit, the 10% Notes will automatically convert into     Units.

8% Notes

In February and March 2010, we issued another series of convertible promissory notes in the aggregate principal amount of $4,343,000 (the “8% Notes”). The 8% Notes are unsecured obligations of ours with a maturity date of February 9, 2012 and accrue interest at the rate of 8% per annum. The aggregate amount of accrued and unpaid interest under the 8% Notes as of March 31, 2010 was $46,456.

The outstanding principal amount of the 8% Notes, and all accrued interest thereon, will automatically convert into shares of common stock upon the completion of a Qualified IPO. For purposes hereof, “Qualified IPO” means the completion of an underwritten initial public offering of units consisting of shares of common stock and warrants to purchase common stock by us resulting in aggregate gross cash proceeds (before commissions or other expenses) to us of at least $10,000,000. This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $    per Unit, the 8% Notes will automatically convert into     shares of common stock at a conversion price equal to 70% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

In connection with the issuance of the 8% Notes, we issued five-year warrants to the purchasers of the 8% Notes (the “8% Noteholder Warrants”). The 8% Noteholder Warrants entitle the holders thereof to purchase a number of shares of common stock equal to 70% of the principal amount of the 8% Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to the exercise price of the warrants issued in the Qualified IPO, subject to adjustment as set forth in the warrant. If a Qualified IPO does not occur on or before the second anniversary of the closing of the offering of the 8% Noteholder Warrants, then each warrant will be exercisable for that number of shares of common stock equal to 70% of the principal amount of the note purchased by the original holder divided by $1.00, at a per share exercise price of $1.00. In the event of a sale of our company (whether by merger, consolidation, sale or transfer of more than 50% of our capital stock or all or substantially all of our assets), the 8% Noteholder Warrants will terminate 90 days after such sale provided that the holders have the right to exercise the 8% Noteholder Warrants during such 90-day period. Assuming an offering price of $    per Unit, the 8% Noteholder Warrants will entitle the holders thereof to purchase     shares of common stock at an exercise price equal to 110% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

PCP Notes

On each of January 15, 2009 and June 24, 2009, we issued a senior promissory note to Paramount Credit Partners, LLC (“PCP”), in the principal amount of $2,750,000 and $125,000, respectively (each a “PCP Note” and together, the “PCP Notes”). PCP is an affiliate of Paramount BioCapital, Inc., of which is Dr. Rosenwald is the Chairman, Chief Executive Officer and sole stockholder. The PCP Notes are unsecured obligations of ours with current maturity dates of the earlier of (i) December 31, 2013, (ii) the completion of a Qualified Financing (as defined below), and (iii) the completion of a Reverse Merger (as defined below). The PCP Notes accrue interest at the rate of 10% per annum. The aggregate amount of accrued and unpaid interest under the PCP Notes as of March 31, 2010 was $ 277,686 .

For purposes of the PCP Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by us resulting in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses) of at least $10,000,000. For purposes of the PCP Notes, “Reverse Merger” means a merger, share exchange or other transaction or series of related transactions in which (a) we merge into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, and (b) the aggregate consideration payable to us or our stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000. This offering, if consummated, will be considered a Qualified Financing.

In connection with the issuance of the PCP Notes, we issued to PCP five-year warrants to purchase a number of shares of common stock equal to 40% of the aggregate principal amount of the PCP Notes ($2,875,000), divided by the lowest price paid in a Qualified Financing (each a “PCP Warrant,” and together, the “PCP Warrants”). The per share exercise price of each of the PCP Warrants is equal to 110% of the lowest price paid in a Qualified Financing.

If we complete a Reverse Merger, other than in connection with a Qualified Financing, the PCP Warrants will be exercisable immediately prior to the Reverse Merger for a number of shares of common stock and exercise price determined in accordance with, and on the same terms and conditions, as provided for in the event of a Qualified Financing, except that the lowest price paid will be deemed equal to the quotient obtained by dividing the Reverse Merger Consideration (less the amount of unpaid principal and accrued interest under the applicable PCP Note) by the number of shares of common stock outstanding immediately prior to such Reverse Merger, on a fully diluted basis (without giving effect to the conversion of the PCP Notes or any other senior promissory notes or any placement warrants issued by us).

The PCP Warrants will become exercisable commencing on the consummation of a Qualified Financing or a Reverse Merger. However, in the event that neither a Qualified Financing nor a Reverse Merger is consummated by the two-year anniversary of the issuance of each PCP Note, the applicable PCP Warrant will be automatically exercisable into an aggregate number of shares of common stock equal to 40% of the principal amount of the corresponding PCP Note divided by $1.00, at a per share exercise price of $1.00. The PCP Warrants are subject to redemption by us in certain circumstances and in the event of a sale of our company (whether by merger, consolidation, sale or transfer of our capital stock or assets or otherwise) prior to, but not in connection with, a Qualified Financing or Reverse Merger, the PCP Warrants will terminate without the opportunity for exercise.

Paramount Notes

From December 1, 2006 through March 31, 2010 , Paramount BioSciences, LLC (“PBS”), of which Dr. Rosenwald is the sole member, had loaned us an aggregate principal amount of $ 2,282,205 pursuant to a future advance promissory note dated December 1, 2006, amended on September 28, 2007, and amended and restated on September 30, 2009 (the “PBS Note”). Pursuant to the PBS Note, the principal amount of all loans made to us under the PBS Note, up to $1,000,000, immediately and automatically converted into an 8% Note. As such, in February 2010, we issued PBS an 8% Note in the aggregate principal amount of $1,000,000. In connection with the issuance of such 8% Note, we also issued to PBS the related 8% Noteholder Warrant. From December 1, 2006 through March 31, 2010 , certain trusts established for the benefit of Dr. Rosenwald’s children (the “Family Trusts”) had loaned us an aggregate principal amount of $ 660,000 pursuant to a future advance promissory note dated December 1, 2006, amended on September 28, 2007, and amended and restated on September 30, 2009 (the “Family Trusts Note”). From December 18, 2008 through March 31, 2010 , Capretti Grandi, LLC (“Capretti”), an investment partnership of which Dr. Rosenwald is the managing member, had loaned us an aggregate principal amount of $ 50,000 pursuant to a future advance promissory note dated December 18, 2008 and amended and restated on September 30, 2009 (the “Capretti Note”, and together with the PBS Note and the Family Trusts Note, the “Paramount Notes”). The Paramount Notes are unsecured obligations of ours with a maturity date of September 30, 2010 and accrue interest at the rate of 8% per annum. As of March 31, 2010, $ 1,563,7 43, including accrued and unpaid interest, was outstanding under the PBS Note, $ 806,780 , including accrued and unpaid interest, was outstanding under the Family Trusts Note, and $ 55,129 , including accrued and unpaid interest, was outstanding under the Capretti Note. In the event the Paramount Notes become due and payable prior to the consummation by us of a Qualified Financing, reverse merger, sale of the company or other transaction, we will be obligated to pay the noteholders, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest, a cash premium equal to 42.8571% of the aggregate principal amount of the Paramount Notes.

All outstanding principal of the Paramount Notes, and all accrued interest thereon, will automatically convert into the securities issued in a Qualified Financing on the same terms as the 10% Notes. This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $    per Unit (the mid-point of the price range set forth on the cover page of this prospectus), the Paramount Notes will automatically convert into     Units.

Line of Credit

On December 3, 2008, we, PBS and various other private pharmaceutical companies with common ownership by the sole member of PBS entered into a loan agreement with Bank of America, N.A. for a line of credit of $2,000,000. PBS pledged collateral securing our and the other borrowers’ obligations to Bank of America, N.A. under the loan agreement. Interest on amounts borrowed under the line of credit accrues and is payable on a monthly basis at an annual rate equal to the London Interbank Offered Rate (LIBOR) plus 1%. On November 10, 2009, the parties entered into Amendment No. 1 to the Loan Agreement, which extended the initial one-year term for an additional year, such that it currently matures on November 5, 2010, and reduced the aggregate amount available under the line of credit to $1,000,000. Under the loan agreement, our liability under the line of credit is several, not joint, with respect to the payment of all obligations thereunder. As of March 31, 2010 , the amount borrowed by us that was outstanding under this line of credit was $150,000.

Net Cash Used in Operating Activities

Net cash used in operating activities was $3,851,415 for the year ended December 31, 2009. The net loss for the year ended December 31, 2009 was higher than net cash used in operating activities by $333,096. The primary reasons for the difference are adjustments for non-cash charges such as interest accruals of $794,672 related to our senior convertible notes and related party notes, amortization of deferred financing costs and debt discount of $235,464 and amortization of stock-based compensation of $49,247, as well as a net increase in deferred revenue of $653,714 relating to payments we received under a sublicense agreement, which were substantially offset by a decrease in accounts payable and accrued expenses of $1,418,979, which was primarily attributable to license fees and milestone payments to Dong Wha that were accrued in 2008 but were paid in January 2009. Net cash used in operating activities was $2,485,373 for the year ended December 31, 2008. The net loss for the year ended December 31, 2008 is higher than net cash used in operating activities by $2,691,750. The primary reasons for the difference are adjustments for non-cash charges such as amortization of deferred financing costs and debt discount of $637,651, interest accruals of $477,339 related to our senior convertible notes and related party notes and amortization of stock-based compensation of $260,406, as well as increases in other current assets of $214,842 and an increase in accounts payable and accrued expenses of $1,083,078.

Net cash used in operating activities was $ 1, 151, 686 for the three months ended March 31, 2010. The net loss for the three months ended March 31, 2010 was higher than net cash used in operating activities by $ 318, 149. The primary reasons for the difference are adjustments for non-cash charges such as interest accruals of $339,529 related to our senior convertible notes and related party notes and amortization of deferred financing costs and debt discount of $272,798, which were partially offset by a decrease in accounts payable and accrued expenses of $291,231, which was primarily attributable to a payment to UCB of $132,000 that was accrued in 2009 in connection with a sublicense agreement but was paid in January 2010, bonus payments of $25,000 to each of Dr. Wikler and Mr. Rock that were accrued in 2008 and 2009, respectively, as well a reduction of more than $100,000 in accounts payable. Net cash used in operating activities was $ 2,666,738 for the three months ended March 31, 2009. The net loss for the three months ended March 31, 2009 is lower than net cash used in operating activities by $ 2,064,236. The primary reasons for the difference are a decrease in accounts payable and accrued expenses of $2,319,591, which was primarily attributable to license fees and milestone payments to Dong Wha that were accrued in 2008 but were paid in January 2009, which decrease was partially offset by adjustments for non-cash charges such as interest accruals of $145,394 related to our senior convertible notes and related party notes, amortization of deferred financing costs and debt discount of $57,562 and amortization of stock-based compensation of $29,339.

Net Cash Used in Investing Activities

No cash was used in investing activities for the years ended December 31, 2009 and 2008. No cash was used in investing activities for the three months ended March 31, 2010 and 2009.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2009 was $3,812,500, which consisted of private placements of our PCP Notes from which we received gross proceeds of $2,875,000, proceeds from our related party notes of $1,000,000 and proceeds from the utilization of our line of credit of $100,000, which were offset by cash paid for financing costs of $62,500 and repayment of amounts owed under our related party notes of $100,000. Net cash provided by financing activities for the year ended December 31, 2008 was $171,003, which consisted of proceeds from our related party notes of $70,000, credits for deferred financing costs of $50,951, proceeds from the utilization of our line of credit of $50,000 and proceeds from the receipt of stock issuances of $52.

Net cash provided by financing activities for the three months ended March 31, 2010 was $3,071,564, which consisted of private placements of our 8% Notes through which we received gross proceeds of $ 3,343,000 and proceeds from our related party notes of $ 215,000, which were offset by cash paid for financing costs of $ 486,436 . Net cash provided by financing activities for the three months ended March 31, 2009 was $2,792,500, which consisted of a private placement of one of our PCP Notes from which we received gross proceeds of $2,750,000 and proceeds from the utilization of our line of credit of $100,000, which were offset by cash paid for financing costs of $57,500.

Funding Requirements

We expect to incur losses from operations for the foreseeable future. We expect to incur increasing research and development expenses, including expenses related to the hiring of personnel and additional clinical trials. We expect that our general and administrative expenses will also increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being a public company, including directors’ and officers’ insurance, investor relations programs, and increased professional fees. Our future capital requirements will depend on a number of factors, including the timing and outcome of clinical trials and regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the acquisition of licenses to new products or compounds, the status of competitive products, the availability of financing, and our success in developing markets for our product candidates.

Our expected future expenditures related to product development are as follows:

•	Approximately $ for PB-101 development to include the following:

o	complete our Phase 2 clinical trial for the community-acquired pneumonia (CAP) indication; and

o	complete all pre-clinical studies and a Phase 1 study required for an intravenous formulation of PB-101.

•	Approximately $ for PB-200a development to include the following:

o	complete chemical optimization .

We believe that the net proceeds from this offering, together with our existing cash, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements for at least two years. We believe that if we sell     Units in this offering at an initial public offering price of $    per share ($1.00 lower than the mid-point of the price range set forth on the cover page of this prospectus), or if we sell a fewer number of Units in this offering than anticipated, the resultant reduction in proceeds we receive from the offering would cause us to require additional capital earlier. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials.

We do not anticipate that we will generate product revenue for at least the next several years. In the absence of additional funding, we expect our continuing operating losses to result in increases in our cash used in operating activities over the next several quarters and years.

We may need to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. We do not currently have any commitments for future external funding. We may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate, and we may decide to raise additional funds even before we need them if the conditions for raising capital are favorable. We may seek to sell additional equity or debt securities or obtain a bank credit facility. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations.

Additional equity or debt financing, grants, or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our planned commercialization efforts or obtain funds through arrangements with collaborators or others that may require us to relinquish rights to certain product candidates that we might otherwise seek to develop or commercialize independently.

Financial Uncertainties Related to Potential Future Milestone Payments

We have acquired rights to develop and commercialize our product candidates through licenses granted by various parties. Certain of these licensing arrangements contain cash milestone payments and royalties.

Dong Wha License Agreement

On June 12, 2007, we entered into an exclusive, multinational license agreement with Dong Wha for PB-101, which we amended on April 22, 2008. Specifically, we in-licensed a quinolone compound (PB-101) for the treatment of various bacterial infections, and the corresponding United States and foreign patents and applications for all therapeutic uses. Under the terms of the license agreement, we are permitted to develop and commercialize PB-101 in all of the countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong. As consideration in part for the aforementioned rights to PB-101, we paid to Dong Wha an upfront license fee of $1,500,000, as well as additional license fees totaling $1,750,000 and a milestone payment of $500,000 and are required to make substantial payments, up to an additional $53,000,000 in total, to Dong Wha upon the achievement of certain net sales, clinical and regulatory-based milestones. In the event that PB-101 is commercialized, we are obligated to pay to Dong Wha annual royalties equal to a percentage of net sales. In the event that we sublicense PB-101 to a third party, we are obligated to pay to Dong Wha a portion of the royalties, sublicensing fees or other lump sum payments we receive from the sublicensee. Pursuant to the terms of the license agreement, we were required to initiate a Phase 2 clinical trial for an oral formulation of PB-101 within nine months of execution of the license agreement. In accordance with the license agreement, we previously purchased certain “extension periods” from Dong Wha, which extended the deadline before which we were required to initiate the Phase 2 clinical trial, in return for certain cash payments. We purchased extension periods for the extension of such deadline until March 2010. We initiated a Phase 2 clinical trial in the United States for the CAP indication in March 2010. During 2009 and 2008, we paid a total of $400,000 and $50,000, respectively, in purchasing these extensions. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry. Paramount Biosciences, LLC has guaranteed the payment in full of all amounts owed by us under the license to Dong Wha until such time as we have certifiable net tangible assets of at least $10,000,000. The license agreement terminates on the expiration of our obligation to make payments to Dong Wha, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by us, in our sole discretion, upon 30 days’ prior written notice to Dong Wha. The license agreement may be terminated by Dong Wha upon or after our breach of any material provision of the agreement if we have not cured such breach within 90 days after receipt of express written notice thereof by Dong Wha. However, if any default is not capable of being cured within such 90 day period and we are diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Dong Wha shall not have the right to terminate the license agreement. In addition, Dong Wha may terminate the license agreement upon not less than 60 days’ prior written notice if we fail to meet a development milestone, subject to our right to extend such development milestone as set forth in the agreement.

UCB License Agreement

On June 12, 2007, we entered into an exclusive, worldwide license agreement with UCB Celltech, a United Kingdom corporation and a registered branch of UCB Pharma S.A., referred to herein as UCB, for a platform of aniline derivative compounds including PB-200a. Specifically, we in-licensed a series of compounds for the treatment of various fungal conditions, and the corresponding United States and foreign patents and applications for all therapeutic uses. As consideration in part for the aforementioned rights, we paid to UCB an upfront license fee of $100,000. In addition, we are required to make substantial payments, up to an additional

$12,000,000 in total, to UCB upon the achievement of certain clinical and regulatory-based milestones. In the event that PB-200a or another covered compound is commercialized, we and our sublicensees are obligated to pay to UCB annual royalties equal to a percentage of net sales in the single-digit range. We are also obligated to pay to UCB an annual license maintenance fee of $100,000, which is creditable against royalties otherwise due to the licensor. The license agreement terminates on the expiration of our obligation to pay royalties to UCB, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by us, in our sole discretion, upon 30 days’ prior written notice to UCB. The license agreement may be terminated by UCB immediately upon any material breach and/or any breach capable of remedy by us if we have not cured such remediable breach within 90 days after notice thereof by UCB requiring its remedy or any breach of any representation or warranty given by us to UCB.

Santee Sublicense Agreement

On July 10, 2007, we entered into an exclusive, multinational sublicense agreement with Santee Biosciences, Inc., a Delaware corporation, referred to herein as Santee, for PB-201, a formulation technology. Specifically, we in-licensed this technology from Santee for use in the development of azole-based antifungal drug formulations, including without limitation an itraconazole formulation, and the corresponding United States and foreign patents and applications. Under the terms of the sublicense agreement, we are permitted to develop and commercialize azole-based antifungal drugs we formulate using the PB-201 technology throughout North America and Europe. As consideration in part for the aforementioned rights, we paid to Santee an upfront license fee of $50,000. In addition, we are required to make substantial payments, up to an additional $10,000,000 in total, to Santee upon the achievement of certain clinical and regulatory-based milestones. In the event that any drug we formulate using the PB-201 technology is commercialized, we and our sublicensees are obligated to pay to Santee annual royalties equal to a percentage of net sales in the single-digit range. In the event that we sublicense PB-201 to a third party, we are obligated to pay Santee a portion of the royalties we receive from the sublicensee. The license agreement terminates on the date of expiration of the last to expire valid claim contained in the patent rights covering a licensed product in any country in North America and Europe, unless earlier terminated in accordance with the license agreement. The license agreement may be terminated by us, for any reason or no reason, by giving 30 days’ prior written notice to Santee. The license agreement will automatically terminate if we become insolvent. Santee has the right to terminate the license agreement (i) within 90 days after giving written notice of termination if we fail to make payment to Santee of royalties or other payments due in accordance with the terms of the agreement which are not the subject of a bona fide dispute between Santee and us unless we pay Santee, within the 90-day period, all such royalties and other payments due and payable and (ii) by giving 90 days’ prior written notice to us upon any material breach or default of the agreement by us, subject to our right to cure such breach or default during such 90-day period, unless the nature of the breach is such that additional time is reasonably needed to cure it, and we have commenced with good faith efforts to cure such breach, then Santee shall provide us with additional time to cure it.

Potential milestone payments for licensed technologies may or may not be triggered and may vary in size, depending on a number of variables, almost all of which are currently uncertain. Additionally, we believe we will not begin selling any products that would require us to make any such royalty payments until at least the end of 2013. Whether we will be obligated to make milestone or royalty payments in the future is subject to the success of our product development efforts and, accordingly, is inherently uncertain.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, we evaluate these estimates and judgments, including those described below. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

While our significant accounting policies are more fully described in Note 2 to our financial statements included at the end of this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results and affect the more significant judgments and estimates that we use in the preparation of our financial statements.

Stock-Based Compensation

We account for stock options granted to employees according to the Financial Accounting Standards Board Accounting Standards Codification No. 718 (“ASC 718”) , “Compensation — Stock Compensation” . Under ASC 718, share-based compensation cost is measured at grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period on a straight-line basis. We account for stock options and warrants granted to non-employees on a fair value basis in accordance with ASC 718 using the Black-Scholes option pricing method . The initial non-cash charge to operations for non-employee options and warrants with vesting are revalued at the end of each reporting period based upon the change in the fair value of the options and recognized as consulting expense over the related vesting period.

For the purpose of valuing options and warrants granted to employees and non-employees, we use the Black-Scholes option pricing model utilizing the assumptions noted in the following table. To determine the risk-free interest rate, we utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of our awards. We estimated the expected life of the options granted based on anticipated exercises in the future periods assuming the success of our business model as currently forecasted. For warrants and non-employee options, we used the contractual term of the warrant or option as the expected term. The expected dividend yield reflects our current and expected future policy for dividends on our common stock. The expected stock price volatility for our stock options was calculated by examining historical volatilities for publicly traded industry peers as we do not have any trading history for our common stock. We will continue to analyze the expected stock price volatility and expected term assumptions as more historical data for our common stock becomes available. Given the limited service period for our current employees and non-employees and the senior nature of the roles of those employees , we currently estimate that we will experience no forfeitures for those options currently outstanding.

	2009	2008
Risk-free interest rate	3.39%	0.35% – 2.5%
Expected volatility	169% – 246%	108% – 246%
Expected term of options and warrants	5	5
Expected dividend yield	0%	0%

Recent Accounting Pronouncements

In March 2010, the Financial Accounting Standards Board ratified the consensus of the Emerging Issues Task Force included in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition ” (ASC Topic 605-28; ASU No. 2010-17). The milestone method is optional by arrangement and generally provides that upon achievement of a substantially uncertain milestone, the related milestone payment may be recognized in income in its entirety. We have not yet evaluated the effects of this consensus and, accordingly, have not yet made an accounting policy decision for future arrangements. When the consensus becomes effective (years beginning on or after June 15, 2010; first quarter of 2011 for us), we will consider application of the consensus on a prospective or retrospective basis.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

BUSINESS

Overview

We are a biopharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the treatment and prevention of infectious diseases. We have obtained exclusive rights to candidates for the treatment of bacterial and fungal infections. To date, we have licensed all of the products in our pipeline.

Several of our product candidates seek to address large market opportunities in the antibiotic and antifungal markets, including our most advanced product candidate, PB-101 (zabofloxacin). PB-101 is a fluoroquinolone antibiotic which we initially plan to develop for the treatment of community-acquired pneumonia, or CAP, a common infection associated with significant morbidity and mortality. In the antifungal market, we are currently focused on developing PB-200a, which we anticipate will be an antifungal drug candidate for the treatment of two of the most common fungus strains (Candidia and Aspergillus).

We completed a Phase 1 QT trial for PB-101 in December 2009, and initiated a Phase 2 clinical trial in the United States for the CAP indication in March 2010. For PB-200a, we expect to complete optimization of the drug formulation by the end of the second quarter of 2011. However, once the optimal pharmaceutical properties for PB-200a are achieved, we will require additional funds following the completion of this offering in order to complete pre-clinical studies required to submit an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) for a Phase 1 study.

We also have certain rights to use PB-201, a formulation technology, which may result in one or more additional antifungal drug candidates, and we plan to utilize this technology in the future to seek to reformulate the antifungal drug itraconazole, which is one of the standard therapies for the treatment of onychomycosis (nail fungus). However, we do not intend to use the net proceeds of this offering for the development of any drug candidate using the PB-201 technology and we will require additional funds following the completion of this offering in order to optimize the reformulation of itraconazole using this technology .

Products

PB-101 (zabofloxacin)

A fluoroquinolone antibiotic that in preclinical studies exhibited enhanced in vitro microbiological activity against Streptococcus pneumoniae (including strains resistant to other antibiotics) and those pathogens responsible for most community acquired respiratory tract infections. We plan to develop PB-101 for the treatment of community acquired respiratory tract infections, including CAP. Preclinical in vitro microbiological studies also suggests that PB-101 has activity against community acquired strains of methicillin resistant Staphylococcus aureus, also known as MRSA. Therefore, we believe PB-101 may be effective in treating other community acquired infections, such as skin and soft tissue infections. PB-101 is licensed from Dong Wha. Our licensing agreement allows us to develop and commercialize PB-101 in all countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong.

Significant progress has been made in the development of PB-101, including the following:

•	Two Phase 1 studies conducted in healthy volunteers

•	IND filed with the FDA

•	Phase 1 QT study completed in December 2009

•	Phase 2 clinical trial for the CAP indication initiated in March 2010

PB-200a

One of several potential products in our PB-200 antifungal platform that is thought to work by inhibiting the biosynthesis of glucan synthase, an enzyme integral to the cell wall of fungi. Preclinical studies indicate that PB-200a shows in vitro activity against the two most common fungus strains (Candidia and Aspergillus) that cause systemic infections. In contrast to other marketed glucan synthase inhibitors, evidence from an animal study suggests PB-200a will be orally bioavailable. This is a result of the chemical structure and solubility profile of this compound. We plan to develop candidate formulations of PB-200a with potential for both oral and intravenous dosing. We anticipate completing optimization of this candidate by the end of the second quarter of 2011. Once the optimal pharmaceutical properties are achieved, we will require additional funds following the completion of this offering to conduct the pre-clinical studies required to file an IND for a Phase 1 study. PB-200a is licensed from UCB Celltech, a United Kingdom corporation and registered branch of UCB Pharma S.A. (referred to herein as UCB). Under our license agreement with UCB, we hold worldwide development and commercialization rights for a platform for aniline derivative compounds, including PB-200a, for all fields of use.

PB-201

A formulation technology that we will seek to utilize to reformulate the anti-fungal drug itraconazole, which is marketed as Sporanox® by Ortho-McNeil-Janssen and available generically. Itraconazole is one of the standard therapies for the treatment of onychomycosis (nail fungus). Unpredictable absorption of current formulations makes it difficult to reliably achieve therapeutically effective and non-toxic dosage. Our plan is to reformulate itraconazole to make it more water soluble, which we believe will result in more predictable absorption and thereby allow physicians to administer therapeutically effective doses while decreasing the likelihood of toxicity by employing PB-201, a technology which relies on beta-cyclodextrin (a complex sugar molecule) and phospholipid components. However, we do not intend to use the proceeds of this offering for this reformulation and we will require additional funds following the completion of this offering in order to complete our optimization work on this reformulation and conduct animal studies to examine the absorption characteristics of the reformulated itraconazole. We licensed the PB-201 formulation technology from Santee Biosciences, Inc., a Delaware corporation (referred to herein as Santee). Under our sublicense agreement with Santee, we hold development and commercialization rights in North America and Europe for the use of the PB-201 technology in azole-based antifungal drug formulations.

The following table summarizes our primary product candidates:

Product	Intended Indication	Status of Programs	Commercial Rights
PB-101 (zabofloxacin)	Treatment of Community Acquired Bacterial Respiratory Infections (Pneumonia, Bronchitis, Sinusitis)	Three Phase 1 trials completed, including thorough QT study. Phase 2 trial for CAP initiated in March 2010	All countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong

PB-200a	Treatment of Systemic Infections Caused by Candida and Aspergillus	Currently in c hemical o ptimization	Worldwide

PB-201	Treatment of Onychomycois (Toe Nail Fungal Infections)	Currently in f ormulation o ptimization	North America Europe

In addition to the above product candidates, we licensed from UCB a platform of eight other antifungal drug targets in several classes (including glucan synthesis inhibitors). We do not currently plan to independently develop these other products and we may seek to out-license or co-develop some or all of these products.

Our Strategy

Our strategy is to develop a pipeline of antimicrobials (antibiotics and antifungals) to meet unmet and under met needs in the treatment and prevention of infectious diseases.

With respect to PB-101 (zabobfloxacin), our strategy is to:

•	Complete one Phase 2 clinical trial for the treatment of CAP. This trial was initiated in March 2010 and we anticipate having data from this study in the second quarter of 2012;

•	Complete one Phase 1 study of an intravenous formulation of PB-101 by the end of the first quarter of 2012; and

•	Conduct Phase 3 trials for the treatment of CAP, Acute Bacterial Exacerbation of Chronic Bronchitis (ABECB), and Acute Bacterial Sinusitis (ABS) and obtain regulatory approvals for the treatment of CAP, ABECB, and ABS in the United States and European Union. We will require additional funds to conduct these Phase 3 trials and obtain these regulatory approvals.

With respect to PB-200a, our lead antifungal compound, our strategy is to:

•	Complete chemical optimization by the end of the second quarter of 2011; and

•	Complete pre-clinical studies required to submit an IND for a Phase 1 study. We will require additional funds to complete these studies and submit an IND.

With respect to PB-201, our reformulation of itraconazole, our strategy is to:

•	Optimize the reformulation of itraconazole using this technology and conduct animal studies to examine the absorption characteristics of the reformulated itraconazole. We will require additional funds to optimize this reformulation and conduct these animal studies.

Background on the Antimicrobial (e.g. antibiotics and antifungals) Market

Antimicrobials are compounds that either kill or inhibit the growth of microorganisms, which includes bacteria and fungi, as well as others such as viruses. According to the National Center for Health Statistics, infectious diseases are the fifth leading cause of death in the United States and the second leading cause of death globally , as reported by the World Health Organization . Infectious diseases also contribute to compromised health, disability, and loss of productivity. The National Center for Health Statistics reports that in the United States, there were an estimated 22.2 million visits to office-based physicians for infectious and parasitic diseases in 2006 . The use of antimicrobials varies based upon numerous factors, including patient factors, such as age and other underlying conditions, community of residence (i.e., are there resistant strains of bacteria or fungi seen in the community), and the setting where the patient is being cared for (e.g. outpatient, skilled nursing facility, hospital). Antimicrobial use is frequently divided into uses in the outpatient setting where they are generally prescribed by family physicians, internists and pediatricians, and the inpatient setting where they are generally prescribed by internists, pulmonologists and infectious diseases physicians, due to the differences in the bacteria and fungi encountered in each of these settings. In the outpatient setting, the physician rarely obtains data that identifies the specific infecting organism; therefore, the treatment of such infections is generally directed at selecting an antimicrobial that is likely to be effective against those organisms most likely to be causing the infection, and likely to be safe and well-tolerated by the patient. In the inpatient or hospital setting, the physician frequently has some knowledge of the causative organism and the antimicrobials that are likely to be effective. As a result, antimicrobial prescribing in the inpatient setting can frequently be more organism-focused, whereas in the outpatient setting, broader antimicrobial coverage may be utilized to maximize the likelihood of therapeutic success.

Antimicrobials tend to be differentiated by certain critical characteristics. These characteristics were carefully considered in selecting the compounds being developed by IASO Pharma, which we believe will result in products that will have clear advantages to currently available therapies.

•	Potency: The potency of an antimicrobial is measured by determining how much of the antimicrobial is required to inhibit the growth or kill the microorganism of interest. This can be determined either by in vitro testing (not in living animals) or by in vivo testing (in living animals), which is conducted in animal testing. The less of an antimicrobial that is required to inhibit the growth or kill the microorganism, the more potent the antimicrobial.

•	Ability to Kill Versus Inhibit Bacterial Growth: Through both in vitro and in vivo testing, one can determine whether an antimicrobial will kill the microorganism or just inhibit the growth of the organism. Generally, physicians prefer antimicrobials that kill the organism. These drugs are called “cidal” drugs. In addition to whether a drug is “cidal”, it is also known that some antimicrobials work more quickly in causing death of the microorganism.

•	Development of Resistance: Much of the resistance problems of today are the result of numerous factors, including the over utilization of drugs that may stimulate resistance, and the inappropriate dosing of an antimicrobial. It is possible to experimentally determine the likelihood of the development of resistance when an antimicrobial is used, and to potentially optimize dosing to minimize the development of resistance.

•	Pharmacokinetic/Pharmacodynamic (PK/PD) Profile: For most classes of currently available antimicrobials, much is known about what drug concentration profiles are predictive of a successful outcome. For example, for some classes of antimicrobials, if the drug concentrations remain above the minimum inhibitory concentration (MIC) required to inhibit the growth of the microorganism being treated for a target percent of the dosing interval, then there is a very high likelihood of a successful result. By understanding the relevant PK/PD target required for the antimicrobial being developed, utilizing data from animal studies, and utilizing human data on blood/tissue concentrations obtained, one can determine the required dose and frequency likely to result in successful outcomes.

•	Dosing Convenience Factors: Dosing convenience factors include the frequency, duration of treatment, and mode of administration that an antimicrobial needs to be administered/taken. Generally, the less frequently an antimicrobial needs to be administered/taken, the better as this would improve patient compliance in the outpatient setting, and decrease the amount of nursing time and potentially time that an intravenous line is utilized for inpatients. Less frequent dosing would also lessen the opportunity for potential missed doses. In the outpatient setting, having an oral formulation is critically important, and if treating children should include liquid formulations, dissolvable sachets, and/or chewable tablets. Ideally, an antimicrobial that can be administered both orally and intravenously, that can provide similar drug levels when administered by either route is preferable. This allows a patient that requires hospitalization and initial treatment with an intravenous antimicrobial to be easily transitioned to an equivalent oral drug and to be discharged from the hospital sooner. The required duration of therapy is also an important consideration. Some classes of antimicrobials are known to kill organisms quickly, compared to other classes. If one can more quickly kill these organisms and reduce their numbers, it would be anticipated that a shorter course of therapy could be possible.

•	Safety and Tolerability: The safety of an antimicrobial determined through the evaluation of any changes in laboratory tests and physical signs and symptoms than can be possibly attributed to the use of the antimicrobial. Much of this information is gathered during the clinical development of a drug, as well as during post-marketing surveillance of safety. Tolerability factors tend to be noted by the patient, such as nausea, vomiting, headache, or other discomfort. For an antimicrobial to be accepted by the physician, the safety and tolerability profile must be appropriate relative to the seriousness of the infection being treated and other effective alternatives.

PB-101 (zabofloxacin)

Market Opportunity

We believe there is a need for new antibiotic therapies for the treatment of community acquired respiratory infections. The largest use of antibiotics is for respiratory tract infections, which include CAP, ABECB and ABS. Treatment of these respiratory infections has been hindered by the increasing prevalence of drug-resistant and multi-drug resistant bacterial strains, particularly S. pneumoniae, the most common causative bacteria of such infections.

According the Infectious Diseases Society of America, S. pneumoniae is the most common identifiable etiologic cause of pneumonia, is responsible for approximately two-thirds of all bacteremic pneumonias , and is the most frequent cause of death from CAP . Over the years, the incidence of strains of S. pneumoniae resistant to &bgr;-lactam antibiotics (e.g. penicillin, ampicillin, cephalosporins) and macrolide antibiotics (e.g. azithromycin) have increased. In addition, there has been the emergence of strains resistant to currently available quinolone antibiotics (e.g. levofloxacin). These resistant strains have been encountered in the community setting, and are therefore, not a problem which is unique to hospitalized patients.

Zabofloxacin is a quinolone antibiotic. Due to the organisms responsible for these infections, the convenience of use, ability to easily transition from intravenous to oral therapy, and the safety profile of currently marketed quinolones, these drugs are commonly used by physicians for the treatment of such infections. We believe that zabofloxacin will have the characteristics of the currently used quinolones but with the advantage of being able to handle many of the strains of S. pneumoniae that are resistant to the currently marketed products.

Community Acquired Pneumonia (CAP)

CAP is a common infection associated with significant morbidity and mortality. According to a January 2002 article published in the Journal of Respiratory Diseases, it is estimated that approximately 5.6 million persons have CAP annually in the United States and according to the center for Disease Control, CAP results in 1.2 million hospitalizations and over 55,000 deaths per year. The National Center for Health Statistics reports that “influenza and pneumonia” is the eighth most common cause of death in the U.S., and the seventh most common cause of death in those over the age of 65. The bacterial strains most commonly causing CAP are S. pneumoniae, Mycoplasma pneumoniae, Haemophilus influenzae, Chlamydia pneumoniae, and Moraxella catarrhalis. The practice guidelines of the American Thoracic Society and the Infectious Diseases Society of American recommend the use of respiratory quinolone antibiotics as empiric drugs of choice for outpatients with co-morbidities and hospitalized patients outside of the intensive care unit.

Acute Bacterial Exacerbation of Chronic Bronchitis (ABECB)

Bronchitis, an inflammatory condition of the airways in the lungs is generally considered chronic when a patient experiences a cough and sputum production on most days during three consecutive months for over two successive years. Acute exacerbation of chronic bronchitis (AECB) as a result of bacterial infection is termed an acute bacterial exacerbation of chronic bronchitis (ABECB) .

In 2009, the U.S. National Institutes of Health reported that there are between 12 and 24 million people in the U.S. with Chronic Obstructive Pulmonary Disease (COPD) and data published in the Canadian Guidelines for the management of A ECB (2003), showed that the average patient with COPD averages two to three cases of A ECB per year. Based upon these data, we estimate that episodes of A ECB occur over 30 million times per year in the U.S. The most common bacteria isolated from the sputum of ABECB patients are similar to those isolated from patients with CAP, namely S. pneumoniae, H. influenzae and M. catarrhalis. Additionally, the increasing resistance of these bacterial strains to antibiotics has complicated treatment of ABECB.

Acute Bacterial Sinusitis (ABS)

Acute bacterial sinusitis is an infection in one or more of the paranasal sinuses. It is one of the most common health conditions in the United States. As reported in the Journal of Allergy and Clinical Immunology (2004), there are an estimated 18 million cases of sinusitis, resulting in 30 million courses of antibiotics per year in the U.S. Studies have indicated that S. pneumoniae, H. influenzae, and M. catarrhalis are the most common bacterial pathogens encountered in ABS. As with CAP and ABECB, the increasing resistance of these bacterial strains to commonly used antibiotics can make the treatment of these infections difficult.

Our Product (PB-101)

PB-101 (zabofloxacin) is being developed for the treatment of community acquired respiratory infections (CAP, ABECB, ABS). We are not aware of any other quinolone being specifically developed for the treatment of these infections. PB-101 shares many of the characteristics that have made the quinolone antibiotics so popular: available both intravenously and orally with similar blood concentrations, good microbiologic spectrum, once daily dosing, kills bacteria and does so quickly, well characterized PK/PD characteristics required for successful therapy allows for selection of efficacious dosage, well characterized chemical properties allow one to minimize the development of a compound which is likely to have toxicity, over 20 years of clinical experience with this class. As is the case with most classes of antibiotics, some resistance has developed over the years to the currently used members of the quinolone class. As a result, there is the need for a new quinolone antibiotic that will effectively treat those organisms that have developed resistance.

Based upon the currently available non-clinical and clinical data, we believe that PB-101 offers advantages over the currently available antibiotics for the treatment of community acquired respiratory tract infections.

•	Currently available quinolones (e.g. levofloxacin, moxifloxacin): As discussed below, in preclinical studies, PB-101 has exhibited more potency against S. pneumoniae than these currently available quinolone antibiotics.

•	Macrolides (e.g. azithromycin): Preclinical data indicates that PB-101 may be more potent against both S.pneumoniae and H. influenzae than macrolides. There is a high incidence of S. pneumoniae strains that are resistant to the macrolides, and in many parts of the country these rates are so high as to make these drugs poor choices for the treatment of these infections.

•	Beta-Lactams (e.g. penicillin, ampicillin, cephalosporins): Preclinical studies also have shown that PB-101 may be more potent against S. pneumoniae, while remaining equally active against strains that are resistant to this class of drugs. In addition, due to the pharmacokinetic properties of beta-lactams, and their chemical structures, they need to be taken numerous times per day, and there are not equivalent intravenous and oral formulations which would allow for convenient transition for hospitalized patients. This class of drugs are also not active against the so-called “atypical” bacteria (i.e. M. pneumoniae, C. pneumoniae, L. pneumophila) which frequently cause these infections.

Development

Preclinical In Vitro Studies

PB-101 exhibits bactericidal activity against the bacteria responsible for most community acquired respiratory tract infections. In vitro studies suggest that PB-101 is two to eight times more active against common respiratory tract bacteria compared to currently marketed quinolone antibiotics. In addition, no antibiotic currently marketed for the treatment of community acquired respiratory tract infections is more potent than zabofloxacin against penicillin non-susceptible strains of S. pneumoniae. Zabofloxacin is also very active against the so-called “atypical” pathogens, C. pneumoniae, M. pneumoniae, and L. pneumophila which cause pneumonia.

Preclinical In Vivo Studies

The in vivo efficacy of PB-101 was examined in a standard mouse model of systemic infection. In these mice, PB-101 displayed substantial bactericidal activity against systemic infections caused by three types of Gram-positive bacteria, based on a standard measure of viable bacteria post-administration. The in vivo efficacy of PB-101 appeared consistent with its in vitro potency. The median effective dose (ED50) of PB-101 was significantly lower than those of ciprofloxacin, moxifloxacin and gemifloxacin, meaning that less zabofloxacin is required for a successful outcome relative to the other quinolone antibiotics.

Preclinical Toxicology Studies

Preclinical oral toxicity studies in rats, mice and dogs were completed as part of IND-enabling studies to support the advancement of PB-101 into clinical studies. To put these studies into perspective, the dose of PB-101 which will be utilized in the treatment of infections in humans will be in the range of 5.5 to 7.5 mg/kg/day, generally for up to five days. There were no findings of concern in these studies to indicate that there are likely to be toxicity issues for PB-101.

The bacterial reverse mutation assay (using bacteria cells) and the micronucleus test (using the bone marrow cells of ICR mice) were employed to evaluate the genetic toxicity of PB-101. Neither test revealed that the compound was mutagenic in the cells tested. The chromosome aberration test was employed to evaluate whether PB-101 causes structural chromosome aberrations in cultured mammalian cells, in this case from the Chinese hamster lung (CHL) cell line. PB-101 was found to cause structural aberrations in these cells only at concentrations that are significantly higher than the anticipated therapeutic concentration.

Single dose studies in rats and mice showed that PB-101 did not display detectable toxicity in mice orally administered 1000 mg/kg of the compound. Additionally, to establish the toxicity profile of this drug, standard, two- and four-week repeat-dose toxicity studies were performed in rats and beagle dogs.

The potential of PB-101 to affect cardiac repolarization was assessed in a study of its effects on hERG (human ether-a-go-go gene) channel current expressed I Chinese hamster ovary (CHO) cells. In this experiment, PB-101 was found to have little interaction with the hERG channel: The concentration of PB-101 necessary for inhibition (IC50 = 218 &mgr;M) was approximately 4- to 10- fold higher than that of sparfloxacin (IC50 = 18 &mgr;M) and grepafloxacin (IC50 = 50 &mgr;M), and approximately 2- fold higher than that of the marketed antibiotic moxifloxacin (IC50 = 129 &mgr;M).

In accordance with the “Note for Guidance on Non-Clinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals” (CPMP/ICH/286/95, modification), the likely duration of therapy with PB-101 will be between three and seven days; therefore, we believe the duration of these toxicology studies (up to four weeks) is sufficient to allow a clinical trial in humans based on the guidelines.

Clinical Studies in Humans

Two Phase 1, escalating-dose studies with PB-101 were completed by Dong Wha in the United Kingdom in healthy male volunteers, and one Phase 1 thorough ECG trial was conducted by us in the United States.

A Randomized, Double-Blind, Placebo-Controlled Study in Healthy Male Subjects to Investigate the Safety, Tolerability and Pharmacokinetics of Ascending Single Oral Doses of PB-101 Incorporating a Comparison of Fed/Fasted Pharmacokinetics

The objective of this Phase 1 study was to assess the safety and tolerability of single oral doses of PB-101 at five dose levels. The secondary objectives were to assess the pharmacokinetics of a single oral dose of PB-101 and to assess the effect of food on the pharmacokinetics of PB-101. This study was a first-in-man, single-center, randomized, double-blind, placebo-controlled, ascending, single-dose study. In addition to subjects receiving a placebo, doses of 10, 50, 100, 400 and 800 mg of PB-101 were studied.

Safety was evaluated by monitoring adverse events and vital signs (heart rate, blood pressure, temperature and respiration rate), and by performing physical examinations, electrocardiograms (ECGs) and clinical laboratory tests. Thirty male adult subjects were enrolled and completed the clinical phase of the study. All 30 subjects were included in the safety assessment. Pharmacokinetic assessments were performed on the 25 subjects who received PB-101.

No severe or serious adverse events occurred during this study, and no subject was withdrawn due to an adverse event. Seven subjects (23%) had one treatment-emergent adverse event during this study. This percentage of subjects with adverse events is standard for a Phase 1 study of this nature. All adverse events were mild and all were classified as either unrelated or unlikely related to the study treatments, with one exception. One episode of headache (PB-101 HCL 10 mg group) was considered to be possibly related to study treatment.

An Ascending Dose Study to Assess the Safety and Tolerability of PB-101 When Given in Multiple Doses to Healthy Male Volunteers

The objective of this Phase 1 study was to assess the safety and tolerability of multiple oral doses of PB-101 at three dose levels. The secondary objectives of this study were to assess the pharmacokinetic linearity, dose proportionality and accumulation after repeated once daily oral doses for seven days.

This was a single-center, randomized, double-blind, placebo-controlled, ascending multiple-dose study. In addition to subjects receiving a placebo, doses of 200, 400 and 800 mg of PB-101 were studied in 24 subjects.

Safety was evaluated by monitoring adverse events, physical examination findings, vital signs (heart rate, blood pressure, temperature and respiratory rate), ECGs and clinical laboratory test results. Twenty-four male adult subjects ranging in age from 19 to 45 years were enrolled and completed the clinical phase of the study. All 24 subjects were included in the safety assessment. Pharmacokinetic assessments were performed on the 18 subjects who received active treatments.

No severe or serious adverse events occurred during this study, and no subject was withdrawn due to an adverse event. Fifteen subjects (62.5%) presented with 34 treatment-emergent adverse events during this study. This percentage of subjects with adverse events is standard for a Phase 1 study of this nature. Two adverse events were moderate and the remaining adverse events were mild. Three subjects (12.5%) had mild elevations of their liver enzymes, which were judged mild adverse events and likely treatment-related. One subject (4.2%) experienced mild tachycardia judged unlikely related to the study treatment. Two subjects (8.3%), both in the highest dose (800 mg) group, developed a rash, one rash of mild intensity and the other of moderate intensity.

The mild rash resolved without therapy, and the moderate rash resolved with therapy. No ECG abnormalities were seen that were considered to be an adverse event.

The study researchers concluded that multiple oral doses of 200 and 400 mg of PB-101 appear to be safe and well tolerated when administered to healthy male subjects. Multiple doses of 800 mg appear to be less well tolerated due to the two rashes seen. The pharmacokinetic profile of these doses was well characterized. Dose proportionality between the 200 to 800 mg dose levels was confirmed. These results indicate that rate and extent of absorption of PB-101 on Day 1 and Day 7 increased in a dose-proportional manner over the dose range studied. In addition, no significant accumulation of PB-101 was observed.

A Single-Center, Triple-Blind, Triple-Dummy, Randomized, Single-Dose, Four-Way Crossover Trial to Define the ECG Effects of PB-101 Using a Clinical and a Supratherapeutic Dose Compared to Placebo and Moxifloxacin (a Positive Control) in Healthy Men and Women: A Thorough ECG Trial

This study is required by regulatory authorities in early stages of a drug’s development to examine if a new drug has the potential to cause cardiac effects which would be seen in the ECG. This study was conducted following established standards as required by regulatory authorities, and was reviewed prior to being conducted by the FDA. Enrollment in this trial concluded in December 2009, and the ECG data was analyzed by a group with expertise in conducting such evaluations. The conclusions of the report from these experts are as follows, “in conclusion, this well conducted and valid (assay sensitivity being reached and placebo group showing control of background QTc variability) thorough ECG Trial demonstrated that PB-101 had no effects on heart rate, PR and QRS interval duration or clear important changes in cardiac morphology. The effects on cardiac repolarization by the preponderance of data including a careful pharmacodynamic-pharmacokinetic analysis also show that PB-101 does not have any clear signal affecting cardiac repolarization.” The final clinical and PK data are not yet available from this trial; however, there were no serious adverse events reported.

Hollow Fiber Models

The Hollow Fiber infection model allows an in vitro system to mimic the pharmacokinetic profile of a drug seen in man, including dose and half-life, with a certain strain of bacteria. This model overcomes many of the limitations of animal models. Hollow Fiber Models have become a very powerful tool in the evaluation of antibiotics. This model has been utilized to allow various dose regimens of PB-101 to be tested against pathogenic strains of S. pneumoniae.

Dose ranging studies were conducted using the hollow fiber model to determine the amount of drug needed to kill these organisms and to prevent the emergence of resistance during therapy. PB-101 was administered once daily in the Hollow Fiber System to simulate the pharmacokinetic profile seen in humans, based upon the results of the Phase 1 single-escalation dose study in healthy male volunteers.

Doses of PB-101 of 400 mg and greater every 24 hours were successful. These dose regimens killed the total bacterial population and did not select for resistance. Doses of PB-101 of 400 mg or greater were so effective that a single dose sterilized the system.

Utilizing this hollow fiber model data, along with all of the pre-clinical and clinical data from the Phase 1 studies, we are in a position to select the dosage regimen for our Phase 2 trial which is likely to be successful in treating community acquired respiratory infections and to be safe.

Our Phase 2 Clinical Trial for PB-101

In March 2010, we started our Phase 2 trial of PB-101 for the treatment of Community Acquired Pneumonia (CAP). This study was rigorously designed taking into consideration FDA guidance for such studies. The study design was also reviewed by the FDA. This is a three arm, randomized, double-blinded, double-dummy study to examine two dosing regimens of PB-101 compared to a standard currently approved quinolone antibiotic. The doses of PB-101 to be studied in the Phase 2 study were determined based upon the microbiologic activity, animal studies and hollow fiber modeling which utilized pharmacologic data from the Phase 1 trials. It is anticipated that approximately 180 bacteriologically confirmed cases of CAP will be enrolled into this study. The study is planned to be conducted in the U.S., Europe, and South Africa. In addition to the standard clinical and microbiologic endpoints, evaluations will be conducted to determine the impact of PB-101 on patient reported factors, and the speed at which improvement and resolution occurs. Pharmacokinetic samples will also be obtained to get a more thorough understanding of the pharmacokinetic profile of PB-101 in patients. Routine evaluation of safety will be accomplished through laboratory tests, electrocardiograms, vital signs, and physical signs and symptoms. It is anticipated that the results of this study will allow us to move into Phase 3 clinical trials for CAP, Acute Bacterial Exacerbations of Chronic Bronchitis (ABECB), and Acute Bacterial Sinusitis (ABS) required for regulatory approvals.

Development Leading to Regulatory Approval

We expect that the following additional clinical studies will be required to be conducted in order to obtain regulatory approval for the marketing of PB-101 for the treatment of Community Acquired Pneumonia, Acute Bacterial Exacerbation of Chronic Bronchitis and Acute Bacterial Sinusitis:

•	One Phase 1 study of an intravenous formulation;

•	One Phase 1 study to determine dosing in renally impaired subjects;

•	Two Phase 3 trials of Community Acquired Pneumonia;

•	One Phase 3 trial of Acute Bacterial Exacerbation of Chronic Bronchitis; and

•	Two Phase 3 trials of Acute Bacterial Sinusitis.

Except for the Phase 1 study for an intravenous formulation of PB-101, we will require additional funds to conduct all of the above studies and trials.

Product Commercialization

We anticipate that we would commercialize PB-101 through a commercialization partnership with a pharmaceutical company with a large sales force. To successfully commercialize such a product, a sales force of significant size would be required as the target physician prescribers are family physicians, internists, emergency room physicians, pulmonologists and infectious diseases physicians.

PB-200a

Market Opportunity

Systemic fungal infections are increasing as a result of the increasing numbers of immunocompromised patients, primarily due to cancer patients who become neutropenic due to chemotherapy, and transplant recipients who receive immunosuppressive therapy. According to a January 2007 review article published by the American Society of Microbiology, Candida species are the fourth leading cause of hospital acquired blood stream infections, and account for 8-10% of all such infections. According to a December 2009 review article on eMedicine, invasive Aspergillosis is estimated to occur in 10-20% of leukemia patients receiving chemotherapy, 5-25% of patients who have had lung and/or heart transplants, and 5-13% of patients who have had bone marrow transplants. Despite the available treatment options, mortality following fungal infection remains high . F or example, according to a January 2007 review article published by the American Society of Microbiology, mortality rates are 40% for candidemia , an infection of the blood stream caused by Candida, and , according to a December 2009 review article on eMedicine, mortality rates range from 30-95% for aspergillosis, an infection caused by the Aspergillus fungus that usually affects the lungs. Although there are numerous antifungal therapies available, there is still no ideal drug. As a result of this, we believe there is a need for new antifungal therapies for the treatment of systemic fungal infections.

There are currently three classes of antifungal therapies available, the polyenes (e.g. amphotericin B), azoles (e.g. voriconazole, posaconazole), and the echinocandins (e.g. caspofungin, micafungin). Amphotericin B has been utilized for over 40 years, however this use of this drug is complicated by both infusion related reactions and nephrotoxicity. In addition, an increasing percentage of strains of Candida have become resistant to amphotericin B.

The azoles have also been available commercially for quite awhile, and although an improvement from a safety perspective compared to amphotericin B, it is also not an ideal drug. These agents have been associated with hepatic toxicity and drug interactions. In addition, these drugs have limited fungicidal activity, and do not appear to be as effective against systemic infections caused by Aspergillus.

The newest class of antifungal drugs, known as the echinocandins were first introduced approximately eight years ago. The echinocandins, also known as glucan synthase inhibitors (GSIs), work by inhibiting the synthesis of &bgr; (1,3)-D-glucan, a component of the fungal cell wall. These drugs represented an advance in that they are quite effective, with few drug interactions, and a good safety profile. The major drawback for this class of drugs is that they are not available in oral formulations. As a result of their effectiveness, good safety profile, and lack of significant drug interactions, the echinocandins have been well accepted by physicians.

An agent that is safe and efficacious and provides flexibility in methods of administration likely would capture a large share of the antifungal market.

Our Product (PB-200a)

PB-200a, is an echinocandin antifungal which we believe will be available in both intravenous and oral formulations. This would allow the physician, for the first time, to utilize this very effective and safe class of drugs with the flexibility of both intravenous and oral therapeutic options.

We have obtained the rights to compounds that have been screened against glucan synthase to identify lead fragments that inhibit the glucan synthase enzyme purified from Candida albicans and Aspergillus fumigatus. These compounds inhibit proliferation of not only C. albicans and A. fumigatus, but also a wide range of other pathogenic fungi in a concentration-dependent manner. In addition, these compounds have been shown to be synthetically very accessible and amenable to medicinal chemistry optimization.

Based upon the data we have obtained from studies conducted to date, we believe that PB-200a will share many of the characteristics that have made the echinocandin antifungals so popular: fungicidal and good activity against both Candida and Apergillus, good safety profile, and few if any drug interactions.

Development

Preclinical In Vitro Studies

Preclinical studies have shown that lead candidate product PB-200a exhibits the potential to inhibit glucan synthesis in C. albicans and A. fumigatus, and may do so to a greater extent than caspofungin.

Our lead compound PB-200a has been demonstrated to be orally bioavailable in mice, which could potentially lead to a broad-spectrum anti-fungal drug that can be administered both intravenously and orally.

Development Leading to IND Submission

We expect that the following activities will be required for us to submit an IND in order to proceed with the first Phase 1 study for PB-200a.

•	Medicinal chemistry work to optimize the compound for fungicidal activity and solubility;

•	In vitro studies to characterize the activity of the compound against a large number of clinically relevant fungal isolates;

•	In vivo animal studies to better define the antifungal activity of the compound; and

•	Pre-clinical toxicology studies (in vitro and in vivo).

Except for the medicinal chemistry work to optimize the compound, we will require additional funds to conduct all of the above pre-clinical activities.

PB-201

Market Opportunity

Onychomycosis is a fungal infection that affects the toenails or fingernails . According to an August 2009 review article on eMedicine, onychomycosis is responsible for half of all nail disorders with an incidence in North America between 2-13%. Due to the increasing incidence of diabetes, immunosuppression and aging of the population, the incidence of onychomycosis has been increasing.

The most effective treatments of onychomycosis consist of one of the three oral antifungal drugs, terbinafine, diflucan, or itraconazole. All three agents work well. Itraconazole was the preferred drug for many years; however, unpredictable absorption of the oral capsules makes it difficult to reliably achieve therapeutically effective and non-toxic doses.

Our Product (PB-201)

Itraconazole (marketed as Sporanox® by Ortho-McNeil-Janssen and available generically) is an antifungal agent that often is prescribed to patients to treat onychomycosis (fungal nail infections). It currently is available in the U.S. as oral capsules and oral solution. With the exception of the oral solution, which is not well accepted by most adult patients, unpredictable absorption makes it difficult to reliably achieve therapeutically effective and non-toxic dosage. We are working to reformulate itraconazole to make it more water soluble, which we believe will result in more predictable absorption and thereby allow physicians to administer therapeutically effective doses while decreasing the likelihood of toxicity.

Our reformulation of itraconazole employs a beta-cyclodextrin and phospholipid technology and utilizes an organic solvent process as well as a matrix that both provides stability and is readily water soluble. In contrast to other types of beta-cyclodextrin technologies, our formulation technology can be applied for both intravenous and oral routes of administration for itraconazole and may result in greater solubility, biologic availability, extended release, and efficacy of the drug. The resultant advantages of this preparation revolve around the simplicity, cost of goods, short preparation time, and the need for no additional co-solvents.

The utility of the oral capsule formulation of itraconazole presently is limited by low and variable absorption; the oral solution is better and more consistently absorbed, but requires 20 ml (200 mg itraconazole) doses twice daily. We plan to use our reformulation technology to formulate capsules that we expect will have improved absorption and pharmacokinetic parameters as compared to the original formulation and therefore allow for less frequent dosing and/or lower daily dosage.

Development

An in vivo study of the first formulation revealed a low level of absorption compared to the current itraconazole formulation. Our plan is to work to modify the formulation and conduct additional animal studies in an attempt to find a formulation that will accomplish our objective. However, we do not intend to use the net proceeds of this offering for the development of any drug candidate using the PB-201 technology and we will require additional funds following the completion of this offering in order to optimize the reformulation of itraconazole using this technology and to conduct animal studies to examine the absorption characteristics of the reformulated itraconazole.

Product Development Process

We manage the execution and conduct of our preclinical and clinical studies and utilize many service providers to perform certain elements , primarily the laboratory-based elements, of our preclinical and clinical studies. Study design for our preclinical and clinical studies is principally performed in-house, although we engage consultants to ensure that our studies are compatible with expected regulatory requirements and our scientific objectives. During the preclinical and clinical study design process, our internal personnel may also obtain input with respect to study design from third parties engaged to perform the respective preclinical and clinical studies.

In preclinical studies, we engage contract research organizations and research institutions to perform chemical optimization work and to conduct in vitro and in vivo testing of our product candidates. We also engage contract research organizations to assist us with such tasks as data management, statistical analysis and evaluation of the data obtained from our preclinical studies. Once enough data with respect to a product candidate has been collected and analyzed, our team will prepare an IND and, if we are conducting clinical trials in certain foreign jurisdictions, a clinical trial application, or CTA, for such product candidate. We engage consultants to ensure that our INDs and CTAs are prepared in accordance with applicable regulations. Once complete, we submit the IND to the FDA and/or the CTA to the applicable foreign regulatory agency for approval.

In the clinical trial stage, we contract with medical institutions to serve as clinical trial sites and we engage a principal investigator for each clinical trial site. We also engage contractors both individually and through consulting firms to assist us with quality assurance and clinical site monitoring of our clinical trials. We carry out clinical trial supervision on our own, as is the case with our Phase 2 CAP trial for PB-101. Depending on the circumstances, however, we may engage clinical research organizations to act as an intermediary between us and certain trial sites, particularly for foreign trial sites. In addition, we engage contract research organizations to assist us with such tasks as data management, statistical analysis and evaluation of the data obtained from our clinical trials.

Manufacturing

All of our manufacturing processes currently are outsourced to third parties. We rely on third-party manufacturers to produce sufficient quantities of drug product for use in clinical trials. With the exception of PB-101, we intend to continue this practice for any future clinical trials and commercialization of our products.

We anticipate that PB-101 will be manufactured and supplied by our partner, Dong Wha.

We are confident that there exist a sufficient number of potential sources for the drug substances required to produce our products, as well as third-party manufacturers, that we will be able to find alternate suppliers and third-party manufacturers in the event that our relationship with any supplier or third-party manufacturer deteriorates.

Competitive Landscape for Our Products

PB-101 (zabofloxacin)

PB-101 is a quinolone antibiotic that we intend to develop initially for the treatment of community acquired respiratory infections (CAP, ABECB, ABS). There are only three quinolone antibiotics that are currently approved for marketing in the United States and are used for the treatment of respiratory infections. These drugs are listed below along with their manufacturers:

Product (Brand Name)	Manufacturer
Levofloxacin (Levaquin®)	Ortho-McNeil-Janssen
Moxifloxacin (Avelox®)	Bayer
Gemifloxacin (Factive®)	Cornerstone Therapeutics

Levofloxacin has a much larger market share than the other drugs listed above; however, it is anticipated that its patent protection will expire within the next one to two years, while patent protection for moxifloxacin will likely expire sometime between 2014 and 2016. Gemifloxacin has not done well in the market primarily due to perceived safety issues, no intravenous formulation available, and limited marketing efforts. We are not aware of any other quinolone antibiotic in clinical development that is currently being developed for the treatment of respiratory tract infections.

PB-200a

PB-200a is an echinocandin antifungal drug that we intend to develop for the treatment of systemic infections caused by Candida and Aspergillus. There are only three echinocandin antifungal drugs currently approved for marketing in the United States. These drugs are listed below along with their manufacturers:

Product (Brand Name)	Manufacturer
Caspofungin (Cancidas®)	Merck Sharp & Dohme
Micafungin (Mycamine®)	Astellas Pharma
Anidulafungin (Eraxis®)	Roerig

The patent protection for Caspofungin is likely to expire within the next five years, while the other compounds are likely to maintain exclusivity for between five and 10 years. All three of these antifungal drugs are considered to be efficacious and safe; however, none of them are currently available both intravenously and orally. We are not aware of any other echinocandin antifungal drug in clinical development at the current time.

PB-201

PB-201 is a formulation technology that we will seek to utilize to reformulate the anti-fungal drug itraconazole, one of the accepted oral antifungal drug therapies for the treatment of onychomycosis (nail fungus). There are three systemic antifungal drugs currently utilized for the treatment of onychomycosis. These drugs are listed below along with their manufacturers:

Product (Brand Name)	Manufacturer
Itraconazole (Sporanox®)	Ortho-McNeil-Janssen, Ortho Biotech
Fluconazole (Diflucan®)	Pfizer
Terbinafine (Lamisil®)	Novartis

Terbinafine and fluconazole have garnered larger market shares in recent years due to greater commercialization efforts, and due to the somewhat unpredictable absorption seen with the current formulation of itraconazole.

Government Regulation

General

The production, distribution, and marketing of products employing our technology, and our development activities, are subject to extensive governmental regulation in the United States and in other countries. In the United States, our products are regulated as drugs and are subject to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations of the FDA, as well as to other federal, state, and local statutes and regulations. These laws, and similar laws outside the United States, govern the clinical and preclinical testing, manufacture, safety, effectiveness, approval, labeling, distribution, sale, import, export, storage, record-keeping, reporting, advertising, and promotion of our products. Product development and approval within this regulatory framework, if successful, will take many years and involve the expenditure of substantial resources. Violations of regulatory requirements at any stage may result in various adverse consequences, including the FDA’s and other health authorities’ delay in approving or refusal to approve a product. Violations of regulatory requirements also may result in enforcement actions.

The following paragraphs provide further information on certain legal and regulatory issues with a particular potential to affect our operations or future marketing of products employing its technology.

Research, Development, and Product Approval Process

The research, development, and approval process in the United States and elsewhere is intensive and rigorous and generally takes many years to complete. The typical process required by the FDA before a therapeutic drug may be marketed in the United States includes:

•	preclinical laboratory and animal tests performed under the FDA’s Good Laboratory Practices regulations, referred to herein as GLP;

•	submission to the FDA of an IND, which must become effective before human clinical trials may commence;

•	human clinical studies performed under the FDA’s Good Clinical Practices regulations, to evaluate the drug’s safety and effectiveness for its intended uses;

•	FDA review of whether the facility in which the drug is manufactured, processed, packed, or held meets standards designed to assure the product’s continued quality; and

•	submission of a marketing application to the FDA, and approval of the application by the FDA.

During preclinical testing, studies are performed with respect to the chemical and physical properties of candidate formulations. These studies are subject to GLP requirements. Biological testing is typically done in animal models to demonstrate the activity of the compound against the targeted disease or condition and to assess the apparent effects of the new product candidate on various organ systems, as well as its relative therapeutic effectiveness and safety. An IND must be submitted to the FDA and become effective before studies in humans may commence.

Clinical trial programs in humans generally follow a three-phase process. Typically, Phase 1 studies are conducted in small numbers of healthy volunteers or, on occasion, in patients afflicted with the target disease. Phase 1 studies are conducted to determine the metabolic and pharmacological action of the product candidate in humans and the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness. In Phase 2, studies are generally conducted in larger groups of patients having the target disease or condition in order to validate clinical endpoints, and to obtain preliminary data on the effectiveness of the product candidate and optimal dosing. This phase also helps determine further the safety profile of the product candidate. In Phase 3, large-scale clinical trials are generally conducted in patients having the target disease or condition to provide sufficient data for the statistical proof of effectiveness and safety of the product candidate as required by United States regulatory agencies.

In the case of products for certain serious or life-threatening diseases, the initial human testing may be done in patients with the disease rather than in healthy volunteers. Because these patients are already afflicted with the target disease or condition, it is possible that such studies will also provide results traditionally obtained in Phase 2 studies. These studies are often referred to as “Phase 1/2” studies. However, even if patients participate in initial human testing and a Phase 1/2 study carried out, the sponsor is still responsible for obtaining all the data usually obtained in both Phase 1 and Phase 2 studies.

Before proceeding with a study, sponsors may seek a written agreement from the FDA regarding the design, size, and conduct of a clinical trial. This is known as a Special Protocol Assessment (“SPA”). Among other things, SPAs can cover clinical studies for pivotal trials whose data will form the primary basis to establish a product’s efficacy. SPAs help establish upfront agreement with the FDA about the adequacy of a clinical trial design to support a regulatory approval, but the agreement is not binding if new circumstances arise. There is no guarantee that a study will ultimately be adequate to support an approval even if the study is subject to an SPA.

United States law requires that studies conducted to support approval for product marketing be “adequate and well controlled.” In general, this means that either a placebo or a product already approved for the treatment of the disease or condition under study must be used as a reference control. Studies must also be conducted in compliance with good clinical practice requirements, and informed consent must be obtained from all study subjects.

The clinical trial process for a new compound can take ten years or more to complete. The FDA may prevent clinical trials from beginning or may place clinical trials on hold at any point in this process if, among other reasons, it concludes that study subjects are being exposed to an unacceptable health risk. Trials may also be prevented from beginning or may be terminated by institutional review boards, who must review and approve all research involving human subjects. Side effects or adverse events that are reported during clinical trials can delay, impede, or prevent marketing authorization. Similarly, adverse events that are reported after marketing authorization can result in additional limitations being placed on a product’s use and, potentially, withdrawal of the product from the market.

Following the completion of clinical trials, the data are analyzed to determine whether the trials successfully demonstrated safety and effectiveness and whether a product approval application may be submitted. In the United States, if the product is regulated as a drug, an NDA must be submitted and approved before commercial marketing may begin. The NDA must include a substantial amount of data and other information concerning the safety and effectiveness of the compound from laboratory, animal, and human clinical testing, as well as data and information on manufacturing, product quality and stability, and proposed product labeling.

Each domestic and foreign manufacturing establishment, including any contract manufacturers we may decide to use, must be listed in the NDA and must be registered with the FDA. The application generally will not be approved until the FDA conducts a manufacturing inspection, approves the applicable manufacturing process and determines that the facility is in compliance with cGMP requirements.

Under the Prescription Drug User Fee Act, as amended, the FDA receives fees for reviewing an NDA and supplements thereto, as well as annual fees for commercial manufacturing establishments and for approved products. These fees can be significant. For fiscal year 2010, the NDA review fee alone is $1,405,500, although certain limited deferral, waivers, and reductions may be available.

Each NDA submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If deemed complete, the FDA will

“file” the NDA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established performance goals for the review of NDAs — six months for priority applications and 10 months for standard applications. However, the FDA is not legally required to complete its review within these periods and these performance goals may change over time.

Moreover, the outcome of the review, even if generally favorable, typically is not an actual approval but an “action letter” that describes additional work that must be done before the application can be approved. The FDA’s review of an application may involve review and recommendations by an independent FDA advisory committee. Even if the FDA approves a product, it may limit the approved therapeutic uses for the product as described in the product labeling, require that warning statements be included in the product labeling, require that additional studies be conducted following approval as a condition of the approval, impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval.

Significant legal and regulatory requirements also apply after FDA approval to market under an NDA. These include, among other things, requirements related to adverse event and other reporting, product advertising and promotion and ongoing adherence to cGMPs, as well as the need to submit appropriate new or supplemental applications and obtain FDA approval for certain changes to the approved product labeling, or manufacturing process. The FDA also enforces the requirements of the Prescription Drug Marketing Act which, among other things, imposes various requirements in connection with the distribution of product samples to physicians.

The regulatory framework applicable to the production, distribution, marketing, and/or sale, of our products may change significantly from the current descriptions provided herein in the time that it may take for any of its products to reach a point at which an NDA is approved.

Overall research, development, and approval times depend on a number of factors, including the period of review at FDA, the number of questions posed by the FDA during review, how long it takes to respond to the FDA’s questions, the severity or life-threatening nature of the disease in question, the availability of alternative treatments, the availability of clinical investigators and eligible patients, the rate of enrollment of patients in clinical trials, and the risks and benefits demonstrated in the clinical trials.

Other United States Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biological products are potentially subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Heath Care Financing Administration), other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. For example, sales, marketing, and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provision of the Health Insurance Portability and Accountability Act, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws.

Moreover, we are now, and may become subject to, additional federal, state, and local laws, regulations, and policies relating to safe working conditions, laboratory practices, the experimental use of animals, and/or the use, storage, handling, transportation, and disposal of human tissue, waste, and hazardous substances, including radioactive and toxic materials and infectious disease agents used in conjunction with our research work.

Foreign Regulatory Requirements

We and our collaborative partners may be subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacture, product registration and approval, and pharmaceutical sales. Whether or not FDA approval has been obtained, we or our collaboration partners must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. In addition, under current United States law, there are restrictions on the export of products not approved by the FDA, depending on the country involved and the status of the product in that country.

Reimbursement and Pricing Controls

In many of the markets where we or our collaborative partners would commercialize a product following regulatory approval, the prices of pharmaceutical products are subject to direct price controls (by law) and to drug reimbursement programs with varying price control mechanisms. Public and private health care payors control costs and influence drug pricing through a variety of mechanisms, including through negotiating discounts with the manufacturers and through the use of tiered formularies and other mechanisms that provide preferential access to certain drugs over others within a therapeutic class. Payors also set other criteria to govern the uses of a drug that will be deemed medically appropriate and therefore reimbursed or otherwise covered. In particular, many public and private health care payors limit reimbursement and coverage to the uses of a drug that are either approved by the FDA or that are supported by other appropriate evidence (for example, published medical literature) and appear in a recognized drug compendium. Drug compendia are publications that summarize the available medical evidence for particular drug products and identify which uses of a drug are supported or not supported by the available evidence, whether or not such uses have been approved by the FDA. For example, in the case of Medicare coverage for physician-administered oncology drugs, the Omnibus Budget Reconciliation Act of 1993, with certain exceptions, prohibits Medicare carriers from refusing to cover unapproved uses of an FDA-approved drug if the unapproved use is supported by one or more citations in the American Hospital Formulary Service Drug Information the American Medical Association Drug Evaluations, or the United States Pharmacopoeia Drug Information. Another commonly cited compendium, for example under Medicaid, is the DRUGDEX Information System.

License Agreements and Intellectual Property

The following summary table lists the outstanding patents most material to our business with respect to which we have licensed rights, as well as their jurisdiction, duration and related product candidate. Such patents are discussed in more detail in the context of our product candidates related to them below.

Jurisdiction	Patent Number/ Registration Number	Expiration Date	Related Product Candidate
U.S.	6,313,299	June 26, 2018	PB-101
U.S.	6,552,196	June 26, 2018	PB-101
Europe	0994878	June 26, 2018	PB-101
U.S.	7,678,785	July 24, 2027	PB-200a
U.S.	7,105,554	July 1 , 2022	PB-200a
Europe	1313471	August 30, 2021	PB- 200a

European patent 0994878, issued by the European Patent Office, has been validated in the United Kingdom. European patent 1313471, issued by the European Patent Office, has been validated in the following countries: Spain, Italy, Germany, France, Switzerland and the United Kingdom.

PB-101

On June 12, 2007, we entered into an exclusive, multinational license agreement with Dong Wha for PB-101, which we amended on April 22, 2008. Specifically, we in-licensed a quinolone compound (PB-101) for the treatment of various bacterial infections, and the corresponding United States and foreign patents and applications for all therapeutic uses. Under the terms of the license agreement, we are permitted to develop and commercialize PB-101 in all of the countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong. As consideration in part for the aforementioned rights to PB-101, we paid to Dong Wha an upfront license fee of $1,500,000, as well as additional license fees totaling $2,250,000 and are required to make substantial payments, up to an additional $53,500,000 in total, to Dong Wha upon the achievement of certain net sales, clinical and regulatory-based milestones. In the event that PB-101 is commercialized, we are obligated to pay to Dong Wha annual royalties equal to a percentage of net sales. In the event that we sublicense PB-101 to a third party, we are obligated to pay to Dong Wha a portion of the royalties, sublicensing fees or other lump sum payments we receive from the sublicensee. Pursuant to the terms of the license agreement, we were required to initiate a Phase 2 clinical trial for an oral formulation of PB-101 within nine months of execution of the license agreement. In accordance with the license agreement, we previously purchased certain “extension periods” from Dong Wha, which extend the deadline before which we were required to initiate the Phase 2 clinical trial, in return for certain cash payments. We purchased extension periods for the extension of such deadline until March 2010. We initiated a Phase 2 clinical trial in the United States for the CAP indication in March 2010. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry. Paramount Biosciences, LLC has guaranteed the payment in full of all amounts owed by us under the license to Dong Wha until such time as we have certifiable net tangible assets of at least $10,000,000. The license agreement terminates on the expiration of our obligation to make payments to Dong Wha, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by us, in our sole discretion, upon 30 days’ prior written notice to Dong Wha. The license agreement may be terminated by Dong Wha upon or after our breach of any material provision of the agreement if we have not cured such breach within 90 days after receipt of express written notice thereof by Dong Wha. However, if any default is not capable of being cured within such 90 day period and we are diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Dong Wha shall not have the right to terminate the license agreement. In addition Dong Wha may terminate the license agreement upon not less than 60 days’ prior written notice if we fail to meet a development milestone, subject to our right to extend such development milestone as set forth in the agreement.

PB-101 is protected by a first family of patents and patent applications consisting of two issued patents in the United States and one validated European patent. The patents broadly cover compositions comprising PB-101 and methods of making compositions comprising PB-101. In April 2007, an additional provisional patent application directed to salt compositions comprising PB-101 (including aspartic acid salts) was filed and a corresponding international patent application was filed in 2008. National and regional stage applications of the international patent application are pending in certain jurisdictions in the world, including Europe and the United States.

PB-200a

On June 12, 2007, we entered into an exclusive, worldwide license agreement with UCB Celltech, a United Kingdom corporation and a registered branch of UCB Pharma S.A., referred to herein as UCB, for a platform of aniline derivative compounds including PB-200a. Specifically, we in-licensed a series of compounds for the treatment of various fungal conditions, and the corresponding United States and foreign patents and applications for all therapeutic uses. As consideration in part for the aforementioned rights, we paid to UCB an upfront license fee of $100,000. In addition, we are required to make substantial payments, up to an additional $12,000,000 in total, to UCB upon the achievement of certain clinical and regulatory-based milestones. In the event that PB-200a or another covered compound is commercialized, we and our sublicensees are obligated to pay to UCB annual royalties equal to a percentage of net sales in the single-digit range. We are also obligated to pay to UCB an annual license maintenance fee of $100,000, which is creditable against royalties otherwise due to the licensor. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry. The license agreement terminates on the expiration of our obligation to pay royalties to UCB, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by us, in our sole discretion, upon 30 days’ prior written notice to UCB. The license agreement may be terminated by UCB immediately upon any material breach and/or any breach capable of remedy by us if we have not cured such remediable breach within 90 days after notice thereof by UCB requiring its remedy or any breach of any representation or warranty given by us to UCB.

PB-200a and the other compounds licensed to us by UCB are protected by several families of patents and patent applications in the United States and in certain foreign countries. Specifically, we have acquired rights to patents and patent applications relating to the following:

•	Substituted aniline compounds;

•	CCA1 targeted inhibitors and assays;

•	SEC14 targeted inhibitors and assays;

•	Benzylidine thiazolidine derivatives;

•	Thiazolidine derivatives;

•	TRL1 targeted inhibitors and assays; and

•	MSS4 targeted inhibitors and assays.

Effective as of November 4, 2009, we entered into a non-exclusive patent sublicense agreement with a third-party. Pursuant to the sublicense agreement, we granted a non-exclusive worldwide license to the sublicensee for the use of a compound, which is covered by one of the European patents licensed to us by UCB related to benzylidine thiazolidine derivatives. The sublicense agreement provides for the payment to us of an upfront license fee of $480,000. The sublicensee paid us a milestone fee of $180,000 related to the initiation of a Phase II trial related to this product. The sublicense agreement provides for additional payments totaling up to $540,000 upon the achievement of certain milestones. Under the terms of the original license agreement with UCB, $132,000 became due to UCB in connection with the sublicense agreement with the sublicensee. The sublicense agreement may be terminated by the sublicensee at any time in its sole discretion by giving us 30 days’ advance written notice.

PB-201

On July 10, 2007, we entered into an exclusive, multinational sublicense agreement with Santee Biosciences, Inc., a Delaware corporation, referred to herein as Santee, for PB-201, a formulation technology. Specifically, we in-licensed this technology from Santee for use in the development of azole-based antifungal drug formulations, including without limitation an itraconazole formulation, and the corresponding United States and foreign patents and applications. Under the terms of the sublicense agreement, we are permitted to develop and commercialize azole-based antifungal drugs we formulate using the PB-201 technology throughout North America and Europe. As consideration in part for the aforementioned rights, we paid to Santee an upfront license fee of $50,000. In addition, we are required to make substantial payments, up to an additional $10,000,000 in total, to Santee upon the achievement of certain clinical and regulatory-based milestones. In the event that any drug we formulate using the PB-201 technology is commercialized, we and our sublicensees are obligated to pay to Santee annual royalties equal to a percentage of net sales in the single-digit range. In the event that we sublicense PB-201 to a third party, we are obligated to pay Santee a portion of the royalties we receive from the sublicensee. The sublicense agreement contains other customary clauses and terms as are common in similar agreements in the industry. The license agreement terminates on the date of expiration of the last to expire valid claim contained in the patent rights covering a licensed product in any country in North America and Europe, unless earlier terminated in accordance with the license agreement. The license agreement may be terminated by us, for any reason or no reason, by giving 30 days’ prior written notice to Santee. The license agreement will automatically terminate if we become insolvent. Santee has the right to terminate the license agreement (i) within 90 days after giving written notice of termination if we fail to make payment to Santee of royalties or other payments due in accordance with the terms of the agreement which are not the subject of a bona fide dispute between Santee and us unless we pay Santee, within the 90-day period, all such royalties and other payments due and payable and (ii) by giving 90 days’ prior written notice to us upon any material breach or default of the agreement by us, subject to our right to cure such breach or default during such 90-day period, unless the nature of the breach is such that additional time is reasonably needed to cure it, and we have commenced with good faith efforts to cure such breach, then Santee shall provide us with additional time to cure it.

Santee is similarly supported by Paramount Biosciences, LLC and is similarly owned, and thus is an affiliate of ours. See “Certain Relationships & Transactions”.

PB-201 is protected by three families of patent applications pending in certain jurisdictions in the world . Two such families broadly cover a novel system for nano-scale pharmaceutical transport comprising micelles and vesicles that combine with a therapeutic agent to form a complex. These patent applications include claims directed to formulations of such systems and methods of preparing such formulations. The international patent applications underlying these two families have entered the national phase in the United States and Europe. In March 2007, we filed a provisional patent application directed to additional formulations of PB-201. We plan to file an international patent application claiming priority to this provisional application.

Employees

We currently employ three full-time employees. None of our employees is represented by a labor union and we have not experienced any strikes or work stoppages. We believe our relations with our employees are good.

Given our limited number of employees, although we manage the execution and conduct of our preclinical and clinical studies, we utilize many service providers to perform certain elements of the preclinical and clinical studies, such as assisting us with such tasks as study design, data management, statistical analysis and evaluation, quality assurance and clinical site monitoring. See “Business — Product Development Process” for more information.

Facilities

Our facilities consist of temporary office space in San Diego, California. We believe that these facilities are adequate to meet our current needs. We believe that if additional or alternative space is needed in the future, such space will be available on commercially reasonable terms as necessary.

Given the limited nature of our facilities, our preclinical and clinical studies and other aspects of our product development are conducted at the facilities of third party service providers, including contract research organizations and clinical trial sites. See “Business — Product Development Process” for more information.

Corporate History

We were organized as a Delaware corporation on October 5, 2006 under the name “Pacific Beach BioSciences, Inc.” and we changed our corporate name to “IASO Pharma Inc.” on April 12, 2010. Our principal executive offices are located at 12707 High Bluff Drive, Suite 200, San Diego, California 92130.

Legal Proceedings

We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our directors and executive officers.

Name	Age	Position
Matthew A. Wikler , M.D.	60	President, Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)
James Rock	42	Director of New Product Development
Mark W. Lotz	57	Vice President of Regulatory Affairs
J. Jay Lobell	46	Director
Jai Jun (Matthew) Choung, Ph.D.	51	Director
Michael L. Corrado, M.D.	62	Director
Gary G. Gemignani	45	Director
Michael Rice	45	Director

The business experience for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

Matthew A. Wikler, M.D . has served as our President and Chief Executive Officer and director since February 28, 2010 and from November 2006 to January 2009. From January 2009 to February 26, 2010, Dr. Wikler served as Chief Medical Officer at the Institute for One World Health, an institute that develops new medicines for people with infectious diseases in the developing world. Prior to joining us in November 2006, Dr. Wikler served as the Chief Medical Officer at MPEX Pharmaceuticals, Inc., a private biopharmaceutical company developing new therapies to combat antibiotic resistance, from January 2006 to November 2006, and as the Chief Medical Officer and Executive Vice President at Peninsula Pharmaceuticals, Inc., a private biopharmaceutical company focused on developing and commercializing antibiotics to treat life-threatening infections, from November 2002 to December 2005. From 1994 to 1995, Dr. Wikler worked at the FDA, and for part of that time served as the Deputy Director of the Division of Anti-infective Drug Products for the FDA. Dr. Wikler is the current vice-chair of the Clinical and Laboratory Standards Institute (CLSI) Antimicrobial Susceptibility Testing Subcommittee. Dr. Wikler received his M.D. from Temple University, completed an Infectious Diseases fellowship at the Hospital of the University of Pennsylvania, and received his M.B.A. from the Wharton School of Business. We believe Dr. Wikler’s qualifications to sit on our Board of Directors include his vast knowledge and experience in the development of infectious diseases products and the integral role he played in the success of other small biotechnology companies.

James Rock has served as our Director of New Product Development since January 2007. Prior to that, Mr. Rock served as Director of Clinical Development at MPEX Pharmaceuticals, Inc., a private biopharmaceutical company developing new therapies to combat antibiotic resistance, from December 2005 to February 2007. From June 2002 to December 2005, Mr. Rock served as Clinical Trial Manager at Santarus, Inc. (NasdaqGM: SNTS), a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists, endocrinologists, and other physicians. Mr. Rock holds a B.S. from the University of Vermont, received his M.Sc. degree from Springfield College, and received his M.B.A from Pepperdine University.

Mark W. Lotz has served as our Vice President of Regulatory Affairs since May 2007. Previously, Mr. Lotz served as Senior Director, Regulatory Affairs at Elan Pharmaceuticals, Inc., a private neuroscience-based biotechnology company, from October 2005 to April 2007. Prior to that, Mr. Lotz served as Vice President, Regulatory Affairs and Quality Assurance at MediciNova, Inc. (NasdaqGM: MNOV), a biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet needs, from February 2004 until May 2005. Previously, Mr. Lotz worked for 14 years at Abbott Laboratories (NYSE:ABT), a global broad-based health care company, where he focused primarily on regulatory affairs. Mr. Lotz holds a B.Pharm. from the St. Louis College of Pharmacy.

J. Jay Lobell has served a director of ours since October 2006. Mr. Lobell has served as the President and Chief Operating Officer of Paramount Biosciences, LLC, a global pharmaceutical development and healthcare investment firm that is an affiliate of ours, since January 2005. Mr. Lobell is a founder of, and, since

December 2009, has served as Vice Chairman of Beech Street Capital, LLC, a real estate lending company. Mr. Lobell has served as an officer of Meridian Capital Group, LLC, a real estate mortgage brokerage firm, since January 2010. Mr. Lobell was a partner in the law firm Covington & Burling LLP from October 1996 through January 2005, where he advised companies and individuals as a member of the firm’s Securities Litigation and White Collar Defense practice group. Mr. Lobell previously served on the boards of directors of NovaDel Pharma Inc. (OTCBB:NVDL), Innovive Pharmaceuticals, Inc. and ChemRx Corporation (OTCPK:CHRX), and currently serves on the boards of several private biotechnology companies. Mr. Lobell received his B.A. (summa cum laude, Phi Beta Kappa) from the City University of New York and his J.D. from Yale Law School, where he was senior editor of the Yale Law Journal. We believe Mr. Lobell’s qualifications to sit on our Board of Directors include his financial, regulatory and deal-structuring experience in healthcare and biotechnology transactions and his management experience related to healthcare and biotechnology companies.

Jai Jun (Matthew) Choung , Ph.D. has served as a director of ours since May 2010. Dr. Choung has served as the Managing Director of EU Biotech Development Ltd, a drug development consulting company, since July 2001. Dr. Choung previously served as Director of Prolysis Ltd, an antibacterial drug discovery and development company, from July 2001 to July 2003, and as Director of the Korean Collaboration Centre for Biotechnology and Biological Sciences from December 1995 to May 2001. Dr. Choung was a research fellow in physiology at the Institute of Biotechnology, Cambridge University and at the Rowett Research Institute, from January 2000 to May 2001 and December 1995 to December 1999, respectively. Dr. Choung received his BSc in Physiology from Cheju National University and his Ph.D. in physiology biochemistry from Glasgow University. We believe Dr. Choung’s qualifications to sit on our Board of Directors include his experience with the process of developing drugs in both the preclinical and clinical stages, as well as his experience in licensing activities related to biotechnology and pharmaceutical companies.

Michael L. Corrado, M.D. has served as a director of ours since May 2010. Dr. Corrado has served as Chief Scientific Officer of INC Research, Inc., a therapeutically focused global contract research organization, since April 2007. Dr. Corrado previously served as Chief Executive Officer of Advanced Biologics, LLC, a full-service contract research organization, from December 1995 to April 2007. He also served in various capacities, including as Vice President, Clinical Research/Direct Access Diagnostics and Vice President, Drug Regulatory Affairs, of R. W. Johnson Pharmaceutical Research Institute, a subsidiary of Johnson & Johnson (NYSE: JNJ), a consumer products, pharmaceuticals, medical devices and diagnostics company, from August 1988 to December 1995. Dr. Corrado held various positions, including Acting Chief, Anti-Infective Research, of Merck & Co., Inc. (NYSE: MRK), a global health care company, from August 1981 to August 1988. Dr. Corrado received his B.S. in biology, chemistry and anthropology from the University of Pittsburgh and his M.D. from Meharry Medical College. We believe Dr. Corrado’s qualifications to sit on our Board of Directors include his extensive experience in the area of infectious diseases.

Gary G. Gemignani has served as a director of ours since May 2010. Mr. Gemignani has served as Chief Operating Officer and Chief Financial Officer of Coronado Biosciences, Inc., a clinical stage biopharmaceutical company, since May 2010. Mr. Gemignani has also served as a consultant to Gentium S.P.A. (NasdaqGM: GENT), an Italian biotechnology company, since April 2010, and as its Executive Vice President and Chief Financial Officer from June 2006 to March 2010. From February 2004 to February 2005, Mr. Gemignani served as Vice President, Financial Reporting and Accounting, U.S. Pharmaceutical Division, of Novartis Pharmaceuticals Corp., a U.S. affiliate of Switzerland-based Novartis AG (NYSE: NVS) that researches, develops and markets patent-protected prescription drugs. From 1998 to 2004, he held a variety of vice-president level positions for Prudential Financial Inc. (NYSE: PRU), a financial products and services provider . From 1993 to 1998, Mr. Gemignani held a variety of senior financial positions at Wyeth, a pharmaceutical, consumer healthcare and animal health company. From 1986 to 1993, he was an employee of Arthur Andersen & Co. Mr. Gemignani received his B.S. in accounting from St. Peter’s College. We believe Mr. Gemignani’s qualifications to sit on our Board of Directors include his background in accounting, including his experience at a major accounting firm and his current and prior senior-level financial and operational positions at biopharmaceutical and biotechnology companies.

Michael Rice has served as a director of ours since May 2010. Mr. Rice has served as Managing Partner of DJE Advisors, LLC, a strategic consulting firm for companies in the life sciences industry, since December 2008. From April 2007 to November 2008, Mr. Rice served as Managing Director - Life Sciences Investment Banking of Cannacord Adams, an investment banking firm. Mr. Rice previously served as Managing

Director - Healthcare Capital Markets, of ThinkEquity Partners / ThinkPanmure, a financial services company, from April 2005 to April 2007, as Managing Director - Private Client Services, at Bank of America, from September 2001 to March 2005, Mr. Rice also previously served as Managing Director of JP Morgan, Bear Stearns, and Alex Brown & Sons, financial services companies. Mr. Rice received his B.A. in economics from the University of Maryland. We believe Mr. Rice ’s qu alifications to sit on our Board of Directors include his extensive experience in the financial services industry, providing advice on capital markets and business development, and his exposure to the health care industry.

Director Independence

We anticipate that each of our directors, with the exception of Dr. Wikler and Mr. Lobell , will qualify as “independent” under the listing standards of NYSE Amex (even though we are not currently listed on such exchange), federal securities laws and SEC rules with respect to members of boards of directors and members of all board committees on which he or she serves.

Arrangements Regarding Nomination for Election to the Board of Directors

The underwriting agreement with Maxim will provide that we will permit Maxim to either (i) designate one individual who meets the independence criteria of NYSE Amex to serve on the Board of Directors for the three-year period following the closing of this offering or (ii) in the event that the individual designated by Maxim is not elected to the Board of Directors, have a representative of Maxim attend all meetings of the Board of Directors as an observer during such three-year period. Such director or observer, as the case may be, will attend meetings of the Board of Directors, receive all notices and other correspondence and communications sent by us to our directors, and such director will receive compensation equal to the highest compensation of other non-employee directors, excluding the Chairman of the Audit Committee. We expect to appoint a designee of Maxim to our Board of Directors prior to the completion of this offering.

Board Committees

Our Board of Directors does not have any committees at this time. Prior to the completion of this offering, our Board of Directors will have the following committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee will consist of                 , each of whom will satisfy the independence requirements under NYSE Amex and SEC rules and regulations applicable to audit committee members and have an understanding of fundamental financial statements.                  will serve as chairman of the Audit Committee.

                                 will qualify as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of                  as an “audit committee financial expert” will not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit Committee and our Board of Directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement will not affect the duties, obligations or liability of any other member of our Audit Committee or Board of Directors.

The Audit Committee will monitor our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our Audit Committee also will consult with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee will be responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, and will have established such procedures to become effective upon the effectiveness of the registration statement of which this prospectus forms a part. In addition, our Audit Committee will be directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our Audit Committee before we enter into them.

Both our independent auditors and internal financial personnel will regularly meet with, and will have unrestricted access to, the Audit Committee.

Compensation Committee

Our Compensation Committee will consist of                 , each of whom will satisfy the independence requirements of NYSE Amex and SEC rules and regulations. Each member of this committee will be a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.                          will serve as chairman of the Compensation Committee.

The Compensation Committee will review and approve our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and other incentive compensation arrangements. In addition, our Compensation Committee will administer our stock option and employee stock purchase plans, including granting stock options to our executive officers and directors. Our Compensation Committee also will review and approve employment agreements with executive officers and other compensation policies and matters.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee will consist of                 , each of whom will satisfy the independence requirements of NYSE Amex and SEC rules and regulations.                  will serve as chairman of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee will identify, evaluate and recommend nominees to our Board of Directors and committees of our Board of Directors, conduct searches for appropriate directors and evaluate the performance of our Board of Directors and of individual directors. The Nominating and Corporate Governance Committee also will be responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board of Directors concerning corporate governance matters.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Scientific Advisory Board

We have established a Scientific Advisory Board that provides guidance to us on numerous matters, including the following: identifying current and future needs for the treatment and prevention of infectious diseases; evaluation of potential new opportunities; providing input into the development of current assets; providing perspectives on the current and future commercial considerations in the infectious diseases market. The Scientific Advisory Board is composed of leading physicians and scientists with special expertise in clinical infectious diseases, microbiology, and pharmacokinetics/pharmacodynamics. We believe that these individuals will provide the critical thinking and input that will allow us to move forward more innovatively and with a greater opportunity for success.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table shows the compensation awarded to or earned by our President and Chief Executive Officer and other two most highly-compensated executive officers for fiscal 2009. The persons listed in the following Summary Compensation Table are referred to herein as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		All other compensation ($)		Total ($)
Matthew A. Wikler , M.D. President and Chief Executive Officer (1)	2009	14,583	—		—		14,583

James Rock Director of New Product Development (2)	2009	135,000	25,000	(4)	5,403	(5)	165,403

Mark W. Lotz Vice President of Regulatory Affairs (3)	2009	220,000	—		11,513	(6)	231,513

(1)	Dr. Wikler has served as our President and Chief Executive Officer and director since February 28, 2010. Dr. Wikler previously served as our President and Chief Executive Officer from November 2006 to January 2009.

(2)	Mr. Rock has served as our Director of New Product Development since January 2007.

(3)	Mr. Lotz has served as our Vice President of Regulatory Affairs since May 2007.

(4)	Represents a bonus accrued for the year ended December 31, 2009 and paid in 2010 in connection with Mr. Rock’s efforts on our behalf relating to the non-exclusive patent sublicense agreement entered into with a third-party effective on November 4, 2009.

(5)	Represents $5,184 in 401(k) Plan contributions and $219 in life insurance premiums paid by us for Mr. Rock.

(6)	Represents $10,650 in 401(k) Plan contributions and $863 in life insurance premiums paid by us for Mr. Lotz.

Employment Agreements and Arrangements

Matthew A. Wikler

We entered into an employment agreement with Matthew A. Wikler, M . D . , effective as of February 28, 2010, pursuant to which Dr. Wikler serves as our President and Chief Executive Officer. Dr. Wikler’s employment agreement has a two-year term and will automatically renew for additional one-year terms unless three months’ prior written notice of an election not to renew is given by either us or Dr. Wikler to the other party. Pursuant to Dr. Wikler’s employment, we agreed to use our best efforts to cause Dr. Wikler to be elected as a member of our Board of Directors and include him in the management slate for election as a director at every stockholder meeting during the term of his employment agreement. Dr. Wikler agreed to accept election and to serve as director during the term of his employment agreement.

Dr. Wikler’s employment agreement provides for an annual base salary of $300,000 and an annual guaranteed cash bonus of $60,000, referred to herein as the Guaranteed Bonus. Dr. Wikler may also be awarded an additional cash bonus equal to as much as his annual base salary in the Board of Director’s sole and complete discretion, based on, among other things, the attainment by Dr. Wikler and/or us of certain financial, clinical development and business milestones, as established annually by the Board of Directors, after consultation with Dr. Wikler, referred to herein as the Annual Milestone Bonus. Dr. Wikler will receive a onetime cash payment of

$100,000 in full and final consideration and settlement of any amount of compensation claimed by or due to Dr. Wikler with respect to his services to us during his earlier term of employment with us. Dr. Wikler is also eligible to receive a onetime cash bonus, of (i) $100,000 within 30 days after the closing of our initial public offering; (ii) $125,000 the first time that our market capitalization exceeds $125,000,000 for a period of ten consecutive trading days during the term of Dr. Wikler’s employment agreement and the average trading volume of our common stock during such period is at least 50,000 shares per trading day; (iii) $300,000 the first time that our market capitalization exceeds $300,000,000 for a period of ten consecutive trading days during the term of Dr. Wikler’s employment agreement and the average trading volume of our common stock during such period is at least 100,000 shares per trading day; (iv) $500,000 the first time that our market capitalization exceeds $500,000,000 for a period of ten consecutive trading days during the term of Dr. Wikler’s employment agreement and the average trading volume of our common stock during such period is at least 100,000 shares per trading day; (v) $750,000 the first time that our market capitalization exceeds $750,000,000 for a period of ten consecutive trading days during the term of Dr. Wikler’s employment agreement and the average trading volume of our common stock during such period is at least 100,000 shares per trading day; and (vi) $1,000,000 the first time that our market capitalization exceeds $1,000,000,000 for a period of ten consecutive trading days during the term of Dr. Wikler’s employment agreement and the average trading volume of our common stock during such period is at least 100,000 shares per trading day. The events described in (ii) through (vi) above are referred to herein each as a Market Capitalization Milestone.

Pursuant to Dr. Wikler’s employment agreement we must issue to Dr. Wikler one or more options to purchase common stock in an amount that, together with the shares of common stock already owned by Dr. Wikler, collectively represents 7.5% of our outstanding common stock at an exercise price per share equal to the price per share of common stock that we will issue in this offering, assuming this offering is consummated within six months of the date of Dr. Wikler’s employment agreement, or, to the extent it is not, at the fair market value of our common stock at such date, as determined in the sole discretion and good faith of the Board of Directors. The option will vest on February 28, 2011. Dr. Wikler’s stock option will have certain anti-dilution protections under his employment agreement.

Dr. Wikler’s employment agreement will be terminated upon his death and may be terminated: (i) by the Board of Directors with or without cause, due to Dr. Wikler’s disability or upon a change of control and (ii) by Dr. Wikler with or without good reason.

Paramount Biosciences, LLC agreed that, in the event a payment is not made to Dr. Wikler by us, it will guarantee the payment to Dr. Wikler of severance in an amount equal to three months of his guaranteed salary and pro rated bonus as well as the costs of continuing his benefit programs during that three-month period. Paramount Biosciences, LLC’s guarantee will be released upon the completion by us of an initial public offering.

James Rock

On January 19, 2007, we entered into an employment agreement with James Rock, pursuant to which Mr. Rock accepted an at-will position with us to serve as our Director of New Product Development. Under his employment agreement, Mr. Rock receives an annual base salary of $135,000 and is also eligible to receive an annual discretionary bonus in an amount up to 15% of his base salary dependent on our and Mr. Rock’s performance, subject to the sole discretion of our Board of Directors and based on the achievement of certain financial, clinical development and business milestones. In addition, we have paid a $25,000 bonus to Mr. Rock in connection with his efforts on our behalf relating to the non-exclusive patent sublicense agreement entered into with a third-party effective on November 4, 2009. In conjunction with the execution of his employment agreement, Mr. Rock also purchased 41,251 restricted shares of our common stock at a price of $0.001 per share pursuant to the terms and conditions of a stock purchase agreement. One third of these purchased shares vest annually in equal parts on each of the first three anniversaries of such purchase, in each case only if Mr. Rock remains employed by us at such times. Mr. Rock’s employment agreement contains other customary terms and provisions that are standard in our industry.

Mark W. Lotz

On May 17, 2007, we entered into an employment agreement with Mark W. Lotz, pursuant to which Mr. Lotz accepted an at-will position with us to serve as our Vice President of Regulatory Affairs, beginning on May 28, 2007. Under his employment agreement, Mr. Lotz receives an annual base salary of $220,000 and is also eligible to receive an annual discretionary bonus in an amount up to 20% of his base salary dependent on our and Mr. Lotz’s performance, subject to the sole discretion of our Board of Directors. Mr. Lotz also was granted an option to purchase 72,000 shares of our common stock at an exercise price equal to the fair market value at the time of such grant, pursuant to the 2007 Stock Incentive Plan. This option vest ed annually in equal parts on each of the first three (3) anniversaries of May 28, 2007. Mr. Lotz’s employment agreement contains other customary terms and provisions standard in our industry.

Potential Payments Upon Termination or Change in Control

Matthew A. Wikler

In the event that Dr. Wikler’s employment is terminated as a result of his death or disability, we will pay Dr. Wikler or his estate, as applicable, (i) his annual base salary through the date of his termination, benefits (if disabled), and any expense reimbursement amounts owed Dr. Wikler, (ii) the Guaranteed Bonus, pro rated to the date of Dr. Wikler’s death or disability; and (iii) any accrued but unpaid Annual Milestone Bonuses earned by Dr. Wikler prior to the date of his death or disability. All stock options held by Dr. Wikler that were granted under his employment agreement that are scheduled to vest on February 28, 2011, will be accelerated and deemed to have vested as of the termination date. Other than the stock options described in the preceding sentence, all stock options that were granted under his employment agreement that have not vested as of the date of termination will be terminated as of such date. Stock options that have vested as of the termination date will remain exercisable for 90 days following such termination.

In the event that Dr. Wikler’s employment is terminated by the Board of Directors for cause, we will pay him his annual base salary through the date of his termination. All stock options held by Dr. Wikler that were granted under this employment agreement that have not vested as of the date of termination will be terminated as of such date. Stock options that have vested as of the termination date will remain exercisable for 90 days following such termination.

In the event that Dr. Wikler’s employment is terminated by us other than as a result of Dr. Wikler’s death, or disability and other than for cause or due to a change of control, or if Dr. Wikler terminates his employment for good reason, we will pay Dr. Wikler (i) his annual base salary and benefits for a period of six months following termination; (ii) the Guaranteed Bonus, pro rated to the date of termination; (iii) any accrued but unpaid Annual Milestone Bonuses earned by Dr. Wikler; and (iv) any expense reimbursements owed him. All stock options held by Dr. Wikler that were granted under this employment agreement that are scheduled to vest during the 12-month period following such termination will be accelerated and deemed to have vested as of the termination date. Stock options that have vested as of the termination date will remain exercisable for 90 days following such termination.

In the event that Dr. Wikler’s employment is terminated by us (or our successor) upon the occurrence of a change of control, and on the date of termination the fair market value of our common stock, in the aggregate, as determined in good faith by the Board of Directors on the date of the change of control, is more than $35,000,000, then (i) we (or our successor, as applicable) will continue to pay Dr. Wikler his annual base salary and benefits for a period of six months following the termination and (ii) we will pay Dr. Wikler (a) the Guaranteed Bonus, pro rated to the date of termination; (b) any accrued but unpaid Annual Milestone Bonuses earned by Dr. Wikler prior to the date of termination; and (c) any expense reimbursement amounts owed him. All stock options held by Dr. Wikler that were granted under this employment agreement will be accelerated in full and deemed to have fully vested as of the termination date. Stock options that have vested as of the termination date will remain exercisable for 90 days following such termination.

In the event that Dr. Wikler’s employment agreement is terminated by us other than for cause or by Dr. Wikler for good reason, within 90 days prior to the occurrence of a Market Capitalization Milestone, then we will pay Dr. Wikler the applicable cash bonus as if he were employed by us on the date of such occurrence.

For purposes of Dr. Wikler’s employment agreement, “cause” means (i) the willful failure, disregard or refusal by Dr. Wikler to perform his material duties or obligations under the employment agreement, which shall require affirmative or intentional improper actions or omissions by Dr. Wikler and not simply actions that result in our performance overall or in certain respects that falls below levels expected by, or acceptable to, our Board of Directors; (ii) any willful, intentional or grossly negligent act by Dr. Wikler having the effect of materially injuring (whether financial or otherwise and as determined in good-faith by a majority of the members of our

Board of Directors) our business or reputation or any of our affiliates, including but not limited to, any of our or our affiliates’ officers, directors, executives or shareholders; (iii) the willful misconduct by Dr. Wikler in respect of the material duties or obligations of Dr. Wikler under the employment agreement, including, without limitation, willful insubordination with respect to lawful and reasonable directions received by Dr. Wikler from our Board of Directors; (iv) Dr. Wikler’s indictment of any felony involving moral turpitude (including entry of a nolo contendere plea); (v) our determination, after a reasonable and good-faith investigation following a written allegation by another of our employees, (which investigation, among other actions, shall include Dr. Wikler’s opportunity to respond fully to any such allegation) that Dr. Wikler engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless Dr. Wikler’s actions were specifically directed by our Board of Directors; (vi) any material misappropriation or embezzlement of our or our affiliates’ property (whether or not a misdemeanor or felony); (vii) breach by Dr. Wikler of any of the provisions of the employment agreement relating to confidential information and inventions, non-competition, non-solicitation and non-disparagement and representations and warranties, which is not cured by Dr. Wikler within thirty (30) days after notice thereof is given to Dr. Wikler by us and (viii) breach by Dr. Wikler of any material provision of the employment agreement other than those provisions set forth in (vii) above, which, to the extent it is reasonably subject to notice and cure, is not cured by Dr. Wikler within thirty (30) days after notice thereof is given to Dr. Wikler by us.

For purposes of Dr. Wikler’s employment agreement, “change of control” means (i) the acquisition, directly or indirectly, following the date of the employment agreement by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Exchange Act), in one transaction or a series of related transactions, of our securities representing in excess of fifty percent (50%) or more of the combined voting power of our then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of the employment agreement, or (ii) the future disposition by us (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of our business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing our domicile).

James Rock

Pursuant to an amendment to Mr. Rock’s employment agreement, dated August 18, 2008, we agreed that in the event we terminate Mr. Rock’s employment without cause, Mr. Rock will be entitled to (i) severance payments in the form of a continuation of his base salary in effect at the time of termination for a period of three months following the date of termination and (ii) reimbursement for certain costs related to health insurance until the earlier of three months after the date of termination or the last day of the month in which Mr. Rock begins full-time employment with another company or business entity. Pursuant to the amendment, Paramount BioSciences, LLC agreed to guarantee the performance of our obligations to provide Mr. Rock with the above-enumerated benefits upon a termination without cause, which guarantee will terminate upon the consummation by us of a financing in which we (in one transaction or a series of transactions) receive aggregate gross proceeds of $20,000,000 in connection with the sale or issuance of any of our equity and/or debt securities (convertible or otherwise).

For purposes of Mr. Rock’s employment agreement, “cause” means (i) Mr. Rock’s repeated failure to satisfactorily perform his job duties following written notice of such failure by us to him and failure of Mr. Rock to cure such failure within a reasonable period of time following the date of such written notice; (ii) Mr. Rock’s commission of an act that materially injures our business; (iii) Mr. Rock’s refusal or failure to follow lawful and reasonable directions of the appropriate individual to whom Mr. Rock reports following written notice of such failure by us to him and failure of Mr. Rock to cure such failure within a reasonable period of time following the date of such written notice; (iv) Mr. Rock’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on our business; (v) Mr. Rock’s engaging or in any manner participating in any activity which is directly competitive with or injurious to us or any of our affiliates or which violates any material provisions of the employment agreement or (vi) Mr. Rock’s commission of any fraud against us, our affiliates, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any of our funds or properties not authorized by us to be so used or appropriated.

Mark W. Lotz

If Mr. Lotz’s employment is terminated by us other than as a result of Mr. Lotz’s death or disability and for reasons unrelated to cause, then we agreed to continue to pay Mr. Lotz his base salary and benefits for a period of four months following the termination of his employment and pay any expense reimbursements amounts owed Mr. Lotz through the termination of his employment. In addition, all options that have vested as of the date of Mr. Lotz’s termination will remain exercisable for a period of ninety days.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information, on an award-by-award basis, for each Named Executive Officer concerning unexercised options to purchase common stock that have not yet vested and is outstanding as of December 31, 2009.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Matthew A. Wikler	—	—	—	—

James Rock	—	—	—	—

Mark W. Lotz (1)	48,000	24,000	0.95	09/27/17

(1)	On September 27, 2007, Mr. Lotz was granted an option to purchase 72,000 shares of common stock. The option vested with respect to one-third of the shares of common stock on each of May 28, 2008, 2009 and 2010.

Employee Benefit and Stock Plans

2007 Stock Incentive Plan

We have adopted a 2007 Stock Incentive Plan. The purpose of the 2007 Stock Incentive Plan is to provide us with the flexibility to use restricted stock, stock options and other awards based on our common stock as part of an overall compensation package to provide performance-based compensation to attract and retain qualified personnel. We believe that awards under the 2007 Stock Incentive Plan may serve to broaden the equity participation of key employees and further link the long-term interests of management and stockholders. Awards under the 2007 Stock Incentive Plan will be limited to shares, cash, and options, stock appreciation rights, or similar right, to purchase shares, of our common stock.

There are 20,000,000 shares of the common stock authorized for issuance under the 2007 Stock Incentive Plan, of which 15,448,271 are available for issuance as of the date of this prospectus.

Administration

The 2007 Stock Incentive Plan will be administered by a Compensation Committee appointed by our Board of Directors. The Compensation Committee shall consist of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code, referred to here in as the Code, a non-employee director under Rule 16b-3 and an outside director under Section 162(m), or if no committee exists, the Board of Directors. References below to the Compensation Committee include a reference to our Board of Directors for those periods in which our Board of Directors is acting as the Compensation Committee. The Compensation Committee has the full authority to administer and interpret the 2007 Stock Incentive Plan and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2007 Stock Incentive Plan or the administration or interpretation thereof.

Eligibility and Types of Awards

Our employees, directors and consultants, advisors or other independent contractors who provide services to us are eligible to be granted stock options, stock awards and performance shares under the 2007 Stock Incentive Plan.

Available Shares

Subject to adjustment upon certain corporate transactions or events, a maximum of 20,000,000 shares of our common stock may be issued under the 2007 Stock Incentive Plan. In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive awards with respect to more than 1,000,000 shares of our common stock in any year (and an additional 500,000 shares in connection with a grantee’s commencement of continuous service). If an option or other award granted under the 2007 Stock Incentive Plan expires, is cancelled, or terminates, the shares subject to any portion of the award that expires, is cancelled, or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our Board of Directors, no new award may be granted under the 2007 Stock Incentive Plan after the tenth anniversary of the date that such plan was initially approved by our stockholders.

Awards Under the Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Code, shall be determined by the Compensation Committee. The exercise price of an option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Stock Awards and Restricted Stock. A stock award consists of the transfer by us to a participant of shares of common stock, without any payment therefor, as additional compensation for services to us. Restricted stock will be subject to restrictions as the Compensation Committee shall determine, and such restrictions may include a prohibition against transfer until such time as the Compensation Committee determines, forfeiture upon a termination of employment or other service during the applicable restriction period and such other conditions or restrictions as the Compensation Committee may deem advisable.

Performance Shares. A performance share consists of an award paid in shares of our common stock or cash (as determined by the Compensation Committee), subject to performance objectives to be achieved by the participant before the end of a specified period. The grant of performance shares to a participant does not create any rights in such participant as a stockholder until the payment of shares of common stock with respect to an award. In the event that a participant’s employment or consulting engagement with us is terminated for any reason other than normal retirement, death or disability prior to the achievement of the participant’s performance objectives, the participant’s rights to the performance shares shall expire and terminate unless otherwise determined by the Compensation Committee.

Change in Control. Upon a change in control of us (as defined in the 2007 Stock Incentive Plan), if the acquiring entity or successor to us does not assume the incentive awards or replace them with substantially equivalent incentive awards, all outstanding options will vest and become immediately exercisable in full, the restrictions on all shares of restricted stock awards shall lapse immediately and all performance shares shall be deemed to be met and payment made immediately.

Amendment and Termination. Our Board of Directors may amend, suspend or terminate the 2007 Stock Incentive Plan as it deems advisable, except that it may not amend the 2007 Stock Incentive Plan in any way that would adversely affect a participant with respect to an award previously granted. In addition, our Board of Directors may not amend the 2007 Stock Incentive Plan without stockholder approval if such approval is then required pursuant to Section 422 of the Code, the regulations promulgated thereunder or the rules of any stock exchange or similar regulatory body.

Director Compensation

Mr. Lobell did not receive compensation for his service on our Board of Directors in 2009. The Board of Directors or a committee thereof will adopt a comprehensive director compensation policy prior to the completion of this offering.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation that will be in effect upon the closing of this offering limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the General Corporation Law of the State of Delaware, referred to herein as the DGCL. Our amended and restated certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for any of the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited in accordance with the DGCL.

In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We have entered into, and intend to continue to enter into, separate indemnification agreements with each of our officers and directors. These agreements, among other things, require us to indemnify our officers and directors for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by an officer or director in any action or proceeding arising out of their services as one of our officers and directors, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, to the fullest extent permitted by Delaware law. We will not indemnify an officer director, however, unless he or she acted in good faith, reasonably believed his or her conduct was in, and not opposed, to our best interests, and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about the common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2009.

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	72,000	$0.95	15,448,271
Equity compensation plans not approved by security holders	—	—	—
Total	72,000	$0.95	15,448,271

(1)	The number of shares is subject to adjustments in the event of stock splits and other similar events.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with Lindsay A. Rosenwald, M.D., Paramount BioCapital, Inc. and Affiliates

Dr. Rosenwald and his Family

Lindsay A. Rosenwald , M.D. is the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc. (“Paramount”). As of June 30 , 2010, Lindsay A. Rosenwald , M.D. beneficially owned approximately 37.1% of our outstanding common stock . In addition, as of June 30, 2010, certain trusts established for the benefit of Dr. Rosenwald’s children (the “Family Trusts”) beneficially owned approximately 22.3% of our outstanding common stock. The above percentages of our common stock beneficially owned by Dr. Rosenwald and his family do not include shares of common stock that will be beneficially owned by them upon conversion of the Paramount Notes and the 8% Notes upon completion of this offering or shares of common stock issuable upon exercise of the PCP Warrants and the 8% Noteholder Warrants, each of which will become exercisable upon completion of this offering. Following the completion of the offering, Dr. Rosenwald will beneficially own approximately    % of our outstanding common stock, and the Family Trusts will beneficially own approximately    % of our outstanding common stock.

Dr. Rosenwald is the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc. (“Paramount”), a FINRA-registered broker-dealer which has acted as placement agent for one of our past private placements of debt securities, and for which it received customary commissions and the Placement Agent Warrant, as described below. J. Jay Lobell, a member of our board of directors, and Timothy Hofer, our Corporate Secretary, are employees of Paramount and certain of its affiliates. In addition, certain employees of Paramount or its affiliates are current stockholders of ours.

Dr. Rosenwald is also the sole member of Paramount BioSciences, LLC (“PBS”), a global pharmaceutical development and healthcare investment firm that conceives, nurtures, and supports new biotechnology and life-sciences companies. As described in more detail below, PBS has provided us with certain support services since our inception, including pursuant to the PBS Services Agreement, which was terminated in August 2008, and has provided us with credit-enhancement support by guaranteeing amounts owed by us under the Dong Wha License Agreement and pledging collateral to secure our obligations under the Bank of America Line of Credit.

In addition, affiliates of Dr. Rosenwald and Paramount have provided us with a significant portion of our financing since our inception, including through PBS, the Family Trusts and Capretti Grandi, LLC, an investment partnership of which Dr. Rosenwald is the managing member (“Capretti”), which have loaned us amounts from time to time pursuant to the Paramount Notes, as described below. As of March 31, 2010, an aggregate of $ 2,425,652, including accrued and unpaid interest, remained outstanding under such the Paramount Notes. In addition, in January and June 2009, we issued the PCP Notes to Paramount Credit Partners, LLC (“PCP”), an investment partnership of which Dr. Rosenwald is the managing member, under which an aggregate of $3,152,686, including accrued and unpaid interest, was outstanding as of March 31, 2010.

Finally, Dr. Rosenwald, the Family Trusts and certain employees of Paramount and its affiliates, including Messrs. Lobell and Hofer, own a majority of the outstanding capital stock of Santee Biosciences, Inc. (“Santee”), one of our licensors, and Mr. Lobell is the sole director and acting president of Santee. Santee is a development stage biotechnology company that is currently inactive but holds certain intellectual property rights, including the rights to the PB-201 technology we in-licensed pursuant to our sublicense agreement with Santee, as described below. In addition, PBS and the Family Trusts provided loans to Santee from time to time and PBS provided support services to Santee similar to the services provided to us.

Transactions with Lindsay A. Rosenwald, M.D., Paramount BioCapital, Inc. and Affiliates

8% Notes and 8% Noteholder Warrants

In February 2010, in connection with the 8% Notes financing, Dr. Rosenwald purchased an 8% Note in the principal amount of $500,000. Upon the consummation of this offering, the outstanding principal amount of such 8% Note and all accrued interest thereon will automatically convert into     shares of common stock assuming the conversion occurs on                 , 2010. In connection with the issuance of such 8% Note , Dr. Rosenwald also received 8% Noteholder Warrants, which will be exercisable following the consummation of this

offering into     shares of common stock, at an exercise price equal to 110% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

In addition, pursuant to the terms of the PBS Note, $1,000,000 of the principal amount outstanding under the PBS Note converted into an 8% Note in February 2010 in connection with the 8% Notes financing. Upon the consummation of this offering, assuming an offering price of $         per Unit, the outstanding principal amount of such 8% Note and all accrued interest thereon will automatically convert into          shares of common stock. In connection with the issuance of such 8% Note, PBS also received 8% Noteholder Warrants, which will be exercisable following the consummation of this offering into          shares of common stock (assuming an offering price of $         per Unit) at an exercise price equal to 110% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

Paramount Notes

From December 1, 2006 through March 31 , 2010 , PBS had loaned us an aggregate principal amount of $2,282,205, from December 1, 2006 through March 31, 2010, the Family Trusts ha d loaned us an aggregate principal amount of $660,000, and from December 18, 2008 through March 31, 2010, Capretti had loaned us an aggregate principal amount of $ 50,000 . The loans from PBS, the Family Trusts and Capretti are evidenced by the PBS Note, the Family Trusts Note and the Capretti Note, respectively (collectively , the “Paramount Notes”) . The Paramount Notes are unsecured obligations of ours with a maturity date of September 30, 2010 and accrue interest at the rate of 8% per annum. As described above, $1,000,000 of the principal amount outstanding under the PBS Note converted into an 8% Note in February 2010 in connection with the 8% Notes financing. As of March 31, 2010, $ 1,563,743, including accrued and unpaid interest, was outstanding under the PBS Note, $ 806,780 , including accrued and unpaid interest, was outstanding under the Family Trusts Note, and $ 55,129 , including accrued and unpaid interest, was outstanding under the Capretti Note. All outstanding principal of the Paramount Notes, and all accrued interest thereon, will automatically convert into the securities issued in a Qualified Financing on the same terms as the 10% Notes. This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $    per Unit , the Paramount Notes will automatically convert into     Units.

PCP Notes and Warrants

On each of January 15, 2009 and June 24, 2009, we issued a senior promissory note to PCP in the principal amount of $2,750,000 and $125,000, respectively, ( each a “ PCP Note ” and together, the “ PCP Notes ”). The PCP Notes are unsecured obligations of ours with current maturity dates of the earlier of (i) December 31, 2013, (ii) the completion of a Qualified Financing (as defined below), and (iii) the completion of a Reverse Merger (as defined below). The PCP Notes accrue interest at the rate of 10% per annum. The aggregate amount of accrued and unpaid interest under the PCP Notes as of March 31, 2010 was $ 277,686 .

For purposes of the PCP Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by us resulting in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses) of at least $10,000,000. For purposes of the PCP Notes, “Reverse Merger” means a merger, share exchange or other transaction or series of related transactions in which (a) we merge into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Exchange Act and (b) the aggregate consideration payable to us or our stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000. This offering, if consummated, will be considered a Qualified Financing.

In connection with the issuance of the PCP Notes, we issued to PCP five-year warrants to purchase a number of shares of common stock equal to 40% of the aggregate principal amount of the PCP Notes ($2,875,000), divided by the lowest price paid in a Qualified Financing ( each a “ PCP Warrant ” and together, the “ PCP Warrants ”) . The per share exercise price of each of the PCP Warrants is equal to 110% of the lowest price paid in a Qualified Financing.

If we complete a Reverse Merger, other than in connection with a Qualified Financing, the PCP Warrants will be exercisable immediately prior to the Reverse Merger for a number of shares of common stock and exercise price determined in accordance with, and on the same terms and conditions, as provided for in the event of a Qualified Financing, except that the lowest price paid will be deemed equal to the quotient obtained by dividing the Reverse Merger Consideration (less the amount of unpaid principal and accrued interest under the applicable PCP Note) by the number of shares of common stock outstanding immediately prior to such Reverse Merger, on a fully diluted basis (without giving effect to the conversion of the PCP Notes or any other senior promissory notes or any placement warrants issued by us).

The PCP Warrants will become exercisable commencing on the consummation of a Qualified Financing or a Reverse Merger. However, in the event that neither a Qualified Financing nor a Reverse Merger is consummated by the two-year anniversary of the issuance of each PCP Note, the applicable PCP Warrant will be automatically exercisable into an aggregate number of shares of common stock equal to 40% of the principal amount of the corresponding PCP Note divided by $1.00, at a per share exercise price of $1.00. The PCP Warrants are subject to redemption by us in certain circumstances and in the event of a sale of our company (whether by merger, consolidation, sale or transfer of our capital stock or assets or otherwise) prior to, but not in connection with, a Qualified Financing or Reverse Merger, the PCP Warrants will terminate without the opportunity for exercise.

Placement Agent Commission and Warrants

Paramount acted as the lead placement agent in connection with the offering of the 10% Notes . As compensation for its services, Paramount received $198,800 in commissions (a portion of which was further paid to a selected dealer in the offering of the 10% Notes) and a warrant exercisable for such number of shares of common stock equal to 10% of the amount of the aggregate purchase price of the 10% Notes ($4,340,000), divided by the lowest price paid in a Qualified Financing ( the “ Placement Agent Warrant ”) . Because a Qualified Financing was not consummated by December 14, 2009, the Placement Agent Warrant became automatically exercisable into 434,000 shares of common stock, which is equal to 10% of the aggregate purchase price of the 10% Notes ($4,340,000) divided by $1.00, at a per share exercise price of $1.00. “Qualified Financing” has the same meaning as with respect to the 10% Notes. A portion of the Placement Agent Warrant is allocable to the selected dealer in the offering of the 10% Notes.

PBS Services Agreement

On June 1, 2007, we entered into a services agreement with PBS (the “PBS Services Agreement”). Pursuant to the PBS Services Agreement, PBS agreed to provide us with certain drug development, professional, administrative and back office support services for a three-year period from the date of the PBS Services Agreement. In return for the services provided under the PBS Services Agreement, we agreed to pay PBS $25,000 per month and to reimburse PBS for its actual out-of-pocket expenses, which are not to exceed $5,000 per month without our prior written consent. The PBS Services Agreement was terminated as of August 31, 2008. As of March 31, 2010 , we still have accrued an unpaid balance to PBS of approximately $ 375,000 under the PBS Services Agreement (the “PBS Debt”).

Sublicense Agreement with Santee

On July 10, 2007, we entered into an exclusive, multinational sublicense agreement with Santee pursuant to which we in-licensed the PB-201 technology for use in the development of azole-based antifungal drug formulations and the corresponding United States and foreign patents and applications. Under the terms of the sublicense agreement, we paid Santee an upfront license fee of $50,000 and we are required to make substantial payments, up to an additional $10,000,000 in total, to Santee upon the achievement of certain clinical and regulatory-based milestones. See “License Agreements & Intellectual Property.”

Guarantee of Payments under Dong Wha License Agreement

Pursuant to the Dong Wha License Agreement, Paramount Biosciences, LLC has guaranteed the payment in full of amounts owed by us under the Dong Wha License Agreement, until such time as we have certifiable net tangible assets of at least $10 million. This offering, if consummated, would cause the guarantee to terminate according to its terms. See “License Agreements & Intellectual Property.”

Pledge of Collateral under Bank of America Line of Credit

On December 3, 2008, we, Paramount BioSciences, LLC and various other private pharmaceutical companies with common ownership by Dr. Rosenwald, the sole member of Paramount BioSciences, LLC, entered into a loan agreement with Bank of America, N.A. for a line of credit of $2,000,000, which was subsequently reduced to $1,000,000 pursuant to an amendment (the “Bank of America Line of Credit”).

Paramount BioSciences, LLC pledged collateral securing our and the other borrowers’ obligations to Bank of America, N.A. under the loan agreement. Under the loan agreement, our liability under the line of credit is several, not joint, with respect to the payment of all obligations thereunder. As of March 31, 2010, the amount borrowed by us that was outstanding under this line of credit was $ 150,000 .

Hofer Consulting Agreement and Warrant

On May 26, 2010, we entered into a consulting agreement with Timothy Hofer, our Corporate Secretary, pursuant to which Mr. Hofer provides us with general consulting services focused on general business and company development. This consulting agreement is for a period of one year, subject to renewal for such longer period as we may agree in writing with Mr. Hofer, and may be terminated by either party upon 30 days’ prior written notice.

Under the terms of the consulting agreement with Mr. Hofer and as compensation for his services thereunder, we granted Mr. Hofer a ten-year warrant to purchase 100,000 shares of our common stock, subject to adjustment as described below (the “Hofer Consultant Warrant”). The Hofer Consultant Warrant will become exercisable upon the consummation of a Qualified Financing at a per share exercise price equal to the price at which shares of our common stock are issued in such Qualified Financing. If a Qualified Financing does not occur on or before September 30, 2010, then the Hofer Consultant Warrant will be immediately exercisable at a per share exercise price equal to the fair market value of our common stock, as determined pursuant to a valuation performed by an independent appraisal firm. Under the terms of the Hofer Consultant Warrant, if we consummate a Qualified Financing, the number of shares of common stock issuable upon exercise of the Hofer Consultant Warrant will be automatically adjusted so that such number of shares is equal to 1.0% of our outstanding common stock on a fully diluted basis, after giving effect to such Qualified Financing (including the conversion of all our convertible notes triggered by such Qualified Financing). This adjustment provision will terminate once we consummate a Qualified Financing. For purposes of the Hofer Consultant Warrant, a “Qualified Financing” means our next equity financing (or series of related equity financings) sufficient to trigger conversion of all amounts then outstanding under our senior convertible promissory notes. This offering, if consummated, will be considered a Qualified Financing.

Review, Approval and Ratification of Transactions with Related Parties

Previously, our Board of Directors was comprised solely of affiliates of Paramount and we did not have a formal written policy or procedure for the review, approval or ratification of related party transactions. However, Delaware corporate law, under which we are governed, generally requires that any transaction between us and any of our affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction, and we believe that the terms of the agreements we entered into with our affiliates satisfy the requirement of Delaware law. Following consummation of the proposed offering, all related party transactions will be reviewed and approved by our Audit Committee, which will be comprised entirely of independent directors, before we enter into them .

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30 , 2010, as adjusted to reflect the sale of the shares of common stock in this offering and the other adjustments discussed below, by the following:

•	each of our directors and Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

The table below lists the number of shares and percentage of shares beneficially owned prior to this offering based on 4,479,729 of common stock issued and outstanding as of June 30 , 2010. The table also lists the number of shares and percentage of shares beneficially owned after this offering based on     shares of common stock outstanding upon completion of this offering, assuming no exercise by the underwriters of their over-allotment option and after giving effect to the following:

•	the automatic conversion of all of our outstanding convertible notes into an aggregate of Units and shares of common stock upon the completion of this offering, assuming an initial public offering price of $ per Unit (the mid-point of the price range set forth on the cover page of this prospectus) and assuming the conversion occurs on , 2010;

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws effective upon the completion of this offering;

•	no exercise of warrants or options outstanding on the date of this prospectus, except as specifically set forth herein; and

•	a 1 for reverse stock split of our common stock to be effected prior to the completion of this offering.

For purposes of the table below, we treat shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after June 30 , 2010 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person, but we do not treat the shares as outstanding for the purpose of computing the percentage ownership of any other stockholder.

Except as otherwise set forth below, the address of each of the persons or entities listed in the table is c/o IASO Pharma Inc., 12707 High Bluff Drive, Suite 200, San Diego, California 92130.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After the Offering
Name	Number		Percentage	Number	Percentage
Named Executive Officers and Directors:
Matthew A. Wikler, M.D.	309,382		6.9%
Mark. W. Lotz	72,000	(1)	1.6%
James Rock	41,251		*
J. Jay Lobell	300,000		6.7%
Jai Jun (Matthew) Choung	-		-
Michael L. Corrado	-		-
Gary G. Gemignani	-		-
Michael Rice	-		-
All executive officers and directors as a group ( eight persons)	722,633 (2)		15.9%
5% Stockholders:
Lindsay A. Rosenwald, M.D.	1,664,002	(3)	37.1%
Lester E. Lipschutz	1,000,000	(4)	22.3%
Robert Feldman	300,000	(5)	6.3%

*	Represents less than 1%

(1)	Represents an option to purchase 72,000 shares of our common stock.

(2)	Includes 650,633 shares of common stock and an option to purchase 72,000 shares of common stock.

(3)	Does not include (i) shares of common stock underlying the $500,000 principal amount of 8% Notes held by Dr. Rosenwald and any accrued but unpaid interest thereon and shares of common stock issuable upon the exercise of the related 8% Noteholder Warrant, (ii) shares of common stock underlying the $1,000,000 principal amount of 8% Notes held by Paramount Biosciences, LLC and any accrued but unpaid interest thereon and shares of common stock issuable upon the exercise of the related 8% Noteholder Warrant, (iii ) 1,000,000 shares of common stock held in trusts established for the benefit of Dr. Rosenwald and his family referred to in note 4 below , ( iv ) 434,000 shares of common stock underlying the Placement Agent Warrant issued to Paramount BioCapital, Inc., of which Dr. Rosenwald is Chairman, Chief Executive o fficer and the sole stockholder , (v) shares of common stock issuable upon the exercise of the PCP Warrants and (vi) shares of common stock underlying the $1,992,205 principal amount of Paramount Notes and any accrued but unpaid interest thereon.

(4)	Represents shares of common stock owned by the Family Trusts, which are four trusts established for the benefit of Dr. Rosenwald and his family. Mr. Lipschutz is the trustee of the Family Trusts and may be deemed to beneficially own the shares held by the Family Trusts as he has sole control over the voting and disposition of any shares held by the Family Trusts.

(5)	Represents shares of common stock underlying the Feldman Consultant Warrant.

DESCRIPTION OF CAPITAL STOCK

General

Currently, our authorized capital stock consists of 25,000,000 shares, of which (i) 20,000,000 are designated as common stock, par value $0.001 per share, and (ii) 5,000,000 are designated as preferred stock, par value $0.001 per share. Upon the completion of this offering and filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of     shares, of which (i)     shares will be designated as common stock, and (ii)    shares will be designated as preferred stock, par value $0.001 per share.

The following description of our capital stock are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated by-laws that will be in effect upon completion of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Units

Each Unit consists of two shares of common stock and a warrant to purchase one share of common stock. The Units will begin trading on or promptly after the date of this prospectus. The Units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. If Maxim permits separate trading of the common stock and warrants prior to the 60th day after the date of this prospectus, we will issue a press release and file a Current Report on Form 8-K with the Securities and Exchange Commission announcing when such separate trading will begin.

Common Stock

As of June 30 , 2010, there were 4,479,729 shares of common stock issued and outstanding, that were held of record by 59 stockholders.

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. At any meeting of the stockholders, all matters, with certain exceptions, are to be decided by the vote of a majority in voting interest of the stockholders. Directors are to be elected by a plurality of the votes cast in the election of directors.

Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are selling in this offering, will be fully-paid and nonassessable.

Warrants to Be Issued as Part of the Units

Each warrant entitles the registered holder to purchase one share of our common stock at a price equal to 110% of the offering price of the common stock underlying Units. The warrants may only be exercised for cash. The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time. We may call the warrants issued as a part of the Units for redemption as follows:

•	at a price of $0.01 for each warrant at any time while the warrants are exercisable, so long as a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current;

•	upon not less than 30 days prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $ per share for any 20 trading days within a 30 consecutive trading day period ending on the third business day prior to the notice of redemption to warrant holders.

If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed the call price or the warrant exercise price after the redemption call is made.

The warrants will be issued in registered form under a warrant agreement between                 , as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including but not limited to in the event of a stock split, stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for the issuances of common stock or securities convertible or exercisable into common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and received shares of common stock. After issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Underwriters’ Warrant

We have also agreed to issue to the underwriters a warrant to purchase a number of shares of our common stock equal to an aggregate of 8% of the Units sold in this offering. The warrant will have an exercise price equal to 110% of the offering price of the Units sold in this offering and may be exercised on a cashless basis. The warrant is exercisable commencing six months after the effective date of the registration statement related to this offering, and will be exercisable for four and a half years thereafter. The warrant is not redeemable by us. The warrant also provides one demand registration of the shares of common stock underlying the warrants at our expense, an additional demand at the warrant holder’s expense and for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period commencing six months after the effective date. The warrant and the      Units (including the shares of common stock and warrants underlying the Units) have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrant or the securities underlying the warrant, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the warrant may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrant will provide for adjustment in the number and price of such warrant (and the shares of common stock and warrants underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Preferred Stock

The Board of Directors has the authority at any time to establish the rights and preferences of, and issue up to, 5,000,000 shares of preferred stock, of which none currently have designation. Our amended and restated certificate of incorporation, which will be effective upon the completion of this offering, will provide for     shares of preferred stock over which the Board of Directors will have the authority to establish the rights and preferences.

Convertible Notes

10% Notes

In December 2007, we issued a series of convertible promissory notes in the aggregate principal amount of $4,340,000, referred to herein as the 10% Notes. The 10% Notes are unsecured obligations of ours with a maturity date of September 30, 2010 and accrue interest at the rate of 10% per annum. The aggregate amount of accrued and unpaid interest under the 10% Notes as of March 31, 2010 was $ 966,733. In the event the 10% Notes become due and payable prior to the consummation by us of a Qualified Financing, reverse merger, sale of the company or other transaction , we will be obligated to pay the noteholders, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest, a cash premium equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the 10% Notes.

The outstanding principal amount of the 10% Notes, and all accrued interest thereon, will automatically convert into Units at a conversion price equal to 70% of the lowest per unit price at which our equity securities are sold in a Qualified Financing, upon the terms and conditions on which such securities are issued in the Qualified Financing. For purposes of the 10% Notes, “Qualified Financing” means the sale of our equity securities in an equity financing or series of related equity financings in which we receive (minus the amount of aggregate gross cash proceeds to us from our arm’s length sale of equity or debt securities, or incurrence of new loans, after December 14, 2009) aggregate gross proceeds of at least $10,000,000 (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the 10% Notes). This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $    per Unit, the 10% Notes will automatically convert into     Units.

8% Notes

In February and March 2010, we issued another series of convertible promissory notes in the aggregate principal amount of $4,343,000, referred to herein as the 8% Notes. The 8% Notes are unsecured obligations of ours with a maturity date of February 9, 2012 and accrue interest at the rate of 8% per annum.

The outstanding principal amount of the 8% Notes, and all accrued interest thereon, will automatically convert into shares of common stock upon the completion of a Qualified IPO. For purposes hereof, “Qualified IPO” means the completion of an underwritten initial public offering of units consisting of shares of common stock and warrants to purchase common stock by us resulting in aggregate gross cash proceeds (before commissions or other expenses) to us of at least $10,000,000. This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $    per Unit, the 8% Notes will automatically convert into     shares of common stock at a conversion price equal to 70% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

Paramount Notes

From December 1, 2006 through March 31, 2010 , Paramount Biosciences, LLC had loaned us an aggregate principal amount of $ 2,282,205 , from December 1, 2006 through March 31, 20 1 0 , the Family Trusts had loaned us an aggregate principal amount of $ 660,000 , and from December 18, 2008 through March 31, 20 1 0 , Capretti had loaned us an aggregate principal amount of $ 50,000 . The loans from PBS, the Family Trusts and Capretti are evidenced by the PBS Note, the Family Trusts Note and the Capretti Note, respectively, which together are referred to herein as the Paramount Notes. Pursuant to the PBS Note, the principal amount of all loans made to us under the PBS Note, up to $1,000,000, immediately and automatically converted into an 8% Note. As such, in February 2010, we issued Paramount Biosciences, LLC an 8% Note in the aggregate principal amount of $1,000.000. In connection with the issuance of the 8% Notes, Paramount Biosciences, LLC also received 8% Noteholder Warrants. The Paramount Notes are unsecured obligations of ours with a maturity date of September 30, 2010 and accrue interest at the rate of 8% per annum. As of March 31, 2010, $ 1,563,743, including accrued and unpaid interest, was outstanding under the PBS Note, $ 806,780 , including accrued and unpaid interest, was outstanding under the Family Trusts Note, and $ 55,129 , including accrued and unpaid interest, was outstanding under the Capretti Note. In the event the Paramount Notes become due and payable prior to the consummation by us of a Qualified Financing, reverse merger, sale of the company or other transaction, we will be obligated to pay the noteholders, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest, a cash premium equal to 42.8571% of the aggregate principal amount of the Paramount Notes.

All outstanding principal of the Paramount Notes, and all accrued interest thereon, will automatically convert into the securities issued in a Qualified Financing on the same terms as the 10% Notes. This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $    per Unit (the mid-point of the price range set forth on the cover page of this prospectus), the Paramount Notes will automatically convert into     Units.

PCP Notes

On each of January 15, 2009 and June 24, 2009, we issued a senior promissory note to PCP in the principal amount of $2,750,000 and $125,000, respectively, each referred to herein as a PCP Note, and together, the PCP Notes. The PCP Notes are unsecured obligations of ours with current maturity dates of the earlier of (i) December 31, 2013, (ii) the completion of a Qualified Financing (as defined below), and (iii) the completion of a Reverse Merger (as defined below). The PCP Notes accrue interest at the rate of 10% per annum. The aggregate amount of accrued and unpaid interest under the PCP Notes as of March 31, 2010 was $277,686.

For purposes of the PCP Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by us resulting in aggregate gross cash proceeds (before brokers” fees or other transaction related expenses) of at least $10,000,000. For purposes of the PCP Notes, “Reverse Merger” means a merger, share exchange or other transaction or series of related transactions in which (a) we merge into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Exchange Act and (b) the aggregate consideration payable to us or our stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000. This offering, if consummated, will be considered a Qualified Financing.

Currently Outstanding Warrants

All of the warrants described below are currently outstanding and none have been exercised.

8% Noteholder Warrants

In connection with the issuance of the 8% Notes, we issued five-year warrants to the purchasers of the 8% Notes, referred to herein as the 8% Noteholder Warrants. The 8% Noteholder Warrants entitle the holders thereof to purchase a number of shares of common stock equal to 70% of the principal amount of the 8% Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to the exercise price of the warrants issued in the Qualified IPO, subject to adjustment as set forth in the warrant. If a Qualified IPO does not occur on or before the second anniversary of the closing of the offering of the 8% Noteholder Warrants, then each warrant will be exercisable for that number of shares of common stock equal to 70% of the principal amount of the note purchased by the original holder divided by $1.00, at a per share exercise price of $1.00. In the event of a sale of our company (whether by merger, consolidation, sale or transfer of more than 50% of our capital stock or all or substantially all of our assets), the 8% Noteholder Warrants will terminate 90 after such sale provided that the holders have the right to exercise the 8% Noteholder Warrants during such 90-day period. “Qualified IPO” has the same meaning as with respect to the 8% Notes. Assuming an offering price of $    per Unit, the 8% Noteholder Warrants will entitle the holders thereof to purchase     shares of common stock at an exercise price equal to 110% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

PCP Warrants

In connection with the issuance of the PCP Notes, we issued to PCP five-year warrants to purchase a number of shares of common stock equal to 40% of the aggregate principal amount of the PCP Notes ($2,875,000), divided by the lowest price paid in a Qualified Financing, each referred to herein as a PCP Warrant, and together, the PCP Warrants. The per share exercise price of each of the PCP Warrants is equal to 110% of the lowest price paid in a Qualified Financing.

If we complete a Reverse Merger, other than in connection with a Qualified Financing, the PCP Warrants will be exercisable immediately prior to the Reverse Merger for a number of shares of common stock and exercise price determined in accordance with, and on the same terms and conditions, as provided for in the event of a Qualified Financing, except that the lowest price paid will be deemed equal to the quotient obtained by dividing the Reverse Merger Consideration (less the amount of unpaid principal and accrued interest under the applicable PCP Note) by the number of shares of common stock outstanding immediately prior to such Reverse Merger, on a fully diluted basis (without giving effect to the conversion of the PCP Notes or any other senior promissory notes or any placement warrants issued by us).

The PCP Warrants will become exercisable commencing on the consummation of a Qualified Financing or a Reverse Merger. However, in the event that neither a Qualified Financing nor a Reverse Merger is consummated by the two-year anniversary of the issuance of each PCP Note, the applicable PCP Warrant will be automatically exercisable into an aggregate number of shares of common stock equal to 40% of the principal amount of the corresponding PCP Note divided by $1.00, at a per share exercise price of $1.00. The PCP Warrants are subject to redemption by us in certain circumstances and in the event of a sale of our company (whether by merger, consolidation, sale or transfer our capital stock or assets or otherwise) prior to, but not in connection with, a Qualified Financing or Reverse Merger, the PCP Warrants will terminate without the opportunity for exercise.

For purposes of the PCP Warrants, “Qualified Financing,” “Reverse Merger,” and “Reverse Merger Consideration” have the same meaning as with respect to the PCP Notes.

Placement Agent Warrant

Paramount received, as partial compensation for its services in connection with the offering of the 10% Notes, the Placement Agent Warrant, which is a warrant exercisable for such number of shares of common stock equal to 10% of the amount of the aggregate purchase price of the 10% Notes ($4,340,000), divided by the lowest price paid in a Qualified Financing, referred to herein as the Placement Agent Warrant. Because the Qualified Financing was not consummated by December 14, 2009, the Placement Agent Warrant became automatically exercisable into 434,000 shares of common stock, which is equal to 10% of the aggregate purchase price of the 10% Notes ($4,340,000) divided by $1.00, at a per share exercise price of $1.00. “Qualified Financing” has the same meaning as with respect to the 10% Notes. A portion of the Placement Agent Warrant is allocable to the selected dealer in the offering of the 10% Notes.

Consultant Warrant s

In September 2007, Robert Feldman, a former employee of Paramount, received as compensation for certain services provided in connection with the in-licensing of certain of our product candidates, a warrant currently exercisable into 300,000 shares of common stock at a purchase price of $0.95 per share, subject to adjustment (the “Feldman Consultant Warrant”) . The Feldman Consultant Warrant expires on September 27, 2012.

On May 26, 2010, we entered into a consulting agreement with Timothy Hofer, our Corporate Secretary, pursuant to which Mr. Hofer provides us with general consulting services focused on general business and company development. Under the terms of the consulting agreement with Mr. Hofer and as compensation for his services thereunder, we granted Mr. Hofer a ten-year warrant to purchase 100,000 shares of our common stock, subject to adjustment as described below (the “Hofer Consultant Warrant”). The Hofer Consultant Warrant will become exercisable upon the consummation of a Qualified Financing at a per share exercise price equal to the price at which shares of our common stock are issued in such Qualified Financing. If a Qualified Financing does not occur on or before September 30, 2010, then the Hofer Consultant Warrant will be immediately exercisable at a per share exercise price equal to the fair market value of our common stock, as determined pursuant to a valuation performed by an independent appraisal firm. Under the terms of the Hofer Consultant Warrant, if we consummate a Qualified Financing, the number of shares of common stock issuable upon exercise of the Hofer Consultant Warrant will be automatically adjusted so that such number of shares is equal to 1.0% of our outstanding common stock on a fully diluted basis, after giving effect to such Qualified Financing (including the conversion of all our convertible notes triggered by such Qualified Financing). This adjustment provision will terminate once we consummate a Qualified Financing. For purposes of the Hofer Consultant Warrant, a “Qualified Financing” means our next equity financing (or series of related equity financings) sufficient to trigger conversion of all amounts then outstanding under our senior convertible promissory notes. This offering, if consummated, will be considered a Qualified Financing.

The Feldman Consultant Warrant and the Hofer Consultant Warrant are referred to herein as the Consultant Warrants.

Registration Rights

10% Notes and 8% Notes

Holders of     Units, received upon conversion of our outstanding 10% Notes upon completion of this offering, have rights, under the terms of the purchase agreements between us and these holders, to require us to file registration statements under the Securities Act, subject to limitations and restrictions, or request that their Units be covered by a registration statement that we are otherwise filing, subject to specified exceptions.

Similarly, holders of     shares of our common stock, received upon conversion of our outstanding 8% Notes upon completion of this offering, have rights, under the terms of the purchase agreements between us and these holders, to require us to file registration statements under the Securities Act, subject to limitations and restrictions, or request that their shares of common stock be covered by a registration statement that we are otherwise filing, subject to specified exceptions.

We refer to the Units or shares of common stock issuable upon conversion of our 10% Notes or 8% Notes, as the case may be, as registrable securities. The purchase agreements for our 10% Notes and 8% Notes do not provide for any liquidated damages, penalties or other rights in the event we do not file a registration statement. These rights will continue in effect following this offering.

Demand Registration Rights

At any time after 180 days following the effective date of this registration statement, subject to certain exceptions, (a) the holders of a majority of the registrable securities issuable upon the conversion of our 10% Notes have the right to demand that we file a registration statement covering the offering and sale of at least 51% of the registrable securities issuable upon the conversion of our 10% Notes then outstanding and (b) the holders of a majority of the registrable securities issuable upon the conversion of our 8% Notes have the right to demand that we file a registration statement covering the offering and sale of at least 51% of the registrable securities issuable upon the conversion of our 8% Notes then outstanding.

We have the ability to delay the filing of such registration statement under specified conditions, such as during the period starting with the date of filing of and ending on the date 180 days following the effective date of this offering or if our Board of Directors determines that it is advisable to delay such filing or if we are in possession of material nonpublic information that would be in our best interests not to disclose. Postponements at the discretion of our Board of Directors cannot exceed 90 days from the date of such determination by our Board of Directors. We are not obligated to file such registration statement on more than one occasion upon the request of the holders of a majority of the registrable securities issuable upon the conversion of our 10% Notes, and we are not obligated to file such registration statement on more than one occasion upon the request of the holders of a majority of the registrable securities issuable upon the conversion of our 8% Notes.

Form S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3, the holders of the registrable securities issuable upon the conversion of our 10% Notes and the holders of the registrable securities issuable upon the conversion of our 8% Notes each have the right, on one or more occasions, to request registration on Form S-3 of the sale of the registrable securities held by such holder provided such securities are anticipated to have an aggregate sale price (before deducting any underwriting discounts and commissions) of at least $5,000,000.

We have the ability to delay the filing of any such registration statement under the same conditions as described above under “Demand Registration Rights,” and we are not obligated to effect more than one registration of registrable securities on Form S-3 in any twelve-month period for the holders of the registrable securities issuable upon the conversion of our 10% Notes or more than one such registration for the holders of the registrable securities issuable upon the conversion of our 8% Notes.

Piggyback Registration Rights

The holders of the registrable securities described above have piggyback registration rights. Under these provisions, if we register any securities for public sale, including pursuant to any stockholder-initiated demand registration, these holders will have the right to include their shares in the registration statement, subject to customary exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, and piggyback registration rights are also subject to the priority rights of stockholders having demand registration rights in any demand registration.

Expenses of Registration

We will pay all registration expenses related to any demand, Form S-3 or piggyback registration, other than underwriting discounts and commissions and any professional fees or costs of accounting, financial or legal advisors to any of the holders of registrable securities.

Indemnification

The purchase agreements for our 10% Notes and 8% Notes contain customary cross-indemnification provisions, under which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and each selling stockholder is obligated to indemnify us for material misstatements or omissions in the registration statement due to information provided by such stockholder provided that such information was not changed or altered by us.

PCP Warrants, Placement Agent Warrants and Feldman Consultant Warrant

The holders of the PCP Warrants, the Placement Agent Warrants and the Feldman Consultant Warrant also have piggyback registration rights if we register any securities for public sale, including pursuant to any stockholder-initiated demand registration, subject to customary exceptions.

Anti-Takeover Effects of Delaware Law and Our Corporate Charter Documents

Delaware Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Our Corporate Charter Documents

Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that are intended to enhance the likelihood of continuity and stability in our Board of Directors and in its policies. These provisions might have the effect of delaying or preventing a change in control of our company even if such transaction could be beneficial to the interests of stockholders. These provisions include the following:

•	prohibiting our stockholders from fixing the number of our directors; and

•	establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our Board of Directors.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our Units, common stock and warrants will be     .

Listing

We intend to apply to have our Units, as well as our common stock and warrants underlying the Units, listed on NYSE Amex under the symbols     ,     , and     , respectively. The Units will begin trading on or promptly after the date of this prospectus. The Units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. If Maxim permits separate trading of the common stock and warrants prior to the 60th day after the date of this prospectus, we will issue a press release and file a Current Report on Form 8-K with the SEC announcing when such separate trading will begin.

SHARE S ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of     shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of options or warrants to purchase common stock that were outstanding as of the date of this prospectus. The shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

The remaining    shares of common stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Section 4(1), or Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below.

The following table shows approximately when the     shares of our common stock that are not being sold in this offering, but which will be outstanding when this offering is complete, will be eligible for sale in the public market:

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness		Shares sold in this offering
90 Days		Shares saleable under Rules 144 and 701 that are not subject to the lock-up
180 Days		Lock-up released, subject to extension; shares saleable under Rules 144 and 701

Resale of     of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

Rule 144

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate. Under Rule 144 as in effect on the date of this prospectus, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, the six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

Rule 701

Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not subject to lock-up agreements, (a) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144, and (b) by affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144. All Rule 701 shares will be, however, subject to lock-up agreements and will only become eligible for sale upon the expiration of the contractual lock-up agreements. Maxim may release all or any portion of the securities subject to lock-up agreements.

Lock-Up Agreements

Prior to the completion of this offering, we and each of our officers, directors, and greater than    % stockholders will agree, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim. This 180-day restricted period will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

In addition, the holders of our 10% Notes and our 8% Notes have agreed pursuant to the purchase agreements for our 10% Notes and our 8% Notes not to sell the Units or shares of our common stock they receive upon conversion of our 10% Notes or 8% Notes for a period of 180 days after the effective date of the registration statement of which this prospectus is a part.

Registration Rights

After the completion of this offering, the holders of     shares of our common stock and holders of Units will be entitled to the registration rights described in the section titled “Description of Capital Stock — Registration Rights.” All such shares are or will be covered by lock-up agreements. Following the expiration of the lock-up period, registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates.

Form S-8 Registration Statements

Prior to the expiration of the lock-up period, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our 2007 Stock Incentive Plan. See “Executive Compensation — Equity Compensation Plan Information” for additional information. Subject to the lock-up agreements described above and any applicable vesting restrictions, shares registered under these registration statements will be available for resale in the public market immediately upon the effectiveness of these registration statements, except with respect to Rule 144 volume limitations that apply to our affiliates.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative, Maxim Group LLC, referred to herein as Maxim, have severally agreed to purchase from us on a firm commitment basis the following respective number of Units at a public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Units
Maxim Group LLC

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Units being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the     Units being offered to the public, other than those covered by the over-allotment option described below, if any of these Units are purchased.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to     additional Units at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Units offered by this prospectus. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional Units as the number of Units to be purchased by it in the above table bears to the total number of Units offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional Units to the underwriters to the extent the option is exercised. If any additional Units are purchased, the underwriters will offer the additional Units on the same terms as those on which the other Units are being offered hereunder.

Commissions and Expenses

The underwriting discounts and commissions are    % of the initial public offering price. We have agreed to pay the underwriters the discounts and commissions set forth below, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option. In addition, we have agreed to pay to the underwriters a corporate finance fee equal to 1% of the gross proceeds of this offering as a non-accountable expense allowance.

We have been advised by the representative of the underwriters that the underwriters propose to offer the Units to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $    per Unit under the public offering price of $    per Unit. The underwriters may allow, and these dealers may re-allow, a concession of not more than $    per Unit to other dealers. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

	Fee per Unit (1)	Total Without Exercise of Over- Allotment	Total With Exercise of Over-Allotment
Public offering price	$	$	$
Discount	$	$	$
Proceeds before expenses	$	$	$

(1)	The fees do not include the over-allotment option granted to the underwriters, the corporate finance fee in the amount of 1% of the gross proceeds (excluding the over-allotment proceeds), or the warrants to purchase Units equal to 8% of the number of Units sold in the offering issuable to the underwriters at the closing.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $ , all of which are payable by us.

Underwriters’ Warrants

We have also agreed to issue to the underwriters a warrant to purchase a number of our Units equal to an aggregate of 8% of the Units sold in this offering. The warrant will have an exercise price equal to 110% of the offering price of the Units sold in this offering and may be exercised on a cashless basis. The warrant is exercisable commencing six months after the effective date of the registration statement related to this offering, and will be exercisable for four and a half years thereafter. The warrant is not redeemable by us. The warrant also provides for one demand registration of the shares of common stock underlying the warrant at our expense, an additional demand at the warrant holder’s expense and unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period commencing six months after the closing date. The warrant and the     Units (including the shares of common stock and warrants underlying the Units) have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrant or the securities underlying the warrant, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the warrant may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrant will provide for adjustment in the number and price of such warrant (and the shares of common stock and warrants underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Lock-Up Agreements

Prior to the completion of this offering, we and each of our officers, directors, and greater than    % stockholders will agree, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim. This 180-day restricted period will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Pricing of this Offering

Prior to this offering there has been no public market for any of our securities and we cannot be certain that an active trading market will develop and continue after this offering. The public offering price of the Units and the terms of the warrants were negotiated between us and Maxim. This price should not be considered an indication of the actual value of the Units. This price may not correspond to the price at which our shares of common stock will trade in the public market following this offering. Factors considered in determining the prices and terms of the Units, including the common stock and warrants underlying the Units, include:

•	the history and prospects of companies in our industry;

•	prior offerings of those companies;

•	our prospects for developing and commercializing our products;

•	our capital structure;

•	an assessment of our management and their experience;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Units offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more securities than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor any of the underwriters make representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other Terms

The underwriters have informed us that they do not expect to confirm sales of Units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

We have also agreed that if twelve (12) months or later after the successful completion of the offering, Maxim conducts a solicitation for the exercise of outstanding warrants at our written request, we will pay to Maxim a cash fee equal to 3% of the total proceeds received from the exercise of any and all warrants (other than any warrants held by Maxim or its affiliates) as a result of such solicitation by Maxim, provided that Maxim is designated as the soliciting broker on the exercise form of the warrant certificate evidencing the warrants so exercised.

The Underwriting Agreement will provide that we will permit Maxim to either (i) designate one individual who meets the independence criteria of NYSE Amex to serve on our Board of Directors for the three-year period following the closing of this offering or (ii) in the event that the individual designated by Maxim is not elected to our Board of Directors, have a representative of Maxim attend all meetings of our Board of Directors as an observer during such three-year period. Such director or observer, as the case may be, will attend meetings of our Board of Directors, receive all notices and other correspondence and communications sent by us to our directors, and such director will receive compensation equal to the highest compensation of other non-employee directors, excluding the Chairman of the Audit Committee.

In addition, we have agreed to grant to Maxim, upon the consummation of this offering, the right of first negotiation to co-manage any public underwriting or private placement of our debt or equity securities or the debt or equity securities of our subsidiaries and successors (excluding (i) shares issued under any compensation or stock option plan approved by our stockholders, (ii) shares issued by us in payment of the consideration for an acquisition or as part of strategic partnerships and transactions and (iii) conventional banking arrangements and commercial debt financing), which includes the right to underwrite or place a minimum of 50% of the securities to be sold therein, for a period of eighteen (18) months after completion of this offering. If Maxim fails to accept in writing any such proposal for such public or private sale within ten (10) days after receipt of a written notice from us containing such proposal, then Maxim will have no claim or right with respect to any such sale contained in any such notice. If, thereafter, such proposal is modified in any material respect, we will adopt the same procedure as with respect to the original proposed public or private sale, and Maxim shall have the right of first negotiation with respect to such revised proposal.

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the effective date of the registration statement, unless FINRA determines that such payment would not be deemed underwriters compensation in connection with this offering.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe. PDF format will be used in connection with this offering.

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

Certain of the underwriters or their affiliates have provided from time to time and may in the future provide investment banking, lending, financial advisory and other related services to us and our affiliates for which they have received and may continue to receive customary fees and commissions.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York. In connection with the offering of the Units, Sichenzia Ross Friedman Ference LLP, New York, New York advised the underwriters with respect to certain United States securities law matters.

EXPERTS

J.H. Cohn LLP, our independent registered public accounting firm, has audited our balance sheets as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years ended December 31, 2009 and 2008 and the period from October 5, 2006 (inception) to December 31, 2009, as set forth in their report, which includes an explanatory paragraph relating to our ability to continue as a going concern. We have included our financial statements in this prospectus and in this registration statement in reliance on J.H. Cohn LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the securities to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

Upon the closing of this offering, we will be subject to the informational requirements of the Exchange Act and we intend to file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

IASO PHARMA INC.
(A Development Stage Company)

Page
Condensed Balance Sheets March 31, 2010 (Unaudited) and December 31, 2009	F-2

Condensed Statements of Operations (Unaudited) Three months ended March 31, 2010 and 2009 and period from October 5, 2006 (Inception) to March 31, 2010	F-3

Condensed Statement of Changes in Stockholders’ Deficiency (Unaudited) Period from January 1, 2010 to March 31, 2010	F-4

Condensed Statements of Cash Flows (Unaudited) Three months ended March 31, 2010 and 2009 and period from October 5, 2006 (Inception) to March 31, 2010	F-5

Notes to Unaudited Condensed Financial Statements	F-6 – F-13

IASO PHARMA INC.
(A Development Stage Company)

CONDENSED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash	$1,930,606	$10,728
Other current assets	7,775	8,535

Total current assets	1,938,381	19,263

Office equipment, net of accumulated depreciation	18,328	20,416
Other assets — deferred financing costs	519,795	50,500

Total assets	$2,476,504	$90,179

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$1,746,452	$2,037,683
Borrowings under line of credit agreement	150,000	150,000
2007 senior convertible notes	4,340,000	4,340,000
Interest payable — 2007 senior convertible notes	966,733	800,730
Notes payable — related parties	1,992,205	2,777,205
Interest payable — related parties	433,447	378,252
Interest payable — Paramount Credit Partners , LLC	277,686	205,811
Deferred revenue—sublicense	37,714	37,714

Total current liabilities	9,944,237	10,727,395

Notes payable — Paramount Credit Partners, LLC (net of discount of $860,406 in 2010 and $917,451 in 2009)	2,014,594	1,957,549
2010 senior convertible notes (net of discount of $2,411,118 in 2010)	1,931,882	—
Interest payable — 2010 senior convertible notes	46,456	—
Deferred revenue — sublicense	606,571	616,000

Total liabilities	14,543,740	13,300,944

Commitments
Stockholders’ deficiency:
Preferred stock, $.001 par value; 5,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value; 20,000,000 shares authorized; 4,479,729 shares issued and outstanding at March 31, 2010 and December 31, 2009	4,480	4,480
Additional paid-in capital	4,610,507	1,997,143
Deficit accumulated during the development stage	(16,682,223)	(15,212,388)

Total stockholders’ deficiency	(12,067,236)	(13,210,765)

Total liabilities and stockholders’ deficiency	$2,476,504	$90,179

See Notes to Unaudited Condensed Financial Statements.

IASO PHARMA INC.
(A Development Stage Company)

Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009		Period from October 5, 2006 (Inception) to March 31, 2010
Operating revenue:
Sublicense		$9,429		$—		$15,715

Operating expenses:
Research and development		603,905		197,276		9,940,450
General and administrative		262,573		144,808		3,792,298

Total operating expenses		866,478		342,084		13,732,748

Loss from operations		(857,049)		(342,084)		(13,717,033)

Interest income		10		—		27,869
Interest expense, including amortization of debt discount and deferred financing costs		(612,796)		(260,418)		(2,993,059)

Net loss	$	(1,469,835)		$(602,502)	$	(16,682,223)

Basic and diluted net loss per common share		$(0.33)	$	(0.13)

Weighted average common shares outstanding — basic and diluted		4 ,479, 729		4 ,479, 729

See Notes to Unaudited Condensed Financial Statements.

IASO PHARMA INC.
(A Development Stage Company)

Condensed Statement of Changes in Stockholders’ Deficiency (Unaudited)
Period from January 1, 2010 to March 31, 2010

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage		Total
Balance at January 1, 2010	4,479,729	$4,480	$1,997,143		$(15,212,388)		$(13,210,765)
Stock-based compensation			3,635				3,635
Warrants issued to investors in connection with convertible notes			2,609,729				2,609,729
Net loss					(1,469,835)		(1,469,835)
Balance at March 31, 2010	4,479,729	$4,480	$4,610,507	$	(16,682,223)	$	(12,067,236)

See Notes to Unaudited Condensed Financial Statements.

IASO PHARMA INC.
(A Development Stage Company)

Condensed Statements of Cash Flows (Unaudited)

	Three months ended March 31, 2010	Three months ended March 31, 2009	Period from October 5, 2006 (Inception) to March 31, 2010
Cash flows from operating activities:
Net loss	$(1,469,835)	$(602,502)	$(16,682,223)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,635	29,339	501,601
Amortization of deferred financing costs and debt discount	272,798	57,562	1,175,352
Interest payable — 2007 senior convertible notes	166,003	108,865	966,733
Expenses paid on behalf of the Company satisfied through the issuance of notes	—	2,500	263,206
Interest payable — related part ies	55,195	36,529	433,447
Interest payable — Paramount Credit Partners	71,875	—	277,686
Interest payable — 2010 senior convertible notes	46,456	—	46,456
Depreciation	2,087	2,087	23,427
Amortization of deferred revenue	(9,429)	—	(15,715)
Changes in operating assets and liabilities:
Other current assets	760	18,473	(7,775)
Other assets			—
Accounts payable and accrued expenses	(291,231)	(2,319,591)	1,746,452
Deferred revenue — sublicense			660,000

Net cash used in operating activities	(1,151,686)	(2,666,738)	(10,611,354)

Cash flows from investing activities:
Purchase of office and computer equipment	—	—	(41,756)

Cash flows from financing activities:
Proceeds from 2010 senior convertible notes	3,343,000	—	3,343,000
Proceeds from notes payable to Paramount Credit Partners	—	2,750,000	2,875,000
Proceeds from notes payable to related party	215,000	—	4,329,000
Proceeds from 2007 senior convertible notes	—	—	4,340,000
Payments for deferred financing costs	(486,436)	(57,500)	(857,764)
Proceeds from utilization of line of credit	—	100,000	150,000
Repayment of amounts loaned under related party notes	—	—	(1,600,000)
Proceeds from receipt of stock issuances	—	—	4,480

Net cash provided by financing activities	3,071,564	2,792,500	12,583,716

Net increase in cash	1,919,878	125,762	1,930,606
Cash beginning of period	10,728	49,643	—

Cash end of period	$1,930,606	$175,405	$1,930,606

Supplemental schedule of non-cash financing activities:

Warrants issued to placement agent	$—	$—	$358,262
Warrants issued to investors in connection with notes	$2,609,729	$ 1,093,725	$3,750,644
Stock issued to founders and employees	$—	$—	$52
Conversion on $1,000,000 of PBS Notes to 2010 senior convertible notes	$1,000,000	$—	$1,000,000

Supplemental disclosure — cash paid for interest	$ 469	$ 57,462	$ 93, 386

See Notes to Unaudited Condensed Financial Statements.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization, Business and Basis of Presentation:

Organization and business:

IASO Pharma Inc., formerly known as Pacific Beach BioSciences, Inc. (“IASO” or the “Company”), was incorporated in the State of Delaware on October 5, 2006. The Company changed its name from Pacific Beach BioSciences, Inc. to IASO Pharma Inc. on April 12, 2010. IASO is a biopharmaceutical company developing therapeutics for the treatment and prevention of infectious diseases.

Basis of presentation:

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission for interim financial information. Accordingly, the unaudited condensed financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the full year ending December 31, 2010 or for any subsequent period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company which are included elsewhere in this registration statement. The accompanying condensed balance sheet as of December 31, 2009 has been derived from the audited financial statements included elsewhere in this registration statement.

The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, acquiring licenses for its pharmaceutical compound pipeline, performing business and financial planning, performing research and development and raising funds through the issuance of debt and common stock. The Company’s planned principal operations have not yet commenced; accordingly, the Company is considered to be in the development stage. The Company’s activities comprise one operating segment.

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business. For the three months ended March 31, 2010 and the period from October 5, 2006 (inception) to March 31, 2010, the Company incurred net losses of $ 1,469,835 and $ 16,682,223, respectively. The Company has a stockholders’ deficiency as of March 31, 2010 of $ 12,067,236. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing and/or will need to generate significant revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company, but cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies:

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Loss per common share:

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has only incurred losses, basic and diluted loss per share is the same. The number of potentially dilutive securities excluded from the calculation was 372,000 warrants and options at March 31, 2010 and 2009. The number of warrants issued to placement agents that are potentially dilutive and are excluded from the calculation related to the issuance of senior convertible notes, based upon an exercise price of $1.00 (lowest possible conversion price), at March 31, 2010 and 2009 is 434,000, respectively. The number of warrants issued to investors that are potentially dilutive and are excluded from the calculation related to the issuance of senior convertible notes, based upon an exercise price of $1.00 (lowest possible conversion price), at March 31, 2010 and 2009 is 4,140,000 and 1,100,000 , respectively.

Fair value measurements:

The carrying value of the Company’s notes payable approximate fair value due to the short-term nature of these notes and since the related interest rate approximates market rates. There has been no change in the fair value of the Company’s notes payable between reporting periods.

Note 3 — Related Party Transactions:

Consulting services:

Effective June 2007, the Company began accruing monthly fees for consulting services at a rate of $25,000 per month to Paramount BioSciences, LLC (“PBS”), an affiliate of a significant investor in the Company. Consulting services expense was $0, $0 and $375,000 for the three months ended March 31, 2010 and December 31, 2009 and the period from October 5, 2006 (inception) to March 31, 2010, respectively. As of March 31, 2010 and December 31, 2009, the Company had $375,000 outstanding under this arrangement which is included in accrued expenses. This agreement was terminated as of August 31, 2008.

Notes payable:

On December 1, 2006, the Company issued an 8% promissory note payable to PBS. All amounts outstanding under this note, which was amended and restated on September 30, 2009, mature and are payable on September 30, 2010, or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Company’s then-existing convertible bridge notes minus the amount of aggregate gross cash proceeds to the Company from the sale of equity or debt securities of the Company after December 14, 2009 (a “Qualified Financing”)), at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the notes. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. Notwithstanding the foregoing, all loans (including principal and accrued interest thereon) made by PBS to the Company under

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

this note on or after September 30, 2009, up to $1,000,000 in the aggregate, shall immediately and automatically be converted into the same equity or derivative securities as are issued in any equity or derivative equity financing consummated by the Company on or after September 30, 2009 that does not otherwise constitute a Qualified Financing, on the same terms and conditions that such equity securities are offered in such non-Qualified Financing. On January 4, 2010 PBS advanced another $215,000 to the Company. On February 9, 2010, $1,000,000 in principal outstanding under this note was converted into 2010 Notes pursuant to this provision. This note was issued to PBS for expenses that PBS has paid on behalf of the Company. As of March 31, 2010 and December 31, 2009, the principal amount outstanding under this note is $1,282,205 and $2,067,205, respectively.

On December 1, 2006, the Company issued an 8% promissory note payable to a trust established for the benefit of the family of the sole member of PBS. All unpaid principal and accrued and unpaid interest outstanding under this note, which was amended and restated on September 30, 2009, matures and is payable on September 30, 2010, or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in a Qualified Financing, at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the notes. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. As of March 31, 2010 and December 31, 2009, the principal amount outstanding under this note is $660,000.

On December 18, 2008, the Company issued an 8% promissory note payable to an entity related to the sole member of PBS. All unpaid principal and accrued and unpaid interest outstanding under this note, which was amended and restated on September 30, 2009, matures and is payable on September 30, 2010, or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in a Qualified Financing, at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the note. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. As of March 31, 2010 and December 31, 2009, the principal amount outstanding under this note is $50,000.

On January 15, 2009 and June 24, 2009, the Company issued 10% promissory notes (the “PCP Notes”) payable in the aggregate amount of $2,875,000 to Paramount Credit Partners, LLC (“PCP”), an entity whose managing member is a significant stockholder of the Company. Interest on this note is payable quarterly, in arrears, and the principal matures on the earlier of (i) December 31, 2013, (ii) the completion of a Qualified Financing, and (iii) the completion of a Reverse Merger (each, as defined below). In addition, PCP received five-year warrants (“PCP Warrants”) to purchase, at an exercise price of 110% of the lowest price paid for securities in a Qualified Financing, a number of shares of the Company’s common stock equal to 40% of the principal amount of the Notes purchased

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

divided by the lowest price paid for securities in a Qualified Financing prior to the two-year anniversary of the notes. If the Qualified Financing does not occur on or before the two-year anniversary of the notes, the PCP Warrants will be exercisable for a number of shares of the Company’s common stock equal to 40% of the principal amount of the Notes purchased divided by $1.00, at a per share exercise price of $1.00. As of March 31, 2010 and December 31, 2009, the principal amount outstanding under these notes is $2,014,594 and $1,957,549, respectively. For purposes of the PCP Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by the Company resulting in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses) of at least $10,000,000. For purposes of the PCP Notes, “Reverse Merger” means a merger, share exchange or other transaction or series of related transactions in which (a) the Company merges into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, and (b) the aggregate consideration payable to the Company or its stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000. The Company valued the PCP Warrants issued in January 2009 at $1,093,725 and the PCP Warrants issued in June 2009 at $47,190 using the Black Scholes pricing model, assuming that the warrants were presently exercisable in the aggregate for that number of shares of the Company’s common stock equal to 40% of the principal amount of the PCP Notes, divided by $1.00 (or 1, 150,000), at an exercise price of $1.10 , and the following additional assumptions: (i) a risk-free interest rate of 3.39%; (ii) an expected volatility of 246.18% (169.37% for PCP Warrants issued in June 2009); (iii) an expected term (contractual term) of five years; and (iv) an expected dividend yield of 0%.

The Company has paid interest owed to PCP for the first quarters of 2009 and 2010. For the second, third and fourth quarters of 2009, the Company had insufficient funds to pay the quarterly interest amount owed to PCP. Interest amounts for these three quarterly periods were paid directly by Lindsay A. Rosenwald, M.D. to PCP, pursuant to certain guarantee obligations owed by Dr. Rosenwald under PCP’s operating agreement.

Paramount BioCapital, Inc. (“PCI”) acted as placement agent for the private placement of the Company’s senior convertible notes in the aggregate principal amount of $4,340,000 during 2007.

Line of Credit:

On December 3, 2008, the Company, PBS and various other private pharmaceutical companies with common ownership by the sole member of PBS entered into a loan agreement with Bank of America, N.A. for a line of credit of $2,000,000. PBS pledged collateral securing the Company’s and the other borrowers’ obligations to Bank of America, N.A. under the loan agreement. Interest on amounts borrowed under the line of credit accrues and is payable on a monthly basis at an annual rate equal to the London Interbank Offered Rate (LIBOR) plus 1%. On November 10, 2009, the parties entered into Amendment No. 1 to the Loan Agreement, which extended the initial one-year term for an additional year, such that it currently matures on November 5, 2010, and reduced the aggregate amount available under the line of credit to $1,000,000. Under the loan agreement, the Company’s liability under the line of credit is several, not joint, with respect to the payment of all obligations thereunder. As of March 31, 2010 and December 31, 2009, the amounts borrowed by the Company that were outstanding under this line of credit were $150,000.

Note 4 — Stockholders’ Deficiency:

Common stock options and warrants:

A summary of the Company’s stock option activity under the Plan and related information is as follows:

	Three months ended March 31, 2010		Three months ended March 31, 2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	72,000	$0.95	72,000	$0.95
Outstanding at end of period	72,000	$0.95	72,000	$0.95
Options exercisable at March 31	58,500	$0.95	36,000	$0.95

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

The weighted average remaining contractual life of stock options outstanding at March 31, 2010 is 7.5 years.

As of March 31, 2010, the total compensation expense related to non-vested options not yet recognized totaled $10,904. The weighted-average vesting period over which the total compensation expense related to non-vested options not yet recognized at December 31, 2009 was approximately 0.45 years.

Equity instruments summary:

The following table summarizes all equity instruments issued or granted by the Company during the three months ended March 31, 2010 and sets forth for each issuance/grant date, the number of options, warrants, or shares issued or granted, the exercise price, the estimated fair value of the common stock, and the intrinsic value, if any, per equity instrument:

Issuance/Grant Date	No. of Shares / Shares Underlying Options/ Shares Underlying Warrants	Sales Price / Exercise Price	Estimated Fair Value Per Share of Common Stock at Issuance/Grant Date(1)	Intrinsic Value at Issuance/Grant Date(2)
Warrants
2/09/2010	(3)	(3)	$3.42	N/A
3/01/2010	(3)	(3)	3.42	N/A

(1)	All determinations of estimated fair value were made by the Company’s management at the date of each issuance or grant. Estimated fair value determinations were made using the “asset” or “cost-to-replace” approach and were calculated by dividing cumulative expenses incurred through the end of the fiscal quarter closest to the grant date by the number of shares outstanding on such date.

(2)	Intrinsic value reflects the amount by which the estimated fair value of the common stock (as of the issuance/grant date) exceeds the exercise price of the stock option or warrant. Items in this column marked “N/A” represent equity instruments for which the intrinsic value was not determinable as of the issuance/grant date because the exercise price of such instrument was not known at the issuance/grant date.

(3)	See “Note 5 — Private Placements — 2010 senior convertible notes” for a discussion of these warrants . Due to the contingent exercisability of these warrants, the number shares issuable upon exercise, the exercise price per share and the intrinsic value, if any, of these warrants could not be determined as of the issuance date.

Note 5 — Private Placements:

2007 senior convertible notes:

During 2007, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $4,340,000 (the “Notes”). The Notes were originally scheduled to mature on December 14, 2008, but the Company exercised its option to extend the maturity date to December 14, 2009, at an increased interest rate of 10%. The Company subsequently solicited the consent of the Noteholders to an additional extension of the maturity date of the Notes to September 30, 2010. After giving effect to such consent, the Notes, plus all accrued interest thereon, will automatically convert into the same securities issued in the Company’s next Qualified Financing (as defined below), at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. The Company valued the beneficial conversion feature of the Notes at $ 434,000, which will be recorded as interest expense only if a Qualified Financing is completed. The Notes will also automatically convert into equity securities of the Company

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

immediately prior to a sale or merger of the Company, as defined in the Notes. In the event that the Notes become due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the Notes into equity securities of the Company, then in connection with the repayment of the Notes, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the Notes, the Company will be obligated to pay to the Noteholders, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the Notes. For purposes of the Notes, “Qualified Financing” means the sale of the Company’s equity securities in an equity financing or series of related equity financings in which the Company receives (minus the amount of aggregate gross cash proceeds to the Company from our arm’s length sale of equity or debt securities, or incurrence of new loans, after December 14, 2009) aggregate gross proceeds of at least $10,000,000 (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Notes).

In connection with the offering of the Notes, PCI and the Company entered into a placement agency agreement dated September 18, 2007, pursuant to which the Company paid PCI cash commissions of $198,800 (of which $38,500 was further allocated to third party agents) for their services. The Company also has agreed to pay to PCI a commission on sales by the Company of securities during the 18-month period subsequent to December 14, 2007 to the purchasers of the Notes who were introduced to the Company by PCI. The Company also granted PCI the right of first refusal to act as exclusive finder, placement agent or other similar agent in relation to any securities offerings on its behalf during the 18-month period following December 14, 2007. This agreement has since expired. PCI is a related party to the Company since it is an affiliate of a significant investor in the Company.

In addition, PCI received warrants (the “Placement Warrants”) to purchase, at an exercise price of 110% of the lowest price paid for securities in a Qualified Financing, a number of shares of the Company’s common stock equal to 10% of the principal amount of the Notes purchased, less any amount used to repay the related party notes, or amounts due to PBS or their affiliates or employees as finder’s fees, payments under the services agreement or other similar payments, divided by the lowest price paid for securities in a Qualified Financing prior to December 14, 2009. If the Qualified Financing did not occur on or before December 14, 2009, the Placement Warrants will be exercisable for a number of shares of the Company’s common stock equal to 10% of the principal amount of the Notes purchased, less any amount used to repay the related party notes, or amounts due to PBS or their affiliates or employees as finder’s fees, payments under the services agreement or other similar payments, divided by $1.00, at a per share exercise price of $1.00 and are exercisable for seven years. Since the Qualified Financing did not occur by such date, the Placement Warrants are now exercisable into 434,000 shares of the Company’s common stock, at a per share exercise price of $1.00. The Company estimated the value of the Placement Warrants at approximately $358,000 using the Black-Scholes option pricing model and the following assumptions: (i) a risk-free interest rate of 3.88%; (ii) an expected volatility of 98.94%; (iii) an expected term (contractual term) of seven years; and (iv) an expected dividend yield of 0%. The Company recorded the value of the warrants as deferred financing costs, which was amortized to interest expense over the term of the Notes.

2010 senior convertible notes:

In February and March 2010, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $4,343,000 (the “2010 Notes”). The 2010 Notes mature on February 9, 2012. Upon the closing of a Qualified IPO (as defined below), the 2010 Notes plus any accrued but unpaid interest thereon will convert automatically into shares of the Company’s common stock at 70% of the price at which shares of common stock are sold in the Qualified IPO (the “IPO Price”), upon the terms and conditions on which such securities are issued in the Qualified IPO. The Company valued the beneficial conversion feature of the 2010 Notes at $1,861,000, which will be recorded as interest expense only if a qualified IPO is completed. For purposes hereof, “Qualified IPO” means the consummation of an initial public offering by the Company of units consisting of shares of common stock and warrants to purchase common stock resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Each 2010 Noteholder also holds a warrant to purchase a number of shares of the Company’s common stock equal to 70% of the principal amount of the 2010 Notes purchased by it divided by the IPO Price at a per share exercise price equal to the exercise price of the warrants issued in the Qualified IPO, subject to adjustment. Each of these warrants will expire and no longer be exercisable on February 9, 2015. Notwithstanding the foregoing, if a Qualified IPO does not occur on or before February 9, 2012, then each warrant will be exercisable for that number of shares of the Company’s common stock equal to 70% of the principal amount of the 2010 Note purchased by the original holder divided by $1.00, at a per share exercise price of $1.00. In the event of a sale of the Company (whether my merger, consolidation, sale or transfer of the Company’s capital stock or assets or otherwise) prior to, but not in connection with, a Qualified IPO, each of these warrants will terminate 90 days following such sale and the warrants shall continue to be exercisable pursuant to its terms during such 90-day period. The Company valued these warrants at $2,609,729 using the Black Scholes option pricing model, assuming that the warrants were presently exercisable in the aggregate for that number of shares of the Company’s common stock equal to 70% of the principal amount of the 2010 Notes, divided by $1.00 (or $3,040,100), at an exercise price of $1.00 , and the following additional assumptions: (i) a risk-free interest rate of 2.32% (2.28% for warrants issued in March 2010); (ii) an expected volatility of 129.51% (125.31% for warrants issued in March 2010); (iii) an expected term (contractual term) of five years; and (iv) an expected dividend yield of 0%.

Lindsay A. Rosenwald, M.D., a significant stockholder of the Company and a related party, purchased $500,000 in aggregate principal amount of 2010 Notes and related warrants in this offering. In addition, a 2010 Note and related warrant in the aggregate principal amount of $1,000,000 were issued to PBS for the cancellation of certain debt, discussed above.

In connection with the offering of the 2010 Notes and related warrants, Maxim Group LLC (“Maxim”) and the Company entered into a placement agency agreement dated October 13, 2009, as amended on February 8, 2010, pursuant to which the Company paid Maxim cash commissions of $351,730 for its services.

The Company also granted Maxim the right of first negotiation to co-manage any public underwriting or private placement of debt or equity securities, subject to customary exclusions, of the Company or any subsidiary or successor of the Company, receiving the right to underwrite or place a minimum of 50% of the securities to be sold therein, until eighteen months after completion of the offering of the 2010 Notes and related warrants.

Note 6 — Subsequent event :

Hofer Consulting Agreement and Warrant:

On May 26, 2010, the Company entered into a consulting agreement with Timothy Hofer, the Company’s Corporate Secretary, pursuant to which Mr. Hofer provides the Company with general consulting services focused on general business and company development. Mr. Hofer is also a stockholder of the Company and an employee of PBS, a related party. This consulting agreement is for a period of one year, subject to renewal for such longer period as the Company may agree in writing with Mr. Hofer, and may be terminated by either party upon 30 days’ prior written notice.

Under the terms of the consulting agreement with Mr. Hofer and as compensation for his services thereunder, the Company granted Mr. Hofer a ten-year warrant to purchase 100,000 shares of the Company’s common stock, subject to adjustment as described below (the “Hofer Consultant Warrant”). The Hofer Consultant Warrant will become exercisable upon the consummation of a Qualified Financing at a per share exercise price equal to the price at which shares of the Company’s common stock are issued in such Qualified Financing. If a Qualified Financing does not occur on or before September 30, 2010, then the Hofer Consultant Warrant will be immediately exercisable at a per share exercise price equal to the fair market value of the Company’s common stock, as determined pursuant to a valuation performed by an independent appraisal firm. Under the terms of the Hofer Consultant Warrant, if the Company consummates a Qualified Financing, the number of shares of common stock issuable upon exercise of the Hofer Consultant Warrant will be automatically adjusted so that such number of shares is equal to 1.0% of the Company’s outstanding common stock on a fully diluted basis, after giving

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

effect to such Qualified Financing (including the conversion of all the Company’s convertible notes triggered by such Qualified Financing). This adjustment provision will terminate once the Company consummates a Qualified Financing. For purposes of the Hofer Consultant Warrant, a “Qualified Financing” means the Company’s next equity financing (or series of related equity financings) sufficient to trigger conversion of all amounts then outstanding under the Company’s senior convertible promissory notes.

IASO PHARMA INC.
(A Development Stage Company)

Page
Report of Independent Registered Public Accounting Firm	F- 1 5
Balance Sheets
December 31, 2009 and 2008	F- 1 6
Statements of Operations
Years ended December 31, 2009 and 2008 and the period from October 5, 2006 (Inception) to December 31, 2009	F- 1 7
Statement of Changes in Stockholders’ Deficiency
Period from October 5, 2006 (Inception) to December 31, 2009	F- 1 8
Statements of Cash Flows
Years ended December 31, 2009 and 2008 and the period from October 5, 2006 (Inception) to December 31, 2009	F- 1 9
Notes to Financial Statements	F- 20 - F- 3 2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
IASO Pharma Inc.

We have audited the accompanying balance sheets of IASO Pharma Inc., formerly known as Pacific Beach BioSciences, Inc., (A Development Stage Company) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years then ended and the period from October 5, 2006 (Inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IASO Pharma Inc. as of December 31, 2009 and 2008, and its results of operations and cash flows for the years then ended and the period from October 5, 2006 (Inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $4,184,511 for the year ended December 31, 2009 and, as of that date, had a deficit accumulated during the development stage of $15,212,388. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Roseland, New Jersey
April 14, 2010

IASO PHARMA INC.
(A Development Stage Company)

BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash	$10,728	$49,643
Other current assets	8,535	10,115

Total current assets	19,263	59,758

Office equipment, net of accumulated depreciation of $21,340 and $12,989	20,416	28,767
Other assets	50,500	8,693

Total assets	$90,179	$97,218

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$2,037,683	$3,456,662
Borrowings under line of credit agreement	150,000	50,000
Senior convertible notes	4,340,000	—
Interest payable — senior convertible notes	800,730	—
Notes payable — related parties	2,777,205	—
Interest payable — related parties	378,252	—
Interest payable — Paramount Credit Partners, LLC	205,811	—
Deferred revenue — sublicense	37,714	—

Total current liabilities	10,727,395	3,506,662

Notes payable — Paramount Credit Partners, LLC (net of discount of $917,451)	1,957,549	—
Notes payable — related parties		1,876,851
Senior convertible notes		4,340,000
Interest payable — senior convertible notes		368,365
Interest payable — related parties		221,756
Deferred revenue — sublicense	616,000

Total liabilities	13,300,944	10,313,634

Commitments

Stockholders’ deficiency:
Preferred stock, $.001 par value; 5,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value; 20,000,000 shares authorized; 4,479,729 shares issued and outstanding at December 31, 2009 and 2008	4,480	4,480
Additional paid-in capital	1,997,143	806,981
Deficit accumulated during the development stage	(15,212,388)	(11,027,877)

Total stockholders’ deficiency	(13,210,765)	(10,216,416)

Total liabilities and stockholders’ deficiency	$90,179	$97,218

See Notes to Financial Statements

IASO PHARMA INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from October 5, 2006 (Inception) to December 31, 2009
Operating revenue:
Sublicense	$6,286	$—	$6,286

Operating expenses:
Research and development	2,470,157	2,715,377	9,336,545
General and administrative	630,794	1,367,866	3,529,725
Total operating expenses	3,100,951	4,083,243	12,866,270
Loss from operations	(3,094,665)	(4,083,243)	(12,859,984)

Interest income	—	21,850	27,859
Interest expense, including amortization of debt discount and deferred financing costs	(1,089,846)	(1,115,730)	(2,380,263)

Net loss	$(4,184,511)	$(5,177,123)	$(15,212,388)

Basic and diluted net loss per common share	$(0.93)	$(1.16)

Weighted average common shares outstanding — basic and diluted	4,479,729	4,479,729

See Notes to Financial Statements

IASO PHARMA INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
Period from October 5, 2006 (Inception) to December 31, 2009

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Stock Subscription Receivable	Deficit Accumulated During the Development Stage	Total
Net loss					$(243,542)	$(243,542)
Balance at December 31, 2006					(243,542)	(243,542)
Issuance of common stock to founders and employees at $.001 per share in March and April 2007	4,479,729	$4,480		$(52)		4,428
Warrants issued to placement agent in connection with senior convertible notes			$358,262			358,262
Stock-based compensation			188,313			188,313
Net loss					(5,607,212)	(5,607,212)
Balance at December 31, 2007	4,479,729	4,480	546,575	(52)	(5,850,754)	(5,299,751)
Stock subscription receipts				52		52
Stock-based compensation			260,406			260,406
Net loss					(5,177,123)	(5,177,123)
Balance at December 31, 2008	4,479,729	4,480	806,981	—	(11,027,877)	(10,216,416)
Stock-based compensation			49,247			49,247
Warrants issued in connection with 10% notes to PCP			1,140,915			1,140,915
Net loss					(4,184,511)	(4,184,511)
Balance at December 31, 2009	4,479,729	$4,480	$1,997,143	$—	$(15,212,388)	$(13,210,765)

See Notes to Financial Statements

IASO PHARMA INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2009	Year ended December 31, 2008	Period from October 5, 2006 (Inception) to December 31, 2009
Cash flows from operating activities:
Net loss	$(4,184,511)	$(5,177,123)	$(15,212,388)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	49,247	260,406	497,966
Amortization of deferred financing costs and debt discount	235,464	637,651	902,554
Interest payable — senior convertible notes	432,365	351,969	800,730
Expenses paid on behalf of the Company satisfied through the issuance of notes	354	314	263,205
Interest payable — related party	156,496	125,370	378,252
Interest payable — Paramount Credit Partners, LLC	205,811		205,811
Depreciation	8,351	8,351	21,340
Amortization of deferred revenue	(6,286)	—	(6,286)
Changes in operating assets and liabilities:
Other current assets	1,580	214,842	(8,535)
Other assets	8,693	9,769	—
Accounts payable and accrued expenses	(1,418,979)	1,083,078	2,037,683
Deferred revenue — sublicense	660,000	—	660,000

Net cash used in operating activities	(3,851,415)	(2,485,373)	(9,459,668)

Cash flows from investing activities:
Purchase of office and computer equipment	—	—	(41,756)

Cash flows from financing activities:
Proceeds from notes payable to Paramount Credit Partners, LLC	2,875,000		2,875,000
Proceeds from notes payable to related party	1,000,000	70,000	4,114,000
Proceeds from senior convertible notes	—	—	4,340,000
(Payments)/Credits for deferred financing costs	(62,500)	50,951	(371,328)
Proceeds from utilization of line of credit	100,000	50,000	150,000
Repayment of amounts loaned under related party notes	(100,000)	—	(1,600,000)
Proceeds from receipt of stock issuances	—	52	4,480

Net cash provided by financing activities	3,812,500	171,003	9,512,152

Net (decrease) / increase in cash	(38,915)	(2,314,370)	10,728
Cash, beginning of period	49,643	2,364,013	—

Cash, end of period	$10,728	$49,643	$10,728

Supplemental schedule of non-cash financing activities:

Warrants issued to placement agent	$—	$—	$358,262
Warrants issued to investors	$1,140,915	$—	$1,140,915
Stock issued to founders and employees	$—	$—	$52

Supplemental disclosure of cash flow data — cash paid for interest	$59,710	$740	$92,916

See Notes to Financial Statements

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business and Basis of Presentation:

Organization and business:

IASO Pharma Inc., formerly known as Pacific Beach BioSciences, Inc. (“IASO” or the “Company”), was incorporated in the State of Delaware on October 5, 2006. The Company changed its name from Pacific Beach BioSciences, Inc. to IASO Pharma Inc. on April 12, 2010. IASO is a biopharmaceutical company developing therapeutics for the treatment and prevention of infectious diseases.

Basis of presentation:

The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, acquiring licenses for its pharmaceutical compound pipeline, performing business and financial planning, performing research and development and raising funds through the issuance of debt and common stock. The Company’s planned principal operations have not yet commenced; accordingly, the Company is considered to be in the development stage. The Company’s activities comprise one operating segment.

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business. For the year ended December 31, 2009 and the period from October 5, 2006 (inception) to December 31, 2009, the Company incurred net losses of $4,184,511 and $15,212,388, respectively. The Company has a stockholders’ deficiency as of December 31, 2009 of $13,210,765. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company, but cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies:

Cash:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its cash in bank deposit and other accounts, the balances of which, at times, may exceed Federally insured limits.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Office equipment:

Office equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of five years.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Stock based compensation:

The Company accounts for stock options granted to employees according to the Financial Accounting Standards Board Accounting Standards Codification No. 718 (“ASC 718”), “Compensation — Stock Compensation”. Under ASC 718, share-based compensation cost is measured at grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period on a straight-line basis. The Company accounts for stock options and warrants granted to non-employees on a fair value basis in accordance with ASC 718 using the Black-Scholes option pricing method. The initial non-cash charge to operations for non-employee options and warrants with vesting are revalued at the end of each reporting period based upon the change in the fair value of the options and recognized as consulting expense over the related vesting period.

For the purpose of valuing options and warrants granted to employees and non-employees the Company uses the Black-Scholes option pricing model utilizing the assumptions noted in the following table. To determine the risk-free interest rate, the Company utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of the Company’s awards. The Company estimated the expected life of the options granted based on anticipated exercises in the future periods assuming the success of its business model as currently forecasted. For warrants and non-employee options, the Company used the contractual term of the warrant or option as the expected term. The expected dividend yield reflects the Company’s current and expected future policy for dividends on its common stock. The expected stock price volatility for the Company’s stock options was calculated by examining historical volatilities for publicly traded industry peers as the Company does not have any trading history for its common stock. The Company will continue to analyze the expected stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available. Given the limited service period for its current employees and non-employees and the senior nature of the roles of those employees, the Company currently estimates that it will experience no forfeitures for those options currently outstanding.

	2009	2008
Risk-free interest rate	3.39%	0.35% - 2.5%
Expected volatility	169% - 246%	108% - 246%
Expected term of options and warrants	5	5
Expected dividend yield	0%	0%

Research and development:

Research and development costs, including license fees, are expensed as incurred.

Income taxes:

Under Accounting Standards Board Accounting Standards Codification No. 740 (“ASC 740”), “Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Loss per common share:

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has only incurred losses, basic and diluted loss per share is the same. The amount of potentially dilutive securities excluded from the calculation was 372,000 shares of common stock being held in escrow, warrants and options at December 31, 2009 and 2008. The number of warrants issued to placement agents that are potentially dilutive and are excluded from the calculation related to the issuance of senior convertible notes (see Note 9), based upon an exercise price of $1.00 (lowest possible conversion price), at December 31, 2009 and 2008 is 434,000. The number of warrants issued to investors that are potentially dilutive and are excluded from the calculation related to the issuance of senior convertible notes, based upon an exercise price of $1.00 (lowest possible conversion price), at December 31, 2009 and 2008 is 1,1 50,000 and 0, respectively.

Fair value measurements:

The carrying value of the senior convertible notes and related party notes approximate fair value due to the short-term nature of these items and the related interest rate approximates market rates. Since the senior convertible and related party notes have been recorded at carrying value there has been no change in the value between reporting periods.

Milestone payments and upfront payments:

The Company recognizes milestone payments and upfront payments over the term of the sublicense. The Company’s deferred revenue consists of milestone and upfront payments received and is being recognized on a straight-line basis over the term of the sublicense agreement, which is the remaining patent life of the sublicensed technology. Annual sublicense revenue to be recognized approximates $38,000 based on the Company’s existing sublicense agreement.

Recently issued accounting standards:

In March 2010, the Financial Accounting Standards Board ratified the consensus of the Emerging Issues Task Force included in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition.” (ASC Topic 605 .28; ASU No. 2010-17). The milestone method is optional by arrangement and generally provides that upon achievement of a substantially uncertain milestone, the related milestone payment may be recognized in income in its entirety. The Company has not yet evaluated the effects of this consensus and, accordingly, has not yet made an accounting policy decision for future arrangements. When the consensus becomes effective (years beginning on or after June 15, 2010; first quarter of 2011 for the Company), the Company will consider application of the consensus on a prospective or retrospective basis.

Note 3 — Related Party Transactions:

Consulting services:

Effective June 2007, the Company began accruing monthly fees for consulting services at a rate of $25,000 per month to Paramount BioSciences, LLC (“PBS”), an affiliate of a significant investor in the Company. Consulting services expense was $0, $200,000 and $375,000 for the years ended December 31, 2009 and 2008 and the period from October 5, 2006 (inception) to December 31, 2009, respectively. As of December 31, 2009, the Company had $375,000 outstanding under this arrangement which is included in accrued expenses as of December 31, 2009. This agreement was terminated as of August 31, 2008.

Notes payable:

On December 1, 2006, the Company issued an 8% promissory note payable to PBS. All amounts outstanding under this note, which was amended and restated on September 30, 2009, mature and are payable on September 30, 2010, or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Company’s then-existing convertible bridge notes minus the amount of aggregate gross cash proceeds to the Company from the sale of equity or debt securities of the Company after December 14, 2009 (a “Qualified Financing”)), at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the notes. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. Notwithstanding the foregoing, all loans (including principal and accrued interest thereon) made by PBS to the Company under this note on or after September 30, 2009, up to $1,000,000 in the aggregate, shall immediately and automatically be converted into the same equity or derivative securities as are issued in any equity or derivative equity financing consummated by the Company on or after September 30, 2009 that does not otherwise constitute a Qualified Financing, on the same terms and conditions that such equity securities are offered in such non-Qualified Financing. On February 9, 2010, $1,000,000 in principal outstanding under this note was converted into 2010 Notes pursuant to this provision. This note was issued to PBS for expenses that PBS has paid on behalf of the Company. As of December 31, 2009 and 2008, the principal amount outstanding under this note is $2,067,205 and $1,166,851, respectively.

On December 1, 2006, the Company issued an 8% promissory note payable to a trust established for the benefit of the family of the sole member of PBS. All unpaid principal and accrued and unpaid interest outstanding under this note, which was amended and restated on September 30, 2009, matures and is payable on September 30, 2010, or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in a Qualified Financing, at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the notes. In the event that this note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. As of December 31, 2009 and 2008, the principal amount outstanding under this note is $660,000.

On December 18, 2008, the Company issued an 8% promissory note payable to an entity related to the sole member of PBS. All unpaid principal and accrued and unpaid interest outstanding under this note, which was amended and restated on September 30, 2009, matures and is payable on September 30, 2010, or earlier if certain events occur. All amounts outstanding under this note will automatically convert into the Company’s equity securities issued in the Company’s next equity financing (or series of related equity financings) prior to the maturity date involving the sale of securities in which the Company receives at least $10,000,000 in a Qualified Financing, at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. This note will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the note. In the event that this

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

note becomes due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the note into equity securities of the Company, then in connection with the repayment of the note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the note, the Company will be obligated to pay to the noteholder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the note. As of December 31, 2009 and 2008, the principal amount outstanding under this note is $50,000.

On January 15, 2009 and June 24, 2009, the Company issued 10% promissory notes (the “PCP Notes”) payable in the aggregate amount of $2,875,000 to Paramount Credit Partners, LLC (“PCP”), an entity whose managing member is a significant stockholder of the Company. Interest on this note is payable quarterly, in arrears, and the principal matures on the earlier of (i) December 31, 2013, (ii) the completion of a Qualified Financing, and (iii) the completion of a Reverse Merger (each, as defined below). In addition, PCP received five-year warrants (“PCP Warrants”) to purchase, at an exercise price of 110% of the lowest price paid for securities in a Qualified Financing, a number of shares of the Company’s common stock equal to 40% of the principal amount of the Notes purchased divided by the lowest price paid for securities in a Qualified Financing prior to the two-year anniversary of the notes. If the Qualified Financing does not occur on or before the two-year anniversary of the notes, the PCP Warrants will be exercisable for a number of shares of the Company’s common stock equal to 40% of the principal amount of the Notes purchased divided by $1.00, at a per share exercise price of $1.00. As of December 31, 2009, the principal amount outstanding under these notes is $1,957,549. For purposes of the PCP Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by the Company resulting in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses) of at least $10,000,000. For purposes of the PCP Notes, “Reverse Merger” means a merger, share exchange or other transaction or series of related transactions in which (a) the Company merges into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, and (b) the aggregate consideration payable to the Company or its stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000.

Paramount BioCapital, Inc. (“PCI”) acted as placement agent for the private placement of the Company’s senior convertible notes in the aggregate principal amount of $4,340,000 during 2007. (See Note 8).

Line of Credit:

On December 3, 2008, the Company, PBS and various other private pharmaceutical companies with common ownership by the sole member of PBS entered into a loan agreement with Bank of America, N.A. for a line of credit of $2,000,000. PBS pledged collateral securing the Company’s and the other borrowers’ obligations to Bank of America, N.A. under the loan agreement. Interest on amounts borrowed under the line of credit accrues and is payable on a monthly basis at an annual rate equal to the London Interbank Offered Rate (LIBOR) plus 1%. On November 10, 2009, the parties entered into Amendment No. 1 to the Loan Agreement, which extended the initial one-year term for an additional year, such that it currently matures on November 5, 2010, and reduced the aggregate amount available under the line of credit to $1,000,000. Under the loan agreement, the Company’s liability under the line of credit is several, not joint, with respect to the payment of all obligations thereunder. As of December 31, 2009 and 2008, the amounts borrowed by the Company that were outstanding under this line of credit were $150,000 and $50,000, respectively.

Sole director:

As of December 31, 2009, Jay Lobell, an employee of PBS, was the sole director of the Company. On February 28, 2010, Matthew A Wikler joined the board of directors of the Company.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 4 — Income Taxes:

There was no net current or deferred income tax provision for the years ended December 31, 2009 and 2008.

The Company’s deferred tax assets as of December 31, 2009 and 2008 consist of the following:

	2009	2008
Net operating loss carryforwards — Federal	$4,382,000	$3,035,000
Net operating loss carryforwards — State	774,000	536,000
Totals	5,156,000	3,571,000
Less valuation allowance	(5,156,000)	(3,571,000)
Deferred tax assets	$—	$—

At December 31, 2009, the Company had potentially utilizable Federal and state net operating loss tax carryforwards of approximately $12,890,000, expiring through 2029.

The utilization of the Company’s net operating losses may be subject to a substantial limitation due to the “change of ownership provisions” under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The net change in the total valuation allowance for the years ended December 31, 2009 and 2008 and for the period from October 5, 2006 (inception) to December 31, 2009 was $1,585,000, $1,927,000 and $5,156,000, respectively. The tax benefit assumed the Federal statutory tax rate of 34% and a state tax rate of 6% and has been fully offset by the aforementioned valuation allowance.

	2009	2008
Statutory Federal tax rate	(34.0%)	(34.0%)
State income taxes (net of Federal)	(6.0%)	(6.0%)
Debt discount amortization	5%	—%
Effect of valuation allowance	35%	40%
Effective tax rate	—%	—%

Management feels that the Company does not have any tax positions that will result in a material impact on the Company’s financial statements because of the adoption of ASC 740. However, management’s conclusion may be subject to adjustment at a later date based on factors including additional implementation guidance from the Financial Accounting Standards Board and ongoing analyses of tax laws, regulations and related interpretations.

Note 5 — Commitments:

Employment agreements:

An employment agreement with Matthew Wikler, M.D., became effective as of February 28, 2010. Pursuant to that employment agreement, Dr. Wikler re-joined the Company as President and Chief Executive Officer, for an initial term of two years, which term will extend automatically for additional one-year periods unless appropriate notice is given by one of the parties. Pursuant to the employment agreement, Dr. Wikler will receive an annual base salary of $300,000, a guaranteed annual bonus of $60,000 on each anniversary of the effective date of the employment agreement, and a one-time bonus of $100,000 upon consummation of an initial public offering by the Company. In addition, in full and final consideration and settlement of any amount of compensation that may be claimed by or due to Dr. Wikler with respect to his services to the Company during his earlier term of employment with the Company, the Company paid to Dr. Wikler $25,000 within thirty days

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

after effectiveness of his employment agreement, and is obligated to pay to Dr. Wikler an additional $75,000 upon the earlier of thirty days after consummation of an initial public offering by the Company or December 31, 2010, regardless of whether Dr. Wikler remains an employee of the Company upon the earlier of such events. In addition, Dr. Wikler will be entitled to receive certain market capitalization cash bonuses, as follows: (i) $125,000, upon the market capitalization of the Company exceeding $125,000,000; (ii) $300,000, upon the market capitalization of the Company exceeding $300,000,000; (iii) $500,000, upon the market capitalization of the Company exceeding $500,000,000; (iv) $750,000, upon the market capitalization of the Company exceeding $750,000,000; and (v) $1,000,000, upon the market capitalization of the Company exceeding $1,000,000,000. Each of the market capitalization bonuses are subject to certain minimum trading days and minimum volume. Dr. Wikler is also entitled to receive that number of options so that his total ownership, as defined, of the Company, together with shares of the Company’s common stock held by him, equals 7.5% of the outstanding common stock of the Company. These options will vest in full on February 28, 2011. In addition, Dr. Wikler is entitled to receive additional options sufficient to maintain his ownership interest at 7.5% of the outstanding common stock of the Company, on a fully diluted basis for “in-the-money” derivative securities, until such time as the Company has raised at least $15,000,000 through equity or debt securities. These options will also vest in full on February 28, 2011. The Company has agreed to make certain severance payments to Dr. Wikler in the event his employment with the Company is terminated by the Company without cause, if he resigns for good reason, or if his employment is terminated in connection with a change of control, equal to six months of continued base salary and health benefits, and that portion of such year’s guaranteed bonus, pro-rated through the date of termination. PBS has guaranteed the payment to Dr. Wikler of an amount equal to three months of continued base salary and health benefits, plus that portion of such year’s guaranteed bonus, pro-rated through the date of termination, which may be owed by the Company to Dr. Wikler pursuant to this severance obligation. PBS’ guarantee terminates upon the Company’s initial public offering.

On January 19, 2007, the Company entered into an employment agreement with James Rock, pursuant to which Mr. Rock serves as the Company’s Director, New Product Development. The term of employment commenced on January 19, 2007, and is on an “at will” basis. Mr. Rock receives an annual base salary of $135,000, and is eligible to receive an annual discretionary bonus up to 15% of his base salary. In 2010, Mr. Rock received a bonus of $25,000. Pursuant to an addendum dated August 18, 2008 to the employment agreement, dated January 19, 2007, the Company has agreed to make certain severance payments to Mr. Rock in the event his employment with the Company is terminated by the Company without cause, as defined in the employment agreement, as addended, equal to up to three months of continued base salary and health benefits. PBS has guaranteed in full the payment of this severance obligation to Mr. Rock, until such time as the Company has raised $20,000,000 in aggregate gross proceeds through the issuance of equity or debt securities.

On May 17, 2007, the Company entered into an employment agreement with Mark Lotz, pursuant to which Mr. Lotz serves as the Company’s Vice President, Regulatory Affairs. The term of employment commenced on May 28, 2007, and is on an “at will” basis. Mr. Lotz receives an annual base salary of $220,000, and is eligible to receive an annual discretionary bonus up to 20% of his base salary. If Mr. Lotz’s employment is terminated by the Company other than as a result of Mr. Lotz’s death or disability and for reasons unrelated to cause, then the Company agreed to continue to pay Mr. Lotz his base salary and benefits for a period of four months following the termination of his employment and pay any expense reimbursements amounts owed Mr. Lotz through the termination of his employment. In addition, all options that have vested as of the date of Mr. Lotz’s termination will remain exercisable for a period of ninety days.

Note 6 — Stockholders’ Deficiency:

Common Stock:

During March and April 2007, the Company issued 4,479,729 shares of common stock to its founders for $4,480, or $.001 per share, of which the Company received $4,428 in 2007 and $52 in 2008.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Common stock options and warrants:

In 2007, the Company established a stock incentive plan (the “Plan”) under which incentive stock and/or options may be granted to officers, directors, consultants and key employees of the Company for the purchase of up to 20,000,000 shares of common stock. The options have a maximum term of ten years, vest over a period to be determined by the Company’s Board of Directors and have an exercise price at or above fair market value on the date of grant.

There were no options or warrants issued under the Plan for the period from October 5, 2006 to December 31, 2006 or in 2009.

During 2007, the Company granted 72,000 options under the Plan to an employee with an exercise price of $0.95 per share. The options granted during 2007 vest equally over a three-year period and have a ten year term. The Company recorded $14,539 and $14,539 of compensation expense during 2009 and 2008, respectively.

During 2008, the Company granted 44,000 options under the Plan to employees with an exercise price of $0.95 per share. The options granted during 2008 vests equally over a three-year period and have a ten year term. The Company recorded $6,729 of compensation expense during 2008. Such options subsequently were forfeited in 2008.

A summary of the Company’s stock options activity under the Plan and related information is as follows:

	2009		2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	72,000	$0.95	72,000	$0.95
Granted			44,000	$0.95
Forfeited			(44,000)	$0.95
Outstanding at end of year	72,000	$0.95	72,000	$0.95
Options exercisable at end of year	54,000	$0.95	24,000	$0.95
Weighted-average fair value of options granted during the year				$1.48

The weighted average remaining contractual life of stock options outstanding at December 31, 2009 is 7.75 years.

As of December 31, 2009, the total compensation expense related to non-vested options not yet recognized totaled $14,539. The weighted-average vesting period over which the total compensation expense related to non-vested options not yet recognized at December 31, 2009 was approximately 0.7 years.

On September 27, 2007, the Company granted 300,000 warrants outside of the Plan in connection with a consulting agreement with one-third of the options vesting immediately and the remainder vesting evenly from the issuance date through June 1, 2009. These warrants are fully vested and expire on September 27, 2012. Each warrant was issued with an exercise price of $0.95 and a five year term. Such warrants were valued using the Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 4.22%; expected volatility of 74.70%; expected term (contractual term) of five years; and expected dividend yield of 0%. During the years ended December 31, 2009 and 2008, the Company recorded $34,708 and $245,867, respectively, of consulting expense to research and development expenses, in connection with the above mentioned warrants.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Equity instruments summary:

The following table summarizes all equity instruments issued or granted by the Company from inception through December 31, 2009 and sets forth for each issuance/grant date, the number of options, warrants, or shares issued or granted, the exercise price, the estimated fair value of the common stock, and the intrinsic value, if any, per equity instrument:

Issuance/Grant Date	No. of Shares / Shares Underlying Options/ Shares Underlying Warrants	Sales Price / Exercise Price	Estimated Fair Value Per Share of Common Stock at Issuance/Grant Date(1)	Intrinsic Value at Issuance/Grant Date(2)
Common Stock
3/21/2007	4,475,729(3)	$0.001	$0.001	$—
4/16/2007	4,000(3)	0.001	0.001	—
Stock Options
9/27/2007	72,000	0.95	0.95	—
2/21/2008	44,000(4)	0.95	1.26	0.31
Warrants
9/27/2007	300,000	0.95	0.95	—
12/14/2007	434,000(5)	1.00(5)	1.26	N/A
1/15/2009	(6)	(6)	2.40	N/A
6/24/2009	(6)	(6)	2.92	N/A

(1)	All determinations of estimated fair value were made by the Company’s management at the date of each issuance or grant. Estimated fair value determinations were made using the “asset” or “cost-to-replace” approach and were calculated by dividing cumulative expenses incurred through the end of the fiscal quarter closest to the grant date by the number of shares outstanding on such date.

(2)	Intrinsic value reflects the amount by which the estimated fair value of the common stock (as of the issuance/grant date) exceeds the exercise price of the stock option or warrant. Items in this column marked “N/A” represent equity instruments for which the intrinsic value was not determinable as of the issuance/grant date because the exercise price of such instrument was not known at the issuance/grant date.

(3)	Represents “founder” shares of common stock issued for cash .

(4)	Consists of options granted to former employees in February 2008. These options were forfeited in accordance with their terms upon the termination of these employees during 2008.

(5)	See “Note 8 — Private Placements — Senior convertible notes” for a discussion of this warrant. Under the terms of th is warrant, because a Qualified Financing (as defined therein) did not take place by December 14, 2009, th is warrant became exercisable on such date into 434,000 shares of common stock at a per share exercise price of $1.00; however, due to the contingent exercisability of this warrant at the time it was issued, the number of shares issuable upon exercise and the exercise price of this warrant could not be determined as of the issuance date.

(6)	See “Note 3 — Related Party Transactions — Notes payable” for a discussion of these warrants . Due to the contingent exercisability of these warrants, the number shares issuable upon exercise, the exercise price per share and the intrinsic value, if any, of these warrants could not be determined as of the issuance date.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 7 — License Agreements:

In June 2007, the Company entered into an exclusive, multinational license agreement with Dong Wha for PB-101. Specifically, the Company in-licensed several quinolone compounds (including PB-101) for the treatment of various bacterial infections, and the corresponding United States and foreign patents and applications for all therapeutic uses. Under the terms of the license agreement, the Company is permitted to develop and commercialize PB-101 in all of the countries of the world other than Australia, New Zealand, India, Japan, Korea, China, Taiwan, Singapore, Indonesia, Thailand, Malaysia, Vietnam and Hong Kong. As consideration in part for the aforementioned rights to PB-101, the Company paid to Dong Wha an initial license fee of

$1,500,000 and was required to pay Dong Wha a subsequent license fee of $1,500,000 by March 2008. A total of $3,000,000 was recorded in research and development expense during 2007 in connection with this agreement. An amendment, executed in April 2008, extended the deadline for the payment of the subsequent license fee and increased the amount of the subsequent license fee by $250,000 from $1,500,000 to $1,750,000, and required the Company to make a milestone payment of $500,000 by September 12, 2008. A total of $750,000 in license fees and milestone payments was recorded and expensed to research and development expense during 2008 in connection with this agreement. The Company did not incur any license fee or milestone payments under this agreement during 2009. In addition, the Company is required to make substantial payments to Dong Wha upon the achievement of certain clinical, regulatory-based and net sales-based milestones, up to $53,000,000 in the aggregate. In the event that PB-101 is commercialized, the Company is obligated to pay to Dong Wha annual royalties equal to a percentage of net sales. In the event that the Company sublicenses PB-101 to a third party, the Company is obligated to pay to Dong Wha a portion of the royalties, sublicensing fees or other lump sum payments it receives from the sublicensee. In addition, pursuant to the license agreement, the Company is obligated to purchase 100% of its requirements for clinical supply of the licensed products and 75% of its requirements for commercial supply of the licensed products from Dong Wha, in each case at a cost not to exceed Dong Wha’s cost of goods sold, plus 25%. Pursuant to the terms of the license agreement, the Company was required to initiate a Phase 2 clinical trial for an oral formulation of PB-101 within nine months of execution of the license agreement. In accordance with the license agreement, the Company purchased certain “extension periods” from Dong Wha, which extended the deadline before which the Company needed to initiate the Phase 2 clinical trial, in return for certain cash payments. The Company has purchased extension periods for the extension of such deadline until March 2010. For the years ended December 31, 2009 and 2008, the Company paid $400,000 and $50,000, respectively, in extension payments under the terms of this agreement, which were expensed to research and development expense in those periods. We initiated a Phase 2 clinical trial in the United States for the CAP indication in March 2010. PBS has guaranteed the full and prompt payment to Dong Wha of all amounts due under the license agreement, until such time as the Company has net tangible assets of at least $10,000,000. The license agreement terminates on the expiration of the Company’s obligation to make payments to Dong Wha, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by the Company, in its sole discretion, upon 30 days’ prior written notice to Dong Wha. The license agreement may be terminated by Dong Wha upon or after the Company’s breach of any material provision of the agreement if the Company has not cured such breach within 90 days after receipt of express written notice thereof by Dong Wha. However, if any default is not capable of being cured within such 90 day period and the Company is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Dong Wha shall not have the right to terminate the license agreement. In addition Dong Wha may terminate the license agreement upon not less than 60 days’ prior written notice if the Company fails to meet a development milestone, subject to the Company’s right to extend such development milestone as set forth in the agreement.

In June 2007, the Company entered into an exclusive, worldwide license agreement with UCB Celltech (“UCB”) for a platform of aniline derivative compounds including PB-200a. Specifically, the Company in-licensed a series of compounds for the treatment of various fungal conditions, and the corresponding United States and foreign patents and applications for all therapeutic uses. As consideration in part for the aforementioned rights, the Company paid to UCB an initial license fee of $100,000, which was expensed to

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

research and development expense during 2007. In addition, the Company is required to make substantial payments to UCB upon the achievement of certain clinical and regulatory-based milestones, up to $12,000,000 in the aggregate. In the event that PB-200a or another covered compound is commercialized, the Company and its sublicensees are obligated to pay to UCB annual royalties equal to a percentage of net sales in the single-digit range. In June 2008 and each successive year, the Company paid to UCB an annual license maintenance fee of $100,000, which is creditable against royalties otherwise due to the licensor. During the years ended December 31, 2008 and 2007, the Company expensed $100,000 in license fees under the terms of this agreement. The license agreement terminates on the expiration of the Company’s obligation to pay royalties to UCB, unless earlier terminated in accordance with the terms of the license agreement. The license agreement may be terminated by the Company, in its sole discretion, upon 30 days’ prior written notice to UCB. The license agreement may be terminated by UCB immediately upon any material breach and/or any breach capable of remedy by the Company if the Company has not cured such remediable breach within 90 days after notice thereof by UCB requiring its remedy or any breach of any representation or warranty given by the Company to UCB.

In November 2009, the Company granted a non-exclusive worldwide sublicense to a third-party sublicensee and in return such sublicensee paid IASO an upfront sublicense fee of $480,000. In addition, the sublicensee paid the Company a milestone fee of $180,000 related to the initiation of a Phase II trial related to this product. The sublicensee is also required to make additional payments, up to $540,000 in the aggregate, to the Company upon the achievement of certain clinical and regulatory-based milestones. Under the terms of the original license agreement, $132,000 became due to UCB in connection with the sublicense agreement with the sublicensee. The Company has recorded deferred revenue for the cash received under the sublicense agreement in 2009 that is being recognized as revenue over the term of the sublicense agreement at approximately $38,000 per annum.

In July 2007, the Company entered into an exclusive sublicense agreement for North America and Europe with Santee Biosciences, Inc. (“Santee”) for use of PB-201, a formulation technology (“PB-201”), in the development of azole-based antifungal drug formulations and the corresponding United States and foreign patents and applications. Santee is a related party of the Company, in that significant stockholders of the Company, including Mr. Lobell, the Company’s sole director as of December 31, 2009, are also significant stockholders and/or directors of Santee. As consideration in part for the aforementioned rights, the Company paid to Santee an upfront license fee of $50,000. In addition, the Company is required to make substantial payments, up to an additional $10 million in total, to Santee upon the achievement of certain clinical and regulatory-based milestones. In the event that any drug the Company formulates using the PB-201 technology is commercialized, the Company and its sublicensees are obligated to pay to Santee annual royalties equal to a percentage of net sales in the single-digit range. In the event that the Company sublicenses PB-201 to a third party, the Company is obligated to pay Santee a portion of the royalties it receives from the sublicensee. The license agreement terminates on the date of expiration of the last to expire valid claim contained in the patent rights covering a licensed product in any country in North America and Europe, unless earlier terminated in accordance with the license agreement. The license agreement may be terminated by the Company, for any reason or no reason, by giving 30 days’ prior written notice to Santee. The license agreement will automatically terminate if the Company becomes insolvent. Santee has the right to terminate the license agreement (i) within 90 days after giving written notice of termination if the Company fails to make payment to Santee of royalties or other payments due in accordance with the terms of the agreement which are not the subject of a bona fide dispute between Santee and the Company unless the Company pays Santee, within the 90-day period, all such royalties and other payments due and payable and (ii) by giving 90 days’ prior written notice to the Company upon any material breach or default of the agreement by the Company, subject to the Company’s right to cure such breach or default during such 90-day period, unless the nature of the breach is such that additional time is reasonably needed to cure it, and the Company has commenced with good faith efforts to cure such breach, then Santee shall provide the Company with additional time to cure it.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 8 — Private Placements:

Senior convertible notes:

During 2007, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $4,340,000 (the “Notes”). The Notes were originally scheduled to mature on December 14, 2008, but the Company exercised its option to extend the maturity date to December 14, 2009, at an increased interest rate of 10%. The Company subsequently solicited the consent of the Noteholders to an additional extension of the maturity date of the Notes to September 30, 2010. After giving effect to such consent, the Notes, plus all accrued interest thereon, will automatically convert into the same securities issued in the Company’s next Qualified Financing (as defined below), at a conversion price equal to 70% of the lowest per unit price paid for such securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing. The Notes will also automatically convert into equity securities of the Company immediately prior to a sale or merger of the Company, as defined in the Notes. In the event that the Notes become due and payable (whether on the due date or earlier) prior to the consummation by the Company of a Qualified Financing, or a sale or merger of the Company which converts the Notes into equity securities of the Company, then in connection with the repayment of the Notes, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on the Notes, the Company will be obligated to pay to the Noteholders, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount plus all accrued and unpaid interest on the Notes. For purposes of the Notes, “Qualified Financing” means the sale of the Company’s equity securities in an equity financing or series of related equity financings in which the Company receives (minus the amount of aggregate gross cash proceeds to the Company from our arm’s length sale of equity or debt securities, or incurrence of new loans, after December 14, 2009) aggregate gross proceeds of at least $10,000,000 (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Notes).

In connection with the offering of the Notes, PCI and the Company entered into a placement agency agreement dated September 18, 2007, pursuant to which the Company paid PCI cash commissions of $198,800 (of which $38,500 was further allocated to third party agents) for their services. The Company also has agreed to pay to PCI a commission on sales by the Company of securities during the 18-month period subsequent to December 14, 2007 to the purchasers of the Notes who were introduced to the Company by PCI. The Company also granted PCI the right of first refusal to act as exclusive finder, placement agent or other similar agent in relation to any securities offerings on its behalf during the 18-month period following December 14, 2007. This agreement has since expired. PCI is a related party to the Company since it is an affiliate of a significant investor in the Company.

In addition, PCI received warrants (the “Placement Warrants”) to purchase, at an exercise price of 110% of the lowest price paid for securities in a Qualified Financing, a number of shares of the Company’s common stock equal to 10% of the principal amount of the Notes purchased, less any amount used to repay the related party notes, or amounts due to PBS or their affiliates or employees as finder’s fees, payments under the services agreement or other similar payments, divided by the lowest price paid for securities in a Qualified Financing prior to December 14, 2009. If the Qualified Financing did not occur on or before December 14, 2009, the Placement Warrants will be exercisable for a number of shares of the Company’s common stock equal to 10% of the principal amount of the Notes purchased, less any amount used to repay the related party notes, or amounts due to PBS or their affiliates or employees as finder’s fees, payments under the services agreement or other similar payments, divided by $1.00, at a per share exercise price of $1.00 and are exercisable for seven years. Since the Qualified Financing did not occur by such date, the Placement Warrants are now exercisable into 434,000 shares of the Company’s common stock, at a per share exercise price of $1.00. The Company estimated the value of the warrants using the Black-Scholes option pricing model at approximately $358,000 and recorded them as deferred financing costs, which were amortized to interest expense over the term of the Notes.

IASO PHARMA INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 9 — Subsequent Events:

In February and March 2010, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $4,343,000 (the “2010 Notes”). The 2010 Notes mature on February 9, 2012. Upon the closing of a Qualified IPO (as defined below), the 2010 Notes plus any accrued but unpaid interest thereon will convert automatically into shares of the Company’s common stock at 70% of the price at which shares of common stock are sold in the Qualified IPO (the “IPO Price”), upon the terms and conditions on which such securities are issued in the Qualified IPO. The Company valued the beneficial conversion feature of the 2010 Notes at $1,861,000, which will be recorded as interest expense only if a qualified IPO is completed. For purposes hereof, “Qualified IPO” means the consummation of an initial public offering by the Company of units consisting of shares of common stock and warrants to purchase common stock resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000. Each 2010 Noteholder also holds a warrant to purchase a number of shares of the Company’s common stock equal to 70% of the principal amount of the 2010 Notes purchased by it divided by the IPO Price at a per share exercise price equal to the exercise price of the warrants issued in the Qualified IPO, subject to adjustment. Each of these warrants will expire and no longer be exercisable on February 9, 2015. Notwithstanding the foregoing, if a Qualified IPO does not occur on or before February 9, 2012, then each warrant will be exercisable for that number of shares of the Company’s common stock equal to 70% of the principal amount of the 2010 Note purchased by the original holder divided by $1.00, at a per share exercise price of $1.00. In the event of a sale of the Company (whether my merger, consolidation, sale or transfer of the Company’s capital stock or assets or otherwise) prior to, but not in connection with, a Qualified IPO, each of these warrants will terminate 90 days following such sale and the warrants shall continue to be exercisable pursuant to its terms during such 90-day period.

Lindsay A. Rosenwald, M.D., a significant stockholder of the Company and a related party, purchased $500,000 in aggregate principal amount of 2010 Notes and related warrants in this offering. In addition, a 2010 Note and related warrant in the aggregate principal amount of $1,000,000 were issued to PBS for the cancellation of certain debt, discussed above. (See Note 3).

In connection with the offering of the 2010 Notes and related warrants, Maxim Group LLC (“Maxim”) and the Company entered into a placement agency agreement dated October 13, 2009, as amended on February 8, 2010, pursuant to which the Company paid Maxim cash commissions of $351,730 for its services.

The Company also granted Maxim the right of first negotiation to co-manage any public underwriting or private placement of debt or equity securities, subject to customary exclusions, of the Company or any subsidiary or successor of the Company, receiving the right to underwrite or place a minimum of 50% of the securities to be sold therein, until eighteen months after completion of the offering of the 2010 Notes and related warrants.

     Units

PROSPECTUS

Maxim Group LLC

                        , 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses (other than selling commissions and other fees to be paid to the underwriters) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee and the FINRA filing fee, all amounts shown are estimates.

SEC registration fee		$1,426
FINRA filing fee		2,500
NYSE Amex listing fee and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

The amended and restated certificate of incorporation of the Registrant to be effective upon the completion of the offering described in the prospectus filed herewith will provide that the Registrant will indemnify, to the extent permitted by the DGCL, any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. In addition, the Registrant’s amended and restated certificate of incorporation will eliminate, to the extent permitted by the DGCL, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty.

The Registrant’s authority to indemnify its directors and officers is governed by the provisions of Section 145 of the DGCL, as follows:

(a)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)    Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)    For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, the Registrant will agree to indemnify the Underwriters and the Underwriters will agree to indemnify the Registrant and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with the offering, including certain liabilities under the Securities Act.

The Registrant will enter into indemnification agreements with each of its directors after the completion of the offering, whereby it will agree to indemnify each director and officer from and against any and all judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director or executive officer of the Registrant.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, the following securities were sold by the Registrant without registration under the Securities Act of 1933, as amended (the “Securities Act”). All certificates representing the securities described herein and currently outstanding have been appropriately legended. The securities described below were deemed exempt from registration under the Securities Act in reliance upon Section 4(2), Regulation D or Regulation S of the Securities Act. There were no underwriters employed in connection with any of the transactions set forth in this Item 15. All of these securities, to the extent not included in this registration statement, are deemed restricted securities for purposes of the Securities Act. The terms of these securities are discussed in greater detail in the section of the prospectus entitled “Description of Capital Stock.”

1.	On December 1, 2006, we issued the PBS Note. Pursuant to the PBS Note, we borrowed an aggregate principal amount of $ 2,282,205 from December 1, 2006 through March 31, 2010.

2.	On December 1, 2006, we issued the Family Trusts Note. Pursuant to the Family Trusts Note, we borrowed an aggregate principal amount of $660,000 from December 1, 2006 through March 31, 2010.

3.	During March and April 2007, we issued 4,479,729 shares of common stock to our founders for $4,480, or $.001 per share, including 309,382 shares to Matthew A. Wikler, MD, our President and Chief Executive Officer, 41,251 shares to James Rock, our Director of New Product Development, 1,000,000 shares to Lindsay A. Rosenwald, MD, 1,000,000 shares to the Family Trusts, and 2,129,096 shares to certain employees and affiliates of Paramount BioSciences, LLC.

4.	In September 2007, we issued to Robert Feldman, a former employee of Paramount, as compensation for certain services provided in connection with the in-licensing of certain of our product candidates, the Feldman Consultant Warrant, which is currently exercisable for 300,000 shares of common stock at a per share exercise price of $0.95.

5.	In December 2007, we issued the 10% Notes, in the aggregate principal amount of $4,340,000, to 23 accredited investors.

6.	In December 2007, we issued to Paramount, in partial compensation for its services in connection with the offering of the 10% Notes, the Placement Agent Warrant, which is currently exercisable for 434,000 shares of common stock at a per share exercise price of $1.00.

7.	On December 18, 2008, we issued the Capretti Note. Pursuant to the Capretti Note, we borrowed an aggregate principal amount of $50,000 from December 18, 2008 through March 31, 2010.

8.	On each of January 15, 2009 and June 24, 2009, respectively, we issued the PCP Notes, in the aggregate principal amount of $2,875,000, and the PCP Warrants, to PCP.

9.	In February and March 2010, we issued the 8% Notes, in the aggregate principal amount of $ 3,343,000 , and the 8% Noteholder Warrants, to 45 accredited investors, including Lindsay A. Rosenwald, M.D., the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc., a FINRA-registered broker-dealer. In addition, pursuant to the terms of the PBS Note, $1,000,000 of the principal amount outstanding under the PBS Note converted into an 8% Note in February 2010 in connection with the 8% Notes financing and PBS received a corresponding 8% Noteholder Warrant.

10.	In May 2010, we granted Timothy Hofer, our Corporate Secretary, as compensation for his services under his consulting agreement, a ten-year warrant to purchase 100,000 shares of our common stock, subject to adjustment.

Item 16. Exhibits and Financial Statements.

(a)	Exhibits:

Number	Description of Exhibit
1.1	Form of Underwriting Agreement.*
3.1	Certificate of Incorporation. **
3.2	Certificate of Amendment of Certificate of Incorporation. **
3.3	By-laws. **
3.4	Form of Amended and Restated Certificate of Incorporation, to be effective upon the completion of the offering.*
3.5	Form of Amended and Restated By-laws, to be effective upon the completion of the offering.*
4.1	Specimen common stock certificate.*
4.2	Specimen Unit certificate.*
4.3	Specimen warrant certificate.*
4.4	Form of warrant agreement.*
4.5	Form of Unit purchase warrant.*
4.6	Form of Note Purchase Agreement for 10% Notes. **
4.7	Form of 10% Note. **
4.8	Note and Warrant Purchase Agreement, dated as of January 15, 2009, between the Registrant and Paramount Credit Partners, LLC. **

Number	Description of Exhibit
4.9	10% Senior Promissory Note, dated January 15, 2009, issued to Paramount Credit Partners, LLC. **
4.10	Common Stock Warrant, dated January 15, 2009, issued to Paramount Credit Partners, LLC. **
4.11	Note and Warrant Purchase Agreement, dated as of June 24, 2009, between the Registrant and Paramount Credit Partners, LLC. **
4.12	10% Senior Promissory Note, dated June 24, 2009, issued to Paramount Credit Partners, LLC. **
4.13	Common Stock Warrant, dated June 24, 2009, issued to Paramount Credit Partners, LLC. **
4.14	Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to Paramount Biosciences, LLC. **
4.15	Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000. **
4.16	Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to Capretti Grandi, LLC. **
4.17	Form of Note and Warrant Purchase Agreement for 8% Notes. **
4.18	Form of 8% Note. **
4.19	Form of 8% Warrant. **
4.20	Placement Agent Warrant. **
4.21	Feldman Consultant Warrant. **
4.22	Hofer Consultant Warrant.
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.*
10.1	License Agreement, dated as of June 12, 2007, between Dong Wha Pharm. Ind. Co. Ltd. and the Registrant. ‡
10.2	Amendment No. 1, effective as of April 22, 2008, to License Agreement, dated as of June 12, 2007, between Dong Wha Pharm. Ind. Co. Ltd. and the Registrant. ‡
10.3	License Agreement, dated as of June 12, 2007, between UCB Celltech and the Registrant. ‡
10.4	Non-Exclusive Patent License Agreement, effective as of November 4, 2009, by and between the Registrant and a Third-Party. ‡
10.5	Exclusive Sublicense Agreement, effective as of July 10, 2007, by and between Santee Biosciences, Inc. and the Registrant. ‡
10.6	2007 Stock Incentive Plan.*
10.7	Employment Agreement, effective as of February 28, 2010, by and between the Registrant and Matthew A. Wikler, M . D . **
10.8	Employment Agreement, dated as of January 19, 2007, by and between the Registrant and James Rock. **
10.9	Amendment, dated August 18, 2008, to Employment Agreement, dated as of January 19, 2007, by and between the Registrant and James Rock. **
10.10	Employment Agreement, dated May 17, 2007, by and between the Registrant and Mark Lotz. **
10.11	Form of Indemnification Agreement between the Company and each of its directors and executive officers.*
10.12
Loan Agreement, dated as of December 3, 2008, among Bank of America, N.A., the Registrant, Paramount Biosciences, LLC, Ventrus Biosciences, Inc., Balboa Biosciences, Inc., Asphelia Pharmaceuticals, Inc., Coronado Biosciences, Inc. and Mt. Cook Pharma, Inc. **

10.13
Amendment No. 1, dated as of November 10, 2009, between Bank of America, N.A., the Registrant, Paramount Biosciences, LLC, Ventrus Biosciences, Inc., Balboa Biosciences, Inc., Asphelia Pharmaceuticals, Inc., Coronado Biosciences, Inc. and Mt. Cook Pharma, Inc. **

23.1	Consent of J.H. Cohn LLP.
23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment.

**	Previously filed.

‡	Confidential treatment will be requested for portions of this document. The omitted portions of this document will be filed separately with the SEC.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 8th day of Ju ly , 2010.

IASO PHARMA INC.

By:	/s/ Matthew A. Wikler Name: Matthew A. Wikler Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew A. Wikler as his true and lawful attorney-in-fact, acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Matthew A. Wikler Matthew A. Wikler	President, Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	Ju ly 8 , 2010

/s/ J. Jay Lobell J. Jay Lobell	Director	Ju ly 8 , 2010

/s/ Jai Jun (Matthew) Choung Jai Jun (Matthew) Choung	Director	Ju ly 8, 2010

/s/ Michael L. Corrado Michael L. Corrado	Director	Ju ly 8, 2010

/s/ Gary G. Gemignani Gary G. Gemignani	Director	Ju ly 8, 2010

/s/ Michael Rice Michael Rice	Director	Ju ly 8, 2010

EXHIBIT INDEX

Number	Description of Exhibit
1.1	Form of Underwriting Agreement.*
3.1	Certificate of Incorporation. **
3.2	Certificate of Amendment of Certificate of Incorporation. **
3.3	By-laws. **
3.4	Form of Amended and Restated Certificate of Incorporation, to be effective upon the completion of the offering.*
3.5	Form of Amended and Restated By-laws, to be effective upon the completion of the offering.*
4.1	Specimen common stock certificate.*
4.2	Specimen Unit certificate.*
4.3	Specimen warrant certificate.*
4.4	Form of warrant agreement.*
4.5	Form of Unit purchase warrant.*
4.6	Form of Note Purchase Agreement for 10% Notes. **
4.7	Form of 10% Note. **
4.8	Note and Warrant Purchase Agreement, dated as of January 15, 2009, between the Registrant and Paramount Credit Partners, LLC. **
4.9	10% Senior Promissory Note, dated January 15, 2009, issued to Paramount Credit Partners, LLC. **
4.10	Common Stock Warrant, dated January 15, 2009, issued to Paramount Credit Partners, LLC. **
4.11	Note and Warrant Purchase Agreement, dated as of June 24, 2009, between the Registrant and Paramount Credit Partners, LLC. **
4.12	10% Senior Promissory Note, dated June 24, 2009, issued to Paramount Credit Partners, LLC. **
4.13	Common Stock Warrant, dated June 24, 2009, issued to Paramount Credit Partners, LLC. **
4.14	Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to Paramount Biosciences, LLC. **
4.15	Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000. **
4.16	Amended and Restated Future Advance Promissory Note, dated September 30, 2009, issued to Capretti Grandi, LLC. **
4.17	Form of Note and Warrant Purchase Agreement for 8% Notes. **
4.18	Form of 8% Note. **
4.19	Form of 8% Warrant. **
4.20	Placement Agent Warrant. **
4.21	Feldman Consultant Warrant. **
4.22	Hofer Consultant Warrant.
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.*
10.1	License Agreement, dated as of June 12, 2007, between Dong Wha Pharm. Ind. Co. Ltd. and the Registrant. ‡
10.2	Amendment No. 1, effective as of April 22, 2008, to License Agreement, dated as of June 12, 2007, between Dong Wha Pharm. Ind. Co. Ltd. and the Registrant. ‡
10.3	License Agreement, dated as of June 12, 2007, between UCB Celltech and the Registrant. ‡
10.4	Non-Exclusive Patent License Agreement, effective as of November 4, 2009, by and between the Registrant and a Third-Party.‡
10.5	Exclusive Sublicense Agreement, effective as of July 10, 2007, by and between Santee Biosciences, Inc. and the Registrant. ‡
10.6	2007 Stock Incentive Plan.*

Number	Description of Exhibit
10.7	Employment Agreement, effective as of February 28, 2010, by and between the Registrant and Matthew A. Wikler, M . D . **
10.8	Employment Agreement, dated as of January 19, 2007, by and between the Registrant and James Rock. **
10.9	Amendment, dated August 18, 2008, to Employment Agreement, dated as of January 19, 2007, by and between the Registrant and James Rock. **
10.10	Employment Agreement, dated May 17, 2007, by and between the Registrant and Mark Lotz. **
10.11	Form of Indemnification Agreement between the Company and each of its directors and executive officers.*
10.12
Loan Agreement, dated as of December 3, 2008, among Bank of America, N.A., the Registrant, Paramount Biosciences, LLC, Ventrus Biosciences, Inc., Balboa Biosciences, Inc., Asphelia Pharmaceuticals, Inc., Coronado Biosciences, Inc. and Mt. Cook Pharma, Inc. **

10.13
Amendment No. 1, dated as of November 10, 2009, between Bank of America, N.A., the Registrant, Paramount Biosciences, LLC, Ventrus Biosciences, Inc., Balboa Biosciences, Inc., Asphelia Pharmaceuticals, Inc., Coronado Biosciences, Inc. and Mt. Cook Pharma, Inc. **

23.1	Consent of J.H. Cohn LLP.
23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment.

**	Previously filed.

‡	Confidential treatment will be requested for portions of this document. The omitted portions of this document will be filed separately with the SEC.